    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 2001
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                               SYSCO CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                  5140                                 74-1648137
  (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
   incorporation or organization)           Classification Code Number)                 Identification No.)

                             ---------------------

                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                            MICHAEL C. NICHOLS, ESQ.
            VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

       THOMAS M. HAYTHE, ESQ.                B. JOSEPH ALLEY, JR., ESQ.                BRADLEY P. COST, ESQ.
GENERAL COUNSEL, GUEST SUPPLY, INC.          ARNALL GOLDEN GREGORY LLP                         TORYS
     90 PARK AVENUE, 15TH FLOOR               2800 ONE ATLANTIC CENTER                    237 PARK AVENUE
      NEW YORK, NEW YORK 10016               1201 WEST PEACHTREE STREET               NEW YORK, NEW YORK 10017
           (212) 210-9583                   ATLANTA, GEORGIA 30309-3450                    (212) 880-6000
                                                   (404) 873-8500

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the consummation of the transactions described in the enclosed prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF SECURITIES                   AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
              TO BE REGISTERED                   REGISTERED(1)          PER SHARE             PRICE(2)       REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share         9,390,813 Shares           N/A            $200,479,396.56         $50,119.85
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of SYSCO common stock estimated to be issuable upon the consummation of the exchange offer and subsequent merger of Sysco Food Services of New Jersey, Inc., a Delaware corporation and a wholly owned subsidiary of SYSCO, with and into Guest Supply, Inc., a New Jersey corporation, based on an exchange ratio of approximately 1.1818 shares of SYSCO common stock (the maximum exchange ratio pursuant to the Merger Agreement and Plan of Reorganization dated as of January 22, 2001 among SYSCO, Guest Supply and Sysco Food Services of New Jersey) to be exchanged for each share of Guest Supply common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, based on the product of (i) $25.23, the average of the high and low sales prices of Guest Supply common stock on January 29, 2001, as reported by The New York Stock Exchange, and (ii) 7,946,072, the number of shares of Guest Supply common stock outstanding at the close of business on January 30, 2001 including the number of shares of Guest Supply common stock subject to outstanding options and other convertible securities on such date.

(3) Computed in accordance with Rule 457(f) under the Securities Act to be $50,119.85, which is equal to .000250 multiplied by the proposed maximum aggregate offering price of $200,479,396.56.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                                        [SYSCO CORPORATION LOGO]
                 SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2001

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                               GUEST SUPPLY, INC.
                         FOR SHARES OF COMMON STOCK OF

                               SYSCO CORPORATION
               PURSUANT TO AN EXCHANGE RATIO, AS DESCRIBED BELOW.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
             NEW YORK CITY TIME, ON MARCH 5, 2001 UNLESS EXTENDED.

     On January 22, 2001, we entered into a merger agreement with Guest Supply. The board of directors of Guest Supply has approved the merger agreement and determined that the offer is fair to, and in the best interests of, Guest Supply stockholders. The Guest Supply board of directors unanimously recommends that Guest Supply stockholders accept the offer and tender their shares.

     Through Sysco Food Services of New Jersey, Inc., our wholly owned subsidiary, we are offering to exchange our common stock based on an exchange ratio, as described below, for each outstanding share of Guest Supply common stock that is validly tendered and not properly withdrawn. The exchange ratio will be determined based upon the average of the closing prices per share of our common stock on The New York Stock Exchange ("NYSE") for each of the 15 consecutive trading days ending on the trading day that is five trading days prior to the expiration date of the offer, as it may be extended from time to time, which we refer to as the SYSCO average trading price. If the SYSCO average trading price is:

     - at least $22.00 but less than or equal to $30.00, Guest Supply stockholders shall receive for each Guest Supply share a number of SYSCO shares equal to $26.00 divided by the SYSCO average trading price;

     - less than $22.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 1.1818 SYSCO shares; or

     - more than $30.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 0.8667 SYSCO shares.

     The SYSCO average trading price cannot be determined at this time.

     If completed, the offer will be followed by a merger in which our common stock will be issued at the same exchange ratio used in the offer. On February 1, 2001, the closing price for our shares was $27.30. If the SYSCO average trading price were equal to this closing price, a Guest Supply stockholder would receive approximately 0.9524 shares of our common stock for each share of Guest Supply common stock. We urge you to obtain a current quote for our shares. Our obligation to exchange our common stock is subject to the conditions listed under "The Offer -- Conditions of the Offer." Our common stock trades on the NYSE under the symbol "SYY." Guest Supply common stock trades on the NYSE under the symbol "GSY."

     SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF REQUIRED, ANY SOLICITATION OF PROXIES WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 5, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION........    1
WHERE YOU CAN FIND MORE INFORMATION.........................    5
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............    6
SUMMARY.....................................................    7
  The Proposed Combination..................................    7
  The Companies.............................................    7
  Reasons for the Proposed Combination......................    8
  Support of Guest Supply Board of Directors................    9
  Summary of The Offer......................................    9
  Interests of Guest Supply's Officers and Directors in the
     Merger.................................................   12
  Pro Forma Financial Information...........................   12
  Comparative Per Share Data................................   12
  Comparative Per Share Market Price Information............   14
  Historical Market Prices of SYSCO and Guest Supply........   15
  SYSCO Selected Consolidated Financial Information.........   16
  Guest Supply Selected Consolidated Financial
     Information............................................   17
RISK FACTORS................................................   18
RISKS RELATED TO THE PROPOSED OFFER AND MERGER..............   18
RISKS RELATED TO OUR BUSINESS...............................   19
BACKGROUND OF THE OFFER.....................................   22
THE OFFER...................................................   24
  Basic Terms...............................................   24
  Timing of the Offer.......................................   26
  Extension, Subsequent Offering Period, Termination and
     Amendment..............................................   26
  Exchange of Guest Supply Shares; Delivery of Our Common
     Stock..................................................   27
  Cash Instead of Fractional Shares of Our Common Stock.....   28
  Withdrawal Rights.........................................   28
  Procedure for Tendering...................................   29
  Guaranteed Delivery.......................................   30
  Purpose of the Offer; The Merger; No Appraisal Rights.....   31
  Conditions of the Offer...................................   31
  Regulatory Approvals......................................   32
  Effects of Offer..........................................   33
  Relationships With Guest Supply...........................   34
  Accounting Treatment......................................   34
  Fees and Expenses.........................................   34

                                                              PAGE
                                                              ----
THE MERGER AGREEMENT AND THE TENDER AGREEMENTS..............   36
  The Merger Agreement......................................   36
  The Offer.................................................   36
  The Merger................................................   36
  Board of Directors and Management Following the Merger....   37
  Exchange Agent; Procedures for Exchange of Certificates...   37
  Guest Supply Board of Directors...........................   37
  Guest Supply Stock Options................................   38
  Conduct of Business Pending the Merger....................   39
  Guest Supply Stockholders Meeting.........................   40
  Other Offers..............................................   40
  Directors and Officers Insurance and Indemnification......   42
  Conditions to the Completion of the Merger................   42
  Termination Events; Termination Fee; Expenses.............   42
  Other Provisions..........................................   44
  The Tender Agreements.....................................   44
  Parties...................................................   44
  Agreements to Tender......................................   44
  Proxy.....................................................   45
INTERESTS OF CERTAIN PERSONS................................   45
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................   47
COMPARISON OF RIGHTS OF HOLDERS OF SYSCO SHARES AND GUEST
  SUPPLY SHARES.............................................   49
LEGAL MATTERS...............................................   56
EXPERTS.....................................................   57
LIST OF ANNEXES
  Annex A -- Merger Agreement and Plan of Reorganization....  A-1
  Annex B -- Form of Tender Agreement.......................  B-1

     This prospectus incorporates important business and financial information about SYSCO and Guest Supply that is not included in or delivered with this document. This information is available at the Internet Web site that the SEC maintains at http://www.sec.gov, as well as from other sources. See "Where You Can Find More Information" on page 5.

     You may also request copies of these documents from us, without charge, upon written or oral request to the information agent for the offer.

     The information agent for the offer is:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                               New York, NY 10010
                                 (212) 929-5500
                               or call toll free
                                 (800) 322-2885

  YOU MUST MAKE YOUR REQUEST FOR INFORMATION NO LATER THAN FEBRUARY 26, 2001.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q:    WHAT ARE SYSCO AND GUEST SUPPLY PROPOSING?

A: SYSCO proposes to acquire all the outstanding shares of Guest Supply common stock including the associated preferred stock purchase rights. We have entered into a merger agreement with Guest Supply pursuant to which we are offering, through Sysco Food Services of New Jersey, to exchange shares of our common stock for the outstanding shares of Guest Supply common stock. After the offer is completed, subject to approval by the stockholders of Guest Supply, if necessary, Sysco Food Services of New Jersey will merge with and into Guest Supply. As a result of the offer and the merger, Guest Supply will become a wholly owned subsidiary of SYSCO.

Q:    WHAT WILL I RECEIVE IN EXCHANGE FOR MY GUEST SUPPLY SHARES?

A:    If the SYSCO average trading price is:

      - at least $22.00 but less than or equal to $30.00, Guest Supply stockholders shall receive for each Guest Supply share a number of SYSCO shares equal to $26.00 divided by the SYSCO average trading price;

      - less than $22.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 1.1818 SYSCO shares; or

      - more than $30.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 0.8667 SYSCO shares.

      The offer will be followed by a merger in which our stock will be issued at the same exchange ratio used in the exchange offer.

      The SYSCO average trading prices used to calculate the exchange ratio will be the average of the closing prices per share of our common stock on the NYSE for each of the 15 consecutive trading days ending five trading days prior to the expiration date of the offer, as it may be extended from time to time, which we refer to as the expiration date of the offer.

Q:    HOW CAN I FIND OUT THE FINAL EXCHANGE RATIO?

A: We will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the SEC. Guest Supply stockholders can call our information agent, MacKenzie Partners, at any time collect at (212) 929-5500 or toll free at (800) 322-2885 for the SYSCO average trading price and the exchange ratio that would be in effect based on that price. For a table illustrating examples of SYSCO average trading prices, the resulting exchange ratios and illustrations of the approximate value you will receive for your Guest Supply shares, please see "The Offer -- Basic Terms -- Illustrative Table of Exchange Ratios and Value of Offer/Merger Consideration" beginning on page 25.

Q:    HOW LONG WILL IT TAKE TO COMPLETE THE OFFER AND THE MERGER?

A: The initial offering period expires at 11:59 p.m., New York City time on March 5, 2001, subject to extension. We hope to complete the offer in March 2001. We expect to complete the merger without a stockholder vote shortly after we complete the offer if we acquire 90% of the Guest Supply shares in the offer. If less than 90% of the shares are tendered in the offer, then the merger will require Guest Supply stockholder approval at a special meeting. If a special meeting is required, we do not expect the merger to close until April 2001. We must also obtain regulatory clearances prior to completion of the offer and the merger.

Q:    WILL I HAVE TO PAY ANY FEES OR EXPENSES IF I TENDER MY GUEST SUPPLY
      SHARES?

A: If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any fees will apply.

Q:    DOES GUEST SUPPLY SUPPORT THE OFFER AND THE MERGER?

A: Yes. The Guest Supply board of directors has determined that the offer is fair to, and in the best interests of, Guest Supply stockholders and unanimously recommends that Guest Supply stockholders accept the offer and tender their shares in the offer. The Guest Supply board of directors has also approved and declared advisable the merger agreement and the merger. Information about the recommendation of the Guest Supply board of directors is more fully set forth in Guest Supply's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Guest Supply stockholders together with this prospectus.

Q: HAS GUEST SUPPLY RECEIVED A FAIRNESS OPINION IN CONNECTION WITH THE OFFER AND THE MERGER?

A: Yes. Guest Supply has received an opinion from U.S. Bancorp Piper Jaffray, dated January 22, 2001, to the effect that, as of that date, and subject to the assumptions, factors and limitations set forth in their opinion, the exchange ratio to be established pursuant to the merger agreement is fair to the Guest Supply stockholders from a financial point of view. This opinion is included as an exhibit to Guest Supply's Schedule 14D-9 dated February 5, 2001, which is being mailed to Guest Supply stockholders together with this prospectus, and Guest Supply stockholders are urged to read such opinion in its entirety, including the assumptions, factors and limitations contained therein.

Q:    HAVE ANY GUEST SUPPLY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

A: Yes. Directors and executive officers, who collectively hold approximately 8.35% of the outstanding common stock of Guest Supply as of January 31, 2001 have agreed to tender shares owned by them at January 22, 2001, as well as all additional shares acquired by them, including those acquired upon exercise of options and warrants. They have reserved the right to sell into the public market up to 15% of the total number of (i) shares held of record, and (ii) shares deemed beneficially owned by such stockholders pursuant to Rule 13d-3 under the Securities Exchange Act of 1934. Shares deemed beneficially owned include those subject to options and warrants exercisable at January 22, 2001, and those exercisable within 60 days thereafter. In addition, they have agreed to tender all shares not sold into the public market.

Q: WHAT PERCENTAGE OF OUR COMMON STOCK WILL GUEST SUPPLY STOCKHOLDERS OWN AFTER THE OFFER AND THE MERGER?

A: Because we do not know the final exchange ratio at this time, we cannot determine the exact percentage of our common stock that former stockholders of Guest Supply will own after the offer and the merger. Nonetheless, upon completion of the offer and merger, we believe that former stockholders of Guest Supply will own less than 1.5% of the outstanding shares of our common stock, based upon the number of shares of our common stock and Guest Supply common stock outstanding on January 29, 2001.

Q:    WHAT ARE THE CONDITIONS TO THE OFFER?

A:    Completion of the offer is subject to the following conditions:

      - a majority of the outstanding Guest Supply shares, on a fully-diluted basis, shall have been tendered and not withdrawn, which we refer to as the minimum tender condition;

      - waiting periods under applicable antitrust laws shall have expired or been terminated;

      - Guest Supply shall have obtained required approvals under the New Jersey Industrial Site Recovery Act;

      - the registration statement of which this prospectus is a part must have been declared effective by the SEC and not be subject to any stop order or proceedings seeking a stop order;

      - no federal or state statute, rule, regulation, injunction, order or decree shall have been enacted, entered, promulgated or enforced by any governmental authority making illegal or otherwise prohibiting the completion of the offer or the merger in the United States, Canada or England and no action or proceeding before any governmental authority in the United States by any governmental authority in the United States that seeks to restrain or prohibit the offer or the merger shall have been instituted;

      - the fairness opinion of U.S. Bancorp Piper Jaffray shall not have been modified or withdrawn;

      - Guest Supply shall not have breached any covenant, representation or warranty of the merger agreement resulting in a material adverse change in the Guest Supply business; and

      - no material adverse change in the Guest Supply business shall exist.

      These and other conditions to the offer are discussed in this prospectus under "The Offer -- Conditions of the Offer" beginning on page 31.

Q:    HOW DO I PARTICIPATE IN THE OFFER?

A:    To tender your shares, you should do the following:

      - If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to EquiServe Trust Company, N.A., the exchange agent for the offer, at:

                             EquiServe Trust Company, N.A.
                                   150 Royall Street
                              Canton, Massachusetts 02021
                                     (781) 575-3170
                                   or call toll free
                                     (800) 730-4001

      - If you hold your shares in "street name" through a broker, ask your broker to tender your shares.

      For more information on the procedures for tendering your shares, please refer to "The Offer -- Procedure for Tendering" beginning on page 29.

Q:    WILL I BE TAXED ON SYSCO SHARES I RECEIVE?

A: We and Guest Supply have been advised by our respective counsel that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger should qualify as a reorganization if:

      - the merger is completed promptly after the offer; and

      - the offer and the merger are completed under the current terms of the merger agreement.

      If the offer and the merger qualify as a reorganization, no gain or loss will be recognized for U.S. federal income tax purposes, and no U.S. federal income tax will be payable, by a Guest Supply stockholder upon receipt of our stock in the offer or the merger, except for cash received in lieu of any fraction of a SYSCO share. You are urged to carefully read the section under "Material Federal Income Tax Consequences" beginning on page 46 for a more detailed discussion of the anticipated U.S. federal income tax consequences and to consult your tax advisor regarding the tax consequences to you of your participation in the offer and the merger.

Q: HAS THE OFFER COMMENCED EVEN THOUGH THIS PROSPECTUS IS SUBJECT TO CHANGE AND THE RELATED REGISTRATION STATEMENT HAS NOT YET BEEN DECLARED EFFECTIVE BY THE SEC?

A: Yes. The offer has commenced. The effectiveness of the registration statement is not necessary for you to tender your Guest Supply shares. The SEC recently changed its rules to permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of this with the goal of combining SYSCO and Guest Supply faster than similar combinations could previously be accomplished. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC.

Q: IS SYSCO'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

A: Yes. Shares of Guest Supply accepted in the offer will be exchanged for shares of our common stock, so you should consider our financial condition before you decide to become one of our stockholders through the offer. In considering our financial condition, you should review this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q:    WHERE CAN I FIND MORE INFORMATION ABOUT SYSCO AND GUEST SUPPLY?

A: You can find more information about SYSCO and Guest Supply as described under "Where You Can Find More Information" on page 5.

Q:    WHAT SHOULD I DO IF I HAVE QUESTIONS?

A: If you have any questions about the offer and the merger, please contact our information agent, MacKenzie Partners at (212) 929-5500 or call them toll free at (800)322-2885.

                      WHERE YOU CAN FIND MORE INFORMATION

     SYSCO and Guest Supply file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, the SEC also maintains an Internet Worldwide Web site that contains reports, proxy statements and other information about issuers like SYSCO and Guest Supply who file electronically with the SEC. The address of that site is http://www.sec.gov.

     We filed a registration statement on Form S-4 to register with the SEC the offer and exchange of the shares of our common stock to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934 that furnishes information about the offer. You may read and copy the Form S-4, the Schedule TO and any amendments to them at the SEC's public reference room or website referred to above.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we or Guest Supply have previously filed with the SEC. These documents contain important information about SYSCO, Guest Supply and their respective financial condition.

     The following documents that we previously filed with the SEC are incorporated by reference:

     - SYSCO's Annual Report on Form 10-K for the fiscal year ended July 1,
       2000;

     - SYSCO's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

     - SYSCO's Current Report on Form 8-K filed on August 3, 2000;

     - SYSCO's Current Report on Form 8-K filed on October 20, 2000;

     - SYSCO's Current Report on Form 8-K filed on October 26, 2000;

     - SYSCO's Current Report on Form 8-K filed on November 6, 2000;

     - SYSCO's Current Report on Form 8-K filed on January 16, 2001;

     - SYSCO's Current Reports on Form 8-K filed on January 22, 2001;

     - SYSCO's Current Report on Form 8-K filed on January 23, 2001; and

     - The description of SYSCO's common stock contained in SYSCO's registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description, as updated by the description of capital stock contained in SYSCO's Current Report on Form 8-K filed on October 26, 2000.

     The following documents that Guest Supply previously filed with the SEC are incorporated by reference:

     - Guest Supply's Annual Report on Form 10-K for the fiscal year ended September 29, 2000;

     - Guest Supply's Amended Annual Report on Form 10-K/A for the fiscal year ended September 29, 2000;

     - Guest Supply's Current Report on Form 8-K filed on December 19, 2000;

     - Guest Supply's Current Report on Form 8-K filed on January 24, 2001;

     - Guest Supply's Current Report on Form 8-K filed on January 31, 2001; and

     - The description of Guest Supply common stock contained in the registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description, as updated by the description of capital stock contained in Guest Supply's Current Report on Form 8-K filed on January 31, 2001.

     All documents that we or Guest Supply file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that the offer is terminated, and, if later, until the earlier of the date on which a meeting of Guest Supply stockholders to approve the merger is held or the date on which the merger is completed, shall also be deemed to be incorporated in this prospectus by reference.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE, WITHOUT EXHIBITS, WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, MACKENZIE PARTNERS, (212) 929-5500 OR CALL TOLL FREE AT (800) 322-2885. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN FEBRUARY 26, 2001. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction in which offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     We have made forward-looking statements in this prospectus about SYSCO, Guest Supply and the combined company that are subject to risks and uncertainties. Any statements contained in this prospectus that are not statements of historical or current fact may be deemed forward-looking statements. Forward-looking statements may be identified by such words as "could," "may," "might," "will," "would," "shall," "should," "pro forma," "potential," "pending," "plans," "anticipates," "believes," "estimates," "expects," "intends" or similar expressions, including the negative of any of the foregoing. For those statements, we claim the protection of the safe harbor for forward-looking statements to the extent permitted by the Private Securities Litigation Reform Act of 1995.

     In making these forward-looking statements, we believe that our expectations are based on reasonable assumptions. These statements are not meant to predict future events or circumstances and might not be realized if actual results and events differ materially from our expectations. Several factors, some of which are beyond SYSCO's and Guest Supply's control, which are discussed elsewhere in this prospectus and in the documents that we have incorporated by reference, could affect the future results of SYSCO and Guest Supply and of the combined company after completion of the offer and the merger. These factors could also cause the results or other outcomes to differ materially from those expressed in our forward-looking statements.

     Given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. We disclaim any obligation to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To better understand the offer and the merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page 5.

THE PROPOSED COMBINATION

     We are proposing a business combination of SYSCO and Guest Supply under which SYSCO will acquire all the outstanding shares of Guest Supply common stock, including the associated preferred stock purchase rights. We are offering to exchange shares of SYSCO common stock for shares of Guest Supply common stock validly tendered and not properly withdrawn on or prior to the expiration date of the offer. The expiration date of the offer is currently March 5, 2001. We may extend or may be obligated to extend the expiration date of the offer under the circumstances as described in "The Offer -- Extension, Subsequent Offering Period, Termination and Amendment" on page 26. We intend, promptly after completion of the offer, to merge Sysco Food Services of New Jersey, our wholly owned subsidiary, with and into Guest Supply. Each share of Guest Supply common stock which has not been exchanged or accepted for exchange in the offer will be converted in the merger into SYSCO shares at the same exchange ratio used in the offer.

THE COMPANIES

                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390

     Sysco Corporation, together with its subsidiaries and divisions, is the largest North American distributor of food and related products to the foodservice or "food-prepared-away-from-home" industry. SYSCO provides its products and services to approximately 356,000 customers, including:

     - restaurants;

     - healthcare and educational facilities;

     - lodging establishments; and

     - other foodservice customers.

     Since SYSCO's formation in 1969, annual sales have grown from approximately $115 million to over $19 billion in fiscal 2000. SYSCO's innovations in food technology, packaging and transportation provide customers with quality products delivered on time, in excellent condition and at reasonable prices.

     Products distributed by SYSCO include:

     - a full line of frozen foods, such as meats, fully prepared entrees, fruits, vegetables and desserts;

     - a full line of canned and dry goods;

     - fresh meats;

     - imported specialties; and

     - fresh produce.

     SYSCO also supplies a wide variety of nonfood items, including:

     - paper products, such as disposable napkins, plates and cups;

     - tableware, such as china and silverware;

     - restaurant and kitchen equipment and supplies;

     - medical and surgical supplies; and

     - cleaning supplies.

     SYSCO distributes both nationally-branded merchandise and products packaged under its own proprietary brands.

     On December 7, 2000, SYSCO completed the acquisition of North Douglas Distributors, Ltd., the largest independently owned broadline foodservice distributor operating on Vancouver Island, British Columbia.

     On December 13, 2000, SYSCO completed the acquisition of Albert M. Briggs Company, a specialty meat supplier based in Washington, D.C.

     On January 16, 2001, SYSCO completed the acquisition of certain operations of The Freedman Companies, a specialty meat supplier based in Houston, Texas.

                               GUEST SUPPLY, INC.
                             4301 U.S. HIGHWAY ONE
                    MONMOUTH JUNCTION, NEW JERSEY 08852-0902
                                 (609) 514-9696

     Guest Supply operates principally as a distributor, packager and manufacturer of personal care guest amenities, housekeeping supplies, room accessories and textiles to the lodging industry. Guest Supply also manufactures and packages personal care products for major consumer products and retail companies. Personal care guest amenity items include shampoo, hair conditioner, soap, bath gel, hand and body lotion, mouthwash, shoe care and sewing kits, shower caps, soap dishes and decorative containers and trays. Guest Supply has available more than 20 amenity items in a variety of brands in Guest Supply-designed packaging options. Housekeeping supplies for the lodging industry consist primarily of paper products, cleaning chemicals and cleaning implements. Room accessories include such items as wastebaskets, glassware, stationery, laundry bags, pens, shower curtains and signs. Textiles include sheets, towels and bedding. In total, Guest Supply distributes more than 100 different product categories.

     Guest Supply's lodging industry customers consist of hotel chains, including supply divisions, individual members or franchisees of hotel chains, independent hotel properties, management companies and cruise ship lines. Guest Supply distributes its products to approximately 20,000 customers worldwide. Guest Supply sells to each of the 10 largest lodging chains in the United States.

REASONS FOR THE PROPOSED COMBINATION

     We believe that the proposed combination of SYSCO and Guest Supply could achieve the following benefits:

     - Increased Sales to Existing Customers. The complementary nature of SYSCO's and Guest Supply's products and sales forces will benefit customers of both companies by providing them a broader choice of products for use in both the foodservice and housekeeping functions.

     - Access to New Product Areas and Diversification Into New Markets. The combination of SYSCO and Guest Supply provides the combined entity with the opportunity for diversification into new markets and access to new products and customers.

     - Increased Market Presence and Opportunities. The combination of SYSCO and Guest Supply provides the combined entity with increased market presence and opportunities for growth that will allow it to be better able to respond to the needs of customers, the increased competitiveness of the marketplace and opportunities that changes in the market might bring.

     - Operating Efficiencies. The combination of SYSCO and Guest Supply provides the opportunity for potential economies of scale and cost savings.

     This is not a complete list of all of the factors that our board considered. Each member of our board may have considered different factors and our board did not quantify or assign relative weights to the factors it considered. The reasons for the recommendation by the Guest Supply board of directors are set forth in Guest Supply's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Guest Supply stockholders together with this prospectus.

SUPPORT OF GUEST SUPPLY BOARD OF DIRECTORS

     The Guest Supply board of directors has determined that the offer is fair to, and in the best interests of, Guest Supply stockholders and unanimously recommends that Guest Supply stockholders accept the offer and tender their shares pursuant to the offer. Information about the recommendation of the Guest Supply board of directors is more fully set forth in Guest Supply's Solicitation/Recommendation Statement on Schedule 14D-9.

SUMMARY OF THE OFFER

     We have attached the merger agreement governing the offer and the merger as Annex A to this prospectus. We encourage you to read this agreement because it is the legal document that governs the offer and the merger.

     What Guest Supply Stockholders Will Receive. We are offering, upon the terms and conditions set forth in this prospectus and the related letter of transmittal, SYSCO common shares for Guest Supply common shares that are validly tendered on or prior to the expiration date of the offer and not properly withdrawn. The number of shares will be based on the exchange ratio described on the cover page of this prospectus.

     Each share of Guest Supply common stock which has not been exchanged or accepted for exchange in the offer will be converted in the merger into SYSCO common shares at the same exchange ratio used in the offer, if completed. SYSCO will not issue any fractional common shares in connection with the offer and the merger. Guest Supply stockholders will instead receive cash for any SYSCO fractional common shares otherwise issuable to them.

     The SYSCO common shares to be issued to Guest Supply stockholders in the merger will be listed on the NYSE.

     Timing Of The Offer. Our offer is currently scheduled to expire on March 5, 2001, but may, in some cases, be extended as described below. See "The Offer -- Extension, Subsequent Offering Period, Termination and Amendment" on page 26.

     Extension, Subsequent Offering Period, Termination And Amendment. The offer is scheduled to expire on March 5, 2001. We are required to complete the offer at the end of the then current offer period without further extension when the minimum tender condition and all other conditions have been satisfied or, if allowed, waived by us. We are also required to extend the expiration date of the offer in increments of up to 10 business days until the earlier of April 30, 2001 or such time as all conditions, including the minimum tender condition, have been satisfied or waived. Finally, we may extend the offer as required to comply with SEC rules and regulations.

     In addition, we may also elect to provide a subsequent offering period as described below.

     During any extension of the initial offering period (but excluding the subsequent offering period, if any), all Guest Supply shares previously tendered and not properly withdrawn will remain tendered, subject to the right to withdraw them. We will accept and pay for all shares tendered and not withdrawn as soon as practicable following the expiration date of the offer, if the minimum tender condition and all other conditions have been satisfied or waived.

     Without the prior written consent of Guest Supply, we may not:

     - amend or waive the minimum tender condition;

     - decrease or change the form of consideration to be paid;

     - decrease the number of shares sought in the offer;

     - waive the condition that the fairness opinion given by U.S. Bancorp Piper Jaffray shall not have been modified or withdrawn;

     - impose conditions in addition to those set forth in the merger agreement or that would in any other way adversely affect the Guest Supply stockholders; or

     - extend the expiration date of the offer except as discussed above.

     Subject to the SEC's rules and regulations and the terms of the merger agreement, we also reserve the right:

     - to delay acceptance or exchange, prior to payment, of any Guest Supply shares pursuant to the offer upon the failure of any of the conditions of the offer to be satisfied; and

     - to terminate the offer and not accept or exchange any Guest Supply shares not previously accepted or exchanged upon the failure of any of the conditions of the offer to be satisfied.

     If, on April 30, 2001, SYSCO has not completed the offer in accordance with the terms of the merger agreement, SYSCO will terminate the offer without accepting any shares previously tendered, and if less than 35% of the outstanding shares of Guest Supply on a fully diluted basis have been tendered, the merger agreement will automatically terminate. However, if at least 35% but less than a majority of the outstanding shares on a fully diluted basis have been validly tendered by April 30, 2001, we will terminate the offer and will seek to complete the merger. Immediately following any extension, delay, termination or amendment, we will make a public announcement of the same.

     Subsequent Offering Period. We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of and payment for Guest Supply shares in the initial offering period if the requirements under Exchange Act Rule 14d-11 have been met. The exchange ratio will be the same as in the initial offering period. You will not have the right to withdraw Guest Supply shares that you tender in the subsequent offering period, if any.

     Exchange of Shares. You will receive our common stock for each share of Guest Supply common stock you tender in the offer as described on the cover page of this prospectus. Because the SYSCO average trading price is not yet known, we do not know at this time the number of shares of our common stock you will receive for each share of Guest Supply common stock you tender. We will determine the SYSCO average trading price prior to the expiration date of the offer. We will not deliver shares of our common stock to Guest Supply stockholders who tender their shares in the offer until after the expiration date of the offer. Once the SYSCO average trading price is set, the value of our common stock that you receive will fluctuate with our market price. Therefore, the market value of our common stock that you receive could go up or down between the date the number of shares of our common stock you are to receive is determined and the date your shares are actually delivered to you.

     Conditions of the Offer. Our obligation to complete the offer is subject to various conditions described below under "The Offer -- Conditions of the Offer."

     Withdrawal Rights. Guest Supply shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer. If we elect to provide a subsequent offering period, you will not have the right to withdraw Guest Supply shares that you tender in the subsequent offering period.

     For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s), the number of Guest Supply shares to be withdrawn and the name of the registered holder, if different from you.

     No Appraisal Rights. Under New Jersey law, neither the offer nor the merger entitles you to appraisal rights with respect to your Guest Supply shares.

     Procedure for Tendering Shares. For you to validly tender Guest Supply shares pursuant to our offer, either:

     - a properly completed and duly executed letter of transmittal, or manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus. In addition, certificates for tendered Guest Supply shares must be received by the exchange agent at that address, or those Guest Supply shares must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the offer; or

     - you must comply with the guaranteed delivery procedures set forth in "The Offer -- Guaranteed Delivery."

     See the procedures for tendering shares under "The Offer -- Procedure for Tendering" for more details.

     Merger. We are making the offer to acquire the entire common equity interest in Guest Supply. As soon as possible after completion of the offer, we will cause Guest Supply and Sysco Food Services of New Jersey to complete the merger. The merger requires the affirmative vote of at least a majority of the shares present and entitled to vote at a duly called meeting to approve the merger, unless we have acquired 90% or more of the outstanding shares in the offer, in which case the merger can be accomplished without a meeting. If a majority but less than 90% of the shares of Guest Supply common stock is tendered to and purchased by us, approval of the merger by Guest Supply stockholders will be assured, subject to the other conditions to the merger. At the effective time of the merger, each share of Guest Supply common stock, except for shares held by Guest Supply, us, or Sysco Food Services of New Jersey, will be converted into the right to receive the number of shares of our common stock for each share of Guest Supply common stock at the same exchange ratio as in the offer.

     Regulatory Approvals. We and Guest Supply have agreed pursuant to the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger that are described below under "The Offer -- Conditions of the Offer -- Antitrust Condition," the SEC declaring the effectiveness of the registration statement of which this prospectus is a part, the filing of certificates of merger under New Jersey and Delaware law with respect to the merger, and obtaining required approvals from the New Jersey Department of Environmental Protection, we do not believe that any additional material governmental filings or approvals are required with respect to the offer and the merger.

     Material Federal Income Tax Consequences. We and Guest Supply have been advised by our respective counsel that it is their opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger should qualify as a reorganization if:

     - the merger is completed promptly after the offer; and

     - the offer and the merger are completed under the current terms of the merger agreement.

     If the offer and the merger qualify as a reorganization, no gain or loss will be recognized for U.S. federal income tax purposes, and no U.S. federal income tax will be payable, by a Guest Supply stockholder upon receipt of our stock in the offer or the merger, except for cash received in lieu of any fraction of a SYSCO share.

     The above-described tax treatment of the offer and the merger to Guest Supply stockholders depends on some facts that will not be known before the completion of the merger. Guest Supply stockholders are urged to carefully read the discussion under "Material Federal Income Tax Consequences" beginning on page 46, and to consult their tax advisors on the consequences to them of their participation in the offer or the merger.

     Accounting Treatment. We will account for the merger using the purchase method of accounting.

     Termination of Merger Agreement. We and Guest Supply each have the right to terminate the merger agreement by mutual agreement if the agreement is not timely completed without fault of the terminating party or under the other conditions described in more detail in "The Merger Agreement and the Tender Agreements -- Termination Events; Termination Fee; Expenses," which begins on page 42.

     Termination Fee. If the merger agreement is terminated because Guest Supply has entered into an alternative transaction or has received an alternative offer within four months of January 22, 2001 and enters into an alternative transaction with respect thereto within 12 months after January 22, 2001, or otherwise as set forth in the merger agreement, Guest Supply is obligated to pay us a fee in the amount of $5.5 million, plus our reasonable out-of-pocket fees and expenses.

     Opinion of Guest Supply Financial Advisor. In deciding to approve the merger, Guest Supply's board of directors considered the opinion of its financial advisor, U.S. Bancorp Piper Jaffray, to the effect that, as of January 22, 2001, the date of the opinion, and subject to the assumptions, factors and limitations set forth in their opinion, the exchange ratio to be established pursuant to the merger agreement is fair to the Guest Supply stockholders, from a financial point of view. A copy of the U.S. Bancorp Piper Jaffray fairness opinion is attached as an exhibit to Guest Supply's Schedule 14D-9, which is being mailed to Guest Supply stockholders together with this prospectus, and Guest Supply stockholders are urged to read such opinion in its entirety, including the assumptions, factors and limitations contained therein.

INTERESTS OF GUEST SUPPLY'S OFFICERS AND DIRECTORS IN THE MERGER

     When you consider the Guest Supply board's recommendation that Guest Supply stockholders tender their shares in the offer, you should be aware that some Guest Supply directors and executive officers may have interests in the offer and the merger that may be different from, or in addition to, yours. See "Interests of Certain Persons" which begins on page 45.

PRO FORMA FINANCIAL INFORMATION

     The purpose of pro forma financial information in a merger context is to determine any effect the merger will have on our net income and earnings per share. The differences between SYSCO's unaudited pro forma combined basic and diluted earnings per share for the fiscal year ended July 1, 2000 and the thirteen weeks ended September 30, 2000 after giving effect to the merger were de minimis as compared to SYSCO's reported earnings per share for those periods. The unaudited pro forma effect of the merger on SYSCO's net earnings for those periods and on total assets as of September 30, 2000 was de minimis. The unaudited pro forma combined financial information includes the estimated allocation of the purchase price to the assets acquired and liabilities assumed based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of the assets and liabilities becomes available.

COMPARATIVE PER SHARE DATA

     The comparative per share data shows how each share of Guest Supply common stock that you hold would have participated in the income from continuing operations, cash dividends and book value of

SYSCO if the merger had been effective as of the dates below, and should be taken into account in valuing the SYSCO stock to be received in the offer and the merger. However, these amounts do not necessarily reflect future per share levels of income from continuing operations, cash dividends and book value of SYSCO.

     SYSCO and Guest Supply have summarized below per share information for SYSCO and Guest Supply on a historical and equivalent pro forma basis. Guest Supply's earnings and cash dividends per share equivalents assume the merger had occurred at July 3, 1999 (the beginning of Guest Supply's
52-week period ended June 30, 2000), and the book value per share equivalents assume the merger had occurred as of September 29, 2000, and are calculated by multiplying the SYSCO unaudited pro forma per share amounts by an exchange ratio of 1.0196, which is based on an average SYSCO closing price calculated assuming that the expiration date of the offer was January 31, 2001.

                        SYSCO CORPORATION -- HISTORICAL

                                                                AT AND FOR THE     AT AND FOR THE
                                                                   13 WEEKS         FISCAL YEAR
                                                                    ENDED              ENDED
                                                              SEPTEMBER 30, 2000    JULY 1, 2000
                                                              ------------------   --------------
Per Share Data(1):
Income from continuing operations per common share
  Basic.....................................................        $0.22              $0.69
  Diluted...................................................        $0.21              $0.68
Cash dividends per common share.............................        $0.06              $0.22
Book value per common share.................................        $2.82              $2.66

                        GUEST SUPPLY, INC. -- HISTORICAL

                                                                AT AND FOR THE     AT AND FOR THE
                                                                   13 WEEKS           52 WEEKS
                                                                    ENDED              ENDED
                                                              SEPTEMBER 29, 2000   JUNE 30, 2000
                                                              ------------------   --------------
Per Share Data:
Income from continuing operations per common share
  Basic(2)..................................................        $ 0.59             $1.50
  Diluted(2)................................................        $ 0.54             $1.35
Cash dividends per common share(2)..........................        $   --             $  --
Book value per common share.................................        $10.27             $9.70

             GUEST SUPPLY, INC. -- PRO FORMA PER SHARE EQUIVALENTS

                                                                AT AND FOR THE     AT AND FOR THE
                                                                   13 WEEKS           52 WEEKS
                                                                    ENDED              ENDED
                                                              SEPTEMBER 29, 2000   JUNE 30, 2000
                                                              ------------------   --------------
Per Share Data:
Income from continuing operations per common share
  Basic(2)..................................................        $ 0.60             $1.53
  Diluted(2)................................................        $ 0.55             $1.38
Cash dividends per common share(2)..........................        $   --             $  --
Book value per common share.................................        $10.47             $9.89

---------------

(1) Per share information has been adjusted to reflect the 2-for-1 stock splits effected on December 15, 2000.

(2) Guest Supply's fiscal year ended September 29, 2000. To conform Guest Supply's historical information to SYSCO's fiscal year end, the applicable quarterly historical financial statements were combined to present the information for the 52 weeks ended June 30, 2000 and the 13 weeks ended September 29, 2000. SYSCO's fiscal year ends on the Saturday closest to June 30 of each year and Guest Supply's fiscal year ends on the Friday closest to September 30 of each year.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     SYSCO common stock and Guest Supply common stock are listed on the NYSE under the symbols "SYY" and "GSY," respectively. On January 22, 2001, the last full trading day before the public announcement of the proposed merger, the last sale price per SYSCO common share on the NYSE was $24.50 and the last sale price per Guest Supply common share on the NYSE was $18.50. On February 1, 2001, the most recent practicable date prior to the filing of this document, the last sale price per SYSCO common share on the NYSE was $27.30 and the last sale price per Guest Supply common share on the NYSE was $25.51.

               HISTORICAL MARKET PRICES OF SYSCO AND GUEST SUPPLY

     The tables below set forth the (1) high and low sales prices per share for SYSCO common stock, as reported on The New York Stock Exchange Composite Tape, and the cash dividends paid on SYSCO common stock, adjusted for the 2-for-1 stock splits effected by a 100% stock dividend paid on March 20, 1998 and December 15, 2000, and (2) high and low sales prices per share for Guest Supply common stock, as reported on The New York Stock Exchange Composite Tape. Guest Supply has never declared dividends on its common stock.

                                     SYSCO

                                                             COMMON STOCK PRICES
                                                             --------------------   DIVIDENDS PAID
                                                               HIGH        LOW        PER SHARE
                                                             --------   ---------   --------------
FISCAL YEAR ENDED JUNE 27, 1998
  First Quarter...........................................   $ 9.860    $  8.547        $0.038
  Second Quarter..........................................    11.703       8.953         0.038
  Third Quarter...........................................    13.375      10.813         0.043
  Fourth Quarter..........................................    13.375      10.938         0.045
FISCAL YEAR ENDED JULY 3, 1999
  First Quarter...........................................   $12.969    $  9.969        $0.045
  Second Quarter..........................................    14.344      11.563         0.045
  Third Quarter...........................................    14.938      12.469         0.050
  Fourth Quarter..........................................    15.938      12.500         0.050
FISCAL YEAR ENDED JULY 1, 2000
  First Quarter...........................................   $18.125    $ 15.032        $0.050
  Second Quarter..........................................    20.563      15.813         0.050
  Third Quarter...........................................    20.282      13.063         0.060
  Fourth Quarter..........................................    21.688      17.188         0.060
FISCAL YEAR ENDING JUNE 30, 2001
  First Quarter...........................................   $23.625    $ 19.375        $0.060
  Second Quarter..........................................    30.438      21.750         0.060

                                  GUEST SUPPLY

                                                              COMMON STOCK PRICES
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED SEPTEMBER 30, 1998
  First Quarter.............................................  $15.625    $11.500
  Second Quarter............................................   15.187     10.187
  Third Quarter.............................................   17.375     13.625
  Fourth Quarter............................................   19.250      9.250
FISCAL YEAR ENDED OCTOBER 1, 1999
  First Quarter.............................................  $12.875    $ 8.125
  Second Quarter............................................   11.813      8.625
  Third Quarter.............................................   13.063      8.625
  Fourth Quarter............................................   15.875     13.500
FISCAL YEAR ENDED SEPTEMBER 29, 2000
  First Quarter.............................................  $16.250    $13.125
  Second Quarter............................................   19.375     14.375
  Third Quarter.............................................   19.250     16.375
  Fourth Quarter............................................   19.500     16.625
FISCAL YEAR ENDING SEPTEMBER 28, 2001
  First Quarter.............................................  $18.625    $15.250

     As of January 29, 2001, there were 669,344,379 shares of SYSCO common stock outstanding, which were owned by 15,186 holders of record. As of January 31, 2001, there were 6,848,575 shares of Guest Supply common stock outstanding, which were owned by 437 holders of record.

               SYSCO SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial data of SYSCO. The income statement data for fiscal years 1996 through 2000 and the balance sheet data as of the end of each such fiscal year have been derived from the audited financial statements of SYSCO incorporated by reference in this prospectus. The selected consolidated financial data for the 13 weeks ended September 30, 2000 and October 2, 1999 have been derived from SYSCO's unaudited consolidated financial statements and includes, in the opinion of management of SYSCO, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for these periods. The financial data included herein may not necessarily be indicative of the financial position or results of operations of SYSCO in the future. The information is only a summary and should be read in conjunction with SYSCO's historical financial statements and related notes contained in the annual reports and other information of SYSCO on file with the SEC and incorporated herein by reference. See "Where You Can Find More Information" on page 5.

                                                                               FISCAL YEAR ENDED
                               13-WEEKS ENDED                            (SATURDAY CLOSEST TO JUNE 30)
                         --------------------------   -------------------------------------------------------------------
                         SEPTEMBER 30,   OCTOBER 2,                    1999
                             2000           1999         2000       (53 WEEKS)       1998          1997          1996
                         -------------   ----------   -----------   -----------   -----------   -----------   -----------
                                (UNAUDITED)
                                             (IN THOUSANDS EXCEPT FOR PER SHARE DATA AND PERCENTAGES)
INCOME STATEMENT DATA
Sales..................   $5,360,174     $4,657,034   $19,303,268   $17,422,815   $15,327,536   $14,454,589   $13,395,130
Earnings before income
  taxes................      233,125        171,835       737,608       593,887       532,493       495,955       453,943
Income taxes...........       89,170         66,156       283,979       231,616       207,672       193,422       177,038
                          ----------     ----------   -----------   -----------   -----------   -----------   -----------
Earnings before
  cumulative effect of
  accounting change....      143,955        105,679       453,629       362,271       324,821       302,533       276,905
Cumulative effect of
  accounting change....           --         (8,041)       (8,041)           --       (28,053)           --            --
                          ----------     ----------   -----------   -----------   -----------   -----------   -----------
        Net earnings...   $  143,955     $   97,638   $   445,588   $   362,271   $   296,768   $   302,533   $   276,905
                          ==========     ==========   ===========   ===========   ===========   ===========   ===========
Earnings before
  accounting change:(1)
  Basic earnings per
    share..............   $     0.22     $     0.16   $      0.69   $      0.54   $      0.48   $      0.43   $      0.38
  Diluted earnings per
    share..............   $     0.21     $     0.16   $      0.68   $      0.54   $      0.47   $      0.42   $      0.38
Cumulative effect of
  accounting change:(1)
  Basic earnings per
    share..............   $       --     $    (0.01)  $     (0.01)  $        --   $     (0.04)  $        --   $        --
  Diluted earnings per
    share..............   $       --     $    (0.01)  $     (0.01)  $        --   $     (0.04)  $        --   $        --
Net earnings(1)
  Basic earnings per
    share..............   $     0.22     $     0.15   $      0.68   $      0.54   $      0.44   $      0.43   $      0.38
  Diluted earnings per
    share..............   $     0.21     $     0.15   $      0.67   $      0.54   $      0.43   $      0.42   $      0.38
Cash dividends per
  share(1).............   $     0.06     $     0.05   $      0.22   $      0.19   $      0.17   $      0.14   $      0.12

                         SEPTEMBER 30,   OCTOBER 2,     JULY 1,       JULY 3,      JUNE 27,      JUNE 28,      JUNE 29,
                             2000           1999         2000          1999          1998          1997          1996
                         -------------   ----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET AND OTHER
  DATA
Total assets...........   $4,931,510     $4,398,000   $ 4,813,955   $ 4,096,582   $ 3,780,189   $ 3,433,823   $ 3,319,943
Capital expenditures...   $   70,750     $   59,266   $   266,413   $   286,687   $   259,353   $   210,868   $   235,891
Long term debt.........   $  874,883     $1,055,168   $ 1,023,642   $   997,717   $   867,017   $   685,620   $   581,734
Shareholders' equity...   $1,874,647     $1,435,901   $ 1,761,568   $ 1,427,196   $ 1,356,789   $ 1,400,472   $ 1,474,678
Total capitalization...   $2,749,530     $2,491,069   $ 2,785,210   $ 2,424,913   $ 2,223,806   $ 2,086,092   $ 2,056,412
Ratio of long-term debt
  to capitalization....         31.8%          42.4%         36.8%         41.1%         39.0%         32.9%         28.3%

---------------

(1) Per share information has been adjusted to reflect the 2-for-1 stock splits effected on December 15, 2000 and March 20, 1998.

            GUEST SUPPLY SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical financial data should be read in conjunction with Guest Supply's financial statements incorporated by reference in this prospectus. The income statement data for fiscal years 1998 through 2000 and the balance sheet data as of the end of each such fiscal year have been derived from Guest Supply's audited financial statements. The income statement data for fiscal years 1996 and 1997 and the balance sheet data as of the end of each such fiscal year have been derived from Guest Supply's audited financial statements as adjusted for the reclassifications as indicated in footnote (1) below.

                                                                                FISCAL YEAR ENDED
                                                                         (FRIDAY CLOSEST TO SEPTEMBER 30)
                                                               ----------------------------------------------------
                                                                 2000       1999       1998       1997       1996
                                                               --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
INCOME STATEMENT DATA
Sales(1)....................................................   $365,928   $303,301   $235,042   $199,551   $177,659
Gross Profit(1).............................................     76,664     61,739     45,530     41,418     36,571
Selling, General and Administrative Expenses(1).............     55,994     46,183     37,481     32,636     29,492
Operating Income............................................     20,670     15,556      8,049      8,782      7,079
Net Income..................................................     10,448      7,708      3,633      3,816      3,151
BALANCE SHEET DATA
Working Capital.............................................     59,399     52,240     43,330     39,626     35,223
Total Assets................................................    174,771    161,257    118,107    112,669    102,888
Total Long-Term Liabilities.................................     49,261     50,568     30,996     32,642     28,292
Total Liabilities...........................................    106,747    101,790     66,122     66,072     60,485
Total Shareholders' Equity..................................     68,024     59,467     51,985     46,597     42,403
COMMON SHARES DATA
Diluted Earnings Per Share..................................   $   1.44   $   1.10   $   0.51   $   0.55   $   0.45
Book Value Per Share........................................   $  10.27   $   9.04   $   7.95   $   7.53   $   6.89

---------------

(1) In accordance with the Emerging Issues Task Force Issue No. 00-14, "Accounting for Certain Sales Incentives," Guest Supply has reclassified incentive rebates from Selling, General and Administrative (S,G&A) expenses to Sales. In addition, certain other S,G&A costs were reclassified to Cost of Sales. The reclassified amounts reduced S,G&A for the fiscal years ended 2000, 1999, 1998, 1997 and 1996 by $4,760, $3,328, $2,188, $1,407 and
    $1,427, respectively, of which $4,316, $2,743, $1,701, $1,366 and $1,383, respectively, were reclassified to Sales.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus, the accompanying Schedule 14D-9 of Guest Supply and the documents to which we refer you. You should also carefully consider the following factors:

                 RISKS RELATED TO THE PROPOSED OFFER AND MERGER

THE SYSCO COMMON SHARES TO BE RECEIVED BY GUEST SUPPLY STOCKHOLDERS IN THE OFFER AND THE MERGER WILL FLUCTUATE IN VALUE

     The SYSCO average trading price will be determined five trading days prior to the expiration date of the offer and will be based on the average closing prices during the preceding 15 trading days. Accordingly, it is possible that the market price of our shares at the closings of the offer and the merger will differ from the SYSCO average trading price and, if so, the market value of the consideration to be received by you for each Guest Supply share you surrender, as of the closing of the offer, will be more or less than $26.00 per share depending on the direction of the price movement. For example, if the SYSCO average trading price is less than $22.00, then the number of SYSCO shares that you receive in the offer and the merger for each Guest Supply share you surrender may have a market value of less than $26.00 per share, and such value may be less than the market value of those shares at the completion of the offer and the merger. The price of the SYSCO shares may vary significantly from the market prices used in the calculation of the SYSCO average trading price.

     Each stockholder is urged to obtain updated market information. See "Comparative Per Share Market Price Information," and "The Offer -- Basic Terms."

IF WE COMPLETE OUR PROPOSED ACQUISITION OF GUEST SUPPLY, WE MIGHT HAVE DIFFICULTIES INTEGRATING GUEST SUPPLY'S BUSINESS INTO OUR EXISTING OPERATIONS, AS WELL AS FACE NEW RISKS THAT WE HAVE NOT PREVIOUSLY FACED

     If we complete the proposed combination, we must integrate the businesses of two companies that have previously operated independently. We might not be able to integrate Guest Supply's business, including its products, services, technologies and personnel, into our existing operations without encountering difficulties. The diversion of management's attention to the integration effort and any difficulties encountered in combining operations could adversely affect the companies' respective businesses following the completion of the merger.

OFFICERS AND DIRECTORS OF GUEST SUPPLY HAVE POTENTIAL CONFLICTS OF INTEREST IN THE OFFER AND THE MERGER

     Guest Supply stockholders should be aware of potential conflicts of interest and the benefits available to Guest Supply directors when considering Guest Supply's board of directors' recommendation to approve the transaction. Some of Guest Supply's officers, directors and consultants will have employment or consulting agreements with the surviving corporation that will provide them with interests in the merger that are different from, or in addition to, interests of Guest Supply stockholders. See "Interests of Certain Persons" on page 45.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE MARKET PRICE OF GUEST SUPPLY COMMON STOCK

     Upon completion of the offer and the merger, holders of Guest Supply common stock will become holders of our common stock. Our business differs from that of Guest Supply, and our results of operations, as well as the market price of our common stock, may be affected by factors different from those affecting Guest Supply's results of operations and the market price of Guest Supply's common stock. For a discussion of SYSCO's and Guest Supply's businesses and information to consider in evaluating such businesses, you should review our Annual Report on Form 10-K for the fiscal year ended July 1,

2000, our subsequent quarterly and current reports, and Guest Supply's Annual Report on Form 10-K for the fiscal year ended September 29, 2000, Amended Annual Report on Form 10-K/A for the fiscal year ended September 29, 2000 and subsequent quarterly and current reports, all of which are incorporated by reference in this prospectus.

THE RECEIPT OF SYSCO SHARES MAY BE TAXABLE TO YOU, DEPENDING ON FACTS SURROUNDING THE OFFER AND THE MERGER

     We and Guest Supply have structured the offer and the merger in a manner intended to qualify as a reorganization for U.S. federal income tax purposes and have been advised by our respective counsel that in their opinion, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger should so qualify if:

     - the merger is completed promptly after the offer; and

     - the offer and the merger are completed under the current terms of the merger agreement.

     If the offer and the merger qualify as a reorganization, no gain or loss will be recognized for U.S. federal income tax purposes, and no U.S. federal income tax will be payable, by a Guest Supply stockholder upon receipt of our stock in the offer or the merger, except for cash received in lieu of any fractional SYSCO shares. The ability to satisfy the foregoing assumptions, and therefore the U.S. federal income tax consequences of the offer and the merger, depends in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed or that the other assumptions will be satisfied.

     If any of the assumptions are not correct, a Guest Supply stockholder's receipt of our shares in the offer or the merger could be a taxable transaction. Because satisfaction of the assumptions is dependent in part on facts that will not be available before the completion of the merger, if and when you tender Guest Supply shares in the offer you will not know whether the offer or the merger, or both, will be tax free. You are urged to review carefully the section below entitled "Material Federal Income Tax Consequences" beginning on page 47 for a more detailed discussion of the anticipated U.S. federal income tax consequences and to consult your tax advisor regarding the tax consequences and risks to you of your participation in the offer and the merger.

                         RISKS RELATED TO OUR BUSINESS

SYSCO IS IN A LOW MARGIN BUSINESS AND ITS PROFITABILITY MAY BE NEGATIVELY IMPACTED BY FOOD PRICE DEFLATION AND OTHER FACTORS

     The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. SYSCO makes a significant portion of its sales at prices that are based on the cost of products it sells plus a percentage markup. As a result, SYSCO's profit levels may be negatively impacted during periods of food price deflation, even though SYSCO's gross profit percentage may remain relatively constant. The foodservice industry is sensitive to national and economic conditions. SYSCO's operating results also are sensitive to, and may be adversely affected by, other factors, including difficulties with the collectability of accounts receivable, inventory control, competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. Although such factors have not had a material adverse impact on SYSCO's past operations, there can be no assurance that one or more of these factors will not adversely affect future operating results.

SYSCO'S SIGNIFICANT INDEBTEDNESS COULD INCREASE ITS VULNERABILITY TO COMPETITIVE PRESSURES, NEGATIVELY AFFECT ITS ABILITY TO EXPAND AND DECREASE THE MARKET VALUE OF ITS COMMON STOCK

     As of July 1, 2000, SYSCO had approximately $1.04 billion of long-term indebtedness outstanding. Because historically a substantial part of SYSCO's growth has been the result of acquisitions and capital expansion, SYSCO's continued growth depends, in large part, on its ability to continue this expansion. As a result, its inability to finance acquisitions and capital expenditures through borrowed funds could restrict its ability to expand. Moreover, any default under the documents governing the indebtedness of SYSCO could have a significant adverse effect on the market value of SYSCO's common stock. Further, SYSCO's leveraged position may also increase its vulnerability to competitive pressures.

BECAUSE SYSCO SELLS FOOD PRODUCTS, IT FACES THE RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS

     SYSCO, like any other seller of food, faces the risk of exposure to product liability claims in the event that the use of products sold by it causes injury or illness. With respect to product liability claims, SYSCO believes it has sufficient primary and excess umbrella liability insurance. However, this insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. SYSCO generally seeks contractual indemnification and insurance coverage from parties supplying its products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the policy limits of any insurance provided by suppliers. If SYSCO does not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could materially reduce SYSCO's net income and earnings per share.

BECAUSE SYSCO HAS FEW LONG-TERM CONTRACTS WITH SUPPLIERS AND DOES NOT CONTROL THE ACTUAL PRODUCTION OF THE PRODUCTS IT SELLS, SYSCO MAY BE UNABLE TO OBTAIN ADEQUATE SUPPLIES OF ITS PRODUCTS

     SYSCO obtains substantially all of its foodservice products from other suppliers. For the most part, SYSCO does not have long-term contracts with its suppliers committing them to provide products to SYSCO. Although SYSCO's purchasing volume can provide leverage when dealing with suppliers, suppliers may not provide the foodservice products and supplies needed by SYSCO in the quantities requested. Because SYSCO does not control the actual production of the products it sells, it is also subject to delays caused by interruption in production based on conditions outside its control. These conditions include:

     - job actions or strikes by employees of suppliers;

     - weather;

     - crop conditions;

     - transportation interruptions; and

     - natural disasters or other catastrophic events.

     SYSCO's inability to obtain adequate supplies of its foodservice products as a result of any of the foregoing factors, or otherwise, could mean that SYSCO could not fulfill its obligations to customers, and customers may turn to other distributors.

IF SYSCO CANNOT RENEGOTIATE ITS UNION CONTRACTS, ITS PROFITABILITY MAY DECREASE BECAUSE OF WORK STOPPAGES

     As of July 1, 2000, approximately 8,000 SYSCO employees at 34 operating companies were members of 48 different local unions associated with the International Brotherhood of Teamsters and other labor organizations. In fiscal 2001, 14 agreements covering approximately 2,500 employees will expire. Failure to effectively renegotiate these contracts could result in work stoppages. Although SYSCO has not experienced any significant labor disputes or work stoppages to date, and believes it has satisfactory relationships with its unions, a work stoppage due to failure to renegotiate a union contact, or otherwise, could have a material adverse effect on SYSCO.

IF SYSCO CANNOT INTEGRATE ACQUIRED COMPANIES WITH ITS BUSINESS, ITS PROFITABILITY MAY DECREASE

     If SYSCO is unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, its profitability may decrease. Integration of an acquired business may be more difficult when SYSCO acquires a business in a market in which it has limited or no expertise, or with a corporate culture different from SYSCO's. If SYSCO is unable to integrate acquired businesses successfully, it may incur substantial costs and delays in increasing its customer base. In addition, the failure to integrate acquisitions successfully may divert management's attention from SYSCO's existing business and may damage SYSCO's relationships with its key customers and suppliers.

PROVISIONS IN SYSCO'S CHARTER AND STOCKHOLDER RIGHTS PLAN MAY INHIBIT A TAKEOVER OF SYSCO

     Under its Restated Certificate of Incorporation, SYSCO's Board of Directors is authorized to issue up to 1.5 million shares of preferred stock without stockholder approval. No shares of preferred stock are currently outstanding. Issuance of these shares would make it more difficult for anyone to acquire SYSCO without approval of the Board of Directors because more shares would have to be acquired to gain control. If anyone attempts to acquire SYSCO without approval of the Board of Directors of SYSCO, the stockholders of SYSCO have the right to purchase preferred stock of SYSCO, which also means more shares would have to be acquired to gain control. Both of these devices may deter hostile takeover attempts that might result in an acquisition of SYSCO that would have been financially beneficial to SYSCO's stockholders.

                            BACKGROUND OF THE OFFER

     In early 2000, Guest Supply's management concluded that a combination of Guest Supply with another large company in a complementary industry was likely to result in the greatest value for Guest Supply's stockholders as compared to leaving Guest Supply as a stand-alone company.

     Following preliminary discussions with prospective financial advisors, on June 19, 2000, Guest Supply engaged an investment banking firm, U.S. Bancorp Piper Jaffray, to represent Guest Supply in identifying and evaluating potential combinations.

     Guest Supply's management and U.S. Bancorp Piper Jaffray then identified a number of third parties who might have an interest in combining with Guest Supply.

     Commencing in July 2000, representatives of U.S. Bancorp Piper Jaffray contacted numerous third parties in an effort to ascertain, on a preliminary basis, their level of interest in combining with Guest Supply.

     On July 6 and July 21, 2000, Daniel Donoghue, a managing director of U.S. Bancorp Piper Jaffray, telephoned John Stubblefield, Executive Vice President, Finance and Administration, of SYSCO soliciting SYSCO's interest in pursuing a potential transaction with Guest Supply.

     On July 27, 2000, Messrs. Stubblefield and Donoghue discussed the merits of a combination of SYSCO and Guest Supply. Mr. Donoghue also answered preliminary questions posed by Mr. Stubblefield concerning Guest Supply's operations and business prospects. Mr. Donoghue then provided Mr. Stubblefield with Guest Supply's public investor package. Messrs. Stubblefield and Donoghue engaged in occasional preliminary discussions about a possible combination between July 2000 and September 2000.

     On September 19, 2000, SYSCO executed a confidentiality agreement in preparation for a meeting with Guest Supply's senior management team.

     On September 21, 2000, U.S. Bancorp Piper Jaffray hosted an introductory meeting in Chicago between Guest Supply and SYSCO. Senior representatives from both companies attended this meeting, including Richard Schnieders, President and Chief Operating Officer, and Mr. Stubblefield of SYSCO, as well as Clifford
W. Stanley, President and Chief Executive Officer, and Paul T. Xenis, Chief Financial Officer, of Guest Supply. Messrs. Stanley and Xenis made a slide presentation discussing Guest Supply's business, customers, industry and historical financial performance. After this presentation, Messrs. Stanley and Xenis answered questions and provided a broad overview as to how a potential combination might improve both Guest Supply's and SYSCO's future prospects.

     From June until September 2000, Guest Supply, with the assistance of U.S. Bancorp Piper Jaffray, had extensive discussions with BFMA Holding Corporation ("BFMA") based upon BFMA's then-stated intention to offer $24.00 per share for Guest Supply's common stock. After over three months of discussions, Guest Supply terminated negotiations based in part on concerns over BFMA's ability to finance the transaction. In November 2000, BFMA commenced a solicitation of proxies for the election at the 2001 Annual Meeting of Stockholders of Guest Supply of two Class C Directors nominated by BFMA. BFMA also announced that it was prepared to offer $21.00 per share for Guest Supply's common stock. On January 23, 2001, following announcement of the execution of the merger agreement, BFMA announced that it intended to withdraw its proxy solicitation.

     On October 19, 2000, Mr. Stubblefield and Robert G. Culak, Vice President, Financial Reporting & Compliance of SYSCO participated in a conference call with Messrs. Stanley and Xenis of Guest Supply to answer due diligence questions. SYSCO and Guest Supply also discussed the strategic and financial rationale for a possible transaction. In response to this call, Guest Supply sent a package of due diligence material to SYSCO answering several questions raised on the conference call.

     On October 27, 2000, Messrs. Stubblefield and Culak of SYSCO participated in an additional conference call with Messrs. Stanley and Xenis of Guest Supply to discuss the due diligence package previously sent as well as to answer additional questions. Beginning on this date, and continuing until the merger agreement was signed, representatives of SYSCO continued their due diligence investigation of Guest Supply, including the exchange of information regarding the business and operations of Guest Supply.

     On November 20, 2000, Mr. Donoghue and Jonathan Leiman, also of U.S. Bancorp Piper Jaffray, telephoned Mr. Stubblefield to advise him of the BFMA proxy solicitation. Later that day, Mr. Stubblefield telephoned Mr. Donoghue to inform him that SYSCO intended to make an offer to acquire Guest Supply on November 27, 2000.

     On November 21, 2000, Mr. Donoghue telephoned Mr. Stubblefield to inquire as to whether he had any additional information requests and Mr. Stubblefield advised Mr. Donoghue that SYSCO would make an offer for Guest Supply on November 29, 2000. On November 29, 2000, SYSCO sent a draft proposal to Guest Supply indicating a willingness to acquire Guest Supply for $25.00 per share.

     On December 1, 2000, Mr. Donoghue telephoned Mr. Stubblefield to review the value, timing and the structure of the transaction.

     On December 5, 2000, U.S. Bancorp Piper Jaffray participated in a conference call with the Guest Supply board of directors to discuss the proposed offer.

     On December 7, 2000, SYSCO provided Guest Supply a written letter of intent indicating its williness to acquire Guest Supply for $25.00 per share. Guest Supply did not execute this letter.

     On December 15, 2000, the Guest Supply board of directors authorized management to enter into an exclusivity and termination fee agreement with SYSCO. This agreement provided for an exclusive negotiating period through January 20, 2001 whereby Guest Supply agreed not to solicit, initiate or encourage any alternative proposals. The agreement further provided that if Guest Supply violated this provision, accepted an alternative proposal, and subsequently consummated an alternative transaction, Guest Supply would be required to pay SYSCO a termination fee of $5.5 million.

     On December 18 and 19, 2000, representatives of SYSCO and SYSCO's counsel, Arnall Golden Gregory LLP, conducted legal due diligence at the offices of Torys, legal counsel to Guest Supply. Legal due diligence activities continued through the execution of the merger agreement.

     On December 26, 2000, Charles H. Cotros, Chairman of the Board and Chief Executive Officer of SYSCO, visited Guest Supply's Orlando, Florida distribution center and met briefly with Mr. Xenis.

     On January 2, 2001, Messrs. Cotros, Schnieders and Stubblefield, accompanied by Michael C. Nichols, Vice President and General Counsel of SYSCO, visited Guest Supply's headquarters, distribution and manufacturing facilities in New Jersey. On January 3, 2001, Messrs. Schnieders, Stubblefield and Nichols visited Guest Supply's facilities in Cleveland, Ohio.

     On January 2, 2001, Thomas E. Lankford, Executive Vice President, Food Service Operations and a Director of SYSCO, and Larry J. Accardi, Executive Vice President, Merchandising Services & Multi-Unit Sales, visited Guest Supply's facilities in Dallas, Texas. On January 3, 2001, they visited Guest Supply's facilities in Los Angeles, California.

     From January 2, 2001 through January 5, 2001, Mr. Culak and representatives of Arthur Andersen conducted a review of Guest Supply's financial records at Guest Supply headquarters in New Jersey.

     On January 15, 2001, members of senior management of SYSCO, members of senior management of Guest Supply, including Mr. Stanley, Mr. Xenis and Thomas
M. Haythe, Guest Supply's General Counsel, and representatives of U.S. Bancorp Piper Jaffray participated in a telephone conference during which the SYSCO representatives made a presentation about SYSCO's business, customers, industry, and historical financial performance. After this presentation, the SYSCO representatives responded to questions from the Guest Supply representatives.

     On January 16, 2001, SYSCO's board of directors met by telephone conference call to review the terms and conditions of the proposed transaction with Guest Supply and by unanimous vote of the board of directors authorized the officers of SYSCO to proceed with the offer and the merger.

     On January 19, 2001, Guest Supply's board of directors met to consider the proposed transaction and merger agreement and related agreements. At Guest Supply's board meeting, Mr. Stanley, representatives of U.S. Bancorp Piper Jaffray, and Mr. Haythe addressed the board about the business, financial and legal implications, respectively, of a merger between SYSCO and Guest Supply and the terms of the proposed agreements. During that meeting, representatives of U.S. Bancorp Piper Jaffray informed the board that in the opinion of U.S. Bancorp Piper Jaffray, as of January 22, 2001, the exchange ratio under the proposed agreement, the offer and merger was fair, from a financial point of view, to Guest Supply stockholders. After discussion, Guest Supply's board of directors unanimously voted to approve the agreement and the merger and unanimously resolved to recommend that Guest Supply stockholders accept the offer and tender their shares in the offer. At the meeting, Guest Supply's board of directors approved an amendment to its preferred stock purchase rights plan in order to exempt the offer and merger from the provisions of the rights plan.

     On January 20, 2001, SYSCO and Guest Supply executed an extension of the exclusivity agreement, extending the arrangement through January 22, 2001.

     On January 22, 2001, the executive committee of SYSCO's board of directors held a telephonic board meeting with its legal advisors and management, and discussed the final terms and conditions of the offer and the merger as set forth in the merger agreement and related agreements. The executive committee approved the merger agreement and the related transactions, including the offer and the merger, by the unanimous vote of the directors present.

     On January 22, 2001, the parties executed the merger agreement and related documents. Immediately thereafter, SYSCO and Guest Supply issued a press release announcing the proposed offer and merger.

                                   THE OFFER

BASIC TERMS

     Exchange Of Shares; Exchange Ratio. We are offering to exchange shares of our common stock based on an exchange ratio, as described below, for the outstanding shares of Guest Supply common stock that are validly tendered and not properly withdrawn. If the average of the closing prices per share of our common stock on the NYSE for each of the 15 consecutive trading days ending on the trading day that is five trading days prior to the expiration date of the offer, as it may be extended from time to time, which we refer to as the SYSCO average trading price, is:

     - at least $22.00 but less than or equal to $30.00, Guest Supply stockholders shall receive for each Guest Supply share a number of SYSCO shares equal to $26.00 divided by the SYSCO average trading price;

     - less than $22.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 1.1818 SYSCO shares; or

     - more than $30.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 0.8667 SYSCO shares.

     The SYSCO average trading price cannot be determined at this time.

 ILLUSTRATIVE TABLE OF EXCHANGE RATIOS AND VALUE OF OFFER/MERGER CONSIDERATION

     The following table shows:

     - illustrative values of the exchange ratios that will result if the SYSCO average trading price is within a range of $19.00 to $33.00 per share, representing the number of shares of our common stock that will be issued for one share of Guest Supply common stock at each of the SYSCO average trading prices presented in the table; and

     - illustrative values of the approximate consideration that would be issued in connection with the offer and the merger for one Guest Supply common share, which illustrative values are determined by multiplying each of the SYSCO average trading prices presented in the table by the corresponding exchange ratio.

                                                              APPROXIMATE
                                                             CONSIDERATION
                                              APPROXIMATE      VALUE PER
               SYSCO AVERAGE                   EXCHANGE      GUEST SUPPLY
               TRADING PRICE                     RATIO          SHARE*
               -------------                  -----------    -------------
  $19.00....................................    1.1818          $22.45
   20.00....................................    1.1818           23.64
   21.00....................................    1.1818           24.82
   22.00....................................    1.1818           26.00
   23.00....................................    1.1304           26.00
   24.00....................................    1.0833           26.00
   25.00....................................    1.0400           26.00
   26.00....................................    1.0000           26.00
   27.00....................................    0.9629           26.00
   28.00....................................    0.9285           26.00
   29.00....................................    0.8965           26.00
   30.00....................................    0.8667           26.00
   31.00....................................    0.8667           26.87
   32.00....................................    0.8667           27.73
   33.00....................................    0.8667           28.60

---------------

                 * See "Fluctuations in Market Price" below.

     The values of our common shares in the table above are illustrative only and do not represent the actual amounts per Guest Supply common share that might be realized by any Guest Supply stockholder on or after completion of the offer or the merger. The amount any Guest Supply stockholder might realize upon sale in the market of our common shares received in the offer or the merger will depend upon the market price per share of our common shares at the time of sale, which will fluctuate depending upon any number of reasons, including those specific to us and those that influence the trading prices of equity securities generally.

     Fluctuations In Market Price. Because the SYSCO average trading price is an average of closing prices, it might be different from the actual market value of a share of our common stock on the date we issue shares to the Guest Supply stockholders. The market value of shares of SYSCO common stock issued in exchange for each share of Guest Supply might actually be less than $26.00 on the date we issue those shares. In addition, prior to the completion of the offer, the number of shares of our common stock to be issued for each share of Guest Supply common stock will change if the trading price of our common stock changes but does not go below $22.00 or exceed $30.00.

     More Information About The Exchange Ratio. We will notify Guest Supply stockholders by issuing a press release announcing the exchange ratio and filing that press release with the SEC. Guest Supply stockholders can call our information agent, MacKenzie Partners, at any time collect at (212) 929-5500 or toll free at (800) 322-2885 to request information about the SYSCO average trading price, including the exchange ratio for the offer, once determined.

     Transfer Charges. Stockholders tendering shares will not be obligated to pay any charges or expenses of the exchange agent. Stockholders owning shares through a broker or other nominee may be charged a fee. Guest Supply stockholders should consult their broker or nominee to determine whether any charges will apply.

     Merger. We are making this offer in order to acquire the entire equity interest in Guest Supply. As soon as possible after completion of the offer, we will cause Guest Supply and Sysco Food Services of New Jersey to complete the merger. At the effective time of the merger, each share of Guest Supply common stock, except for shares held by Guest Supply, us or Sysco Food Services of New Jersey, will be converted into the right to receive the same number of our shares for each Guest Supply share at the same exchange ratio as in the offer. If we obtain all of the shares of Guest Supply pursuant to the offer and the merger, former stockholders of Guest Supply will own less than 1.5% of the outstanding shares of our common stock, based upon the respective number of shares of SYSCO and Guest Supply outstanding on January 29, 2001. The exact percentage of our shares outstanding that former Guest Supply stockholders will hold is dependent on the exchange ratio, which cannot be determined at this time.

     Stockholders List. We have relied on Guest Supply's stockholders list and security position listings to communicate with you and to distribute the offer to you. We are sending this prospectus, related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Guest Supply's stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing.

TIMING OF THE OFFER

     The offer is currently scheduled to expire at 11:59 p.m., New York City time, on March 5, 2001.

EXTENSION, SUBSEQUENT OFFERING PERIOD, TERMINATION AND AMENDMENT

     The offer is scheduled to expire on March 5, 2001. We are required to complete the offer at the end of the then current offer period, without further extension, when the minimum tender condition and all other conditions have been satisfied or, if allowed, waived by us. We are also required to extend the expiration date of the offer in increments of up to 10 business days until the earlier of April 30, 2001 or such time as all conditions, including the minimum tender condition, have been satisfied or waived. Finally, we may extend the offer as required to comply with SEC rules and regulations.

     We may also elect to provide a subsequent offering period as described below.

     During any extension of the initial offering period (but excluding the subsequent offering period, if any), all Guest Supply shares previously tendered and not properly withdrawn will remain tendered, subject to the right to withdraw them. We will accept and pay for all shares tendered and not withdrawn as soon as practicable following the expiration date of the offer, if the minimum tender condition and all other conditions have been satisfied or waived.

     Without the prior written consent of Guest Supply, we may not:

     - amend or waive the minimum tender condition;

     - decrease or change the form of consideration to be paid;

     - decrease the number of shares sought in the offer;

     - waive the condition that the fairness opinion given by U.S. Bancorp Piper Jaffray shall not have been modified or withdrawn;

     - impose conditions in addition to those set forth in the merger agreement or that would in any other way adversely affect the Guest Supply stockholders; or

     - extend the expiration date of the offer except as discussed above.

     Subject to the SEC's rules and regulations and the terms of the merger agreement, we also reserve the right:

     - to delay acceptance or exchange, prior to payment, of any Guest Supply shares pursuant to the offer upon the failure of any of the conditions of the offer to be satisfied; and

     - to terminate the offer and not accept or exchange any Guest Supply shares not previously accepted or exchanged upon the failure of any of the conditions of the offer to be satisfied.

     If, on April 30, 2001, SYSCO has not completed the offer in accordance with the terms of the merger agreement, SYSCO will terminate the offer without accepting any shares previously tendered, and if less than 35% of the outstanding shares of Guest Supply on a fully diluted basis have been tendered, the merger agreement will automatically terminate. However, if at least 35% but less than a majority of the outstanding shares on a fully diluted basis have been validly tendered by April 30, 2001, we will terminate the offer and will seek to consummate the merger. Immediately following any extension, delay, termination or amendment, we will make a public announcement of the same.

     We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of and payment for Guest Supply shares in the initial offering period if the requirements under Exchange Act Rule 14d-11 have been met. The exchange ratio will be the same as in the initial offering period. You will not have the right to withdraw Guest Supply shares that you tender in the subsequent offering period, if any.

EXCHANGE OF GUEST SUPPLY SHARES; DELIVERY OF OUR COMMON STOCK

     Upon the terms and subject to the conditions of the offer, and any extension or amendment, we will exchange Guest Supply shares validly tendered and not withdrawn as promptly as practicable after the expiration date of the offer and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable SEC rules and the merger agreement terms, we reserve the right to delay acceptance or exchange of Guest Supply shares in order to comply with any applicable law. In all cases, exchange of Guest Supply shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of:

     - certificates for those Guest Supply shares or a confirmation of a book-entry transfer of those Guest Supply shares in the exchange agent's account at The Depository Trust Company, which we refer to as DTC;

     - a properly completed and duly executed letter of transmittal (or a facsimile of that document) or agent's message if applicable; and

     - any other required documents.

     You should read the information under the caption "The Offer -- Procedure for Tendering" for more details on tendering your shares.

     For purposes of the offer, we will be deemed to have accepted for exchange Guest Supply shares validly tendered and not withdrawn when we notify the exchange agent of our acceptance of such shares. The exchange agent will deliver our common stock in exchange for Guest Supply shares tendered pursuant to the offer as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving our common stock from us and transmitting such stock to you.

     If we do not accept any tendered Guest Supply shares pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Guest Supply shares than are tendered, we will return certificates for such tendered Guest Supply shares or untendered Guest Supply shares, as the case may be, without expense to the tendering stockholder. In the case that Guest Supply shares tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "-- Procedure for Tendering" are not accepted for transfer, those Guest Supply shares will be credited to an account maintained within DTC as soon as practicable following expiration or termination of the offer.

     If we increase the consideration offered to Guest Supply stockholders in the offer prior to the expiration date of the offer, such increased consideration will be given to all stockholders whose Guest Supply shares are tendered pursuant to the offer, whether or not such Guest Supply shares were tendered or accepted for exchange prior to the increase in consideration. We currently have no intention of increasing the consideration offered.

CASH INSTEAD OF FRACTIONAL SHARES OF OUR COMMON STOCK

     We will not issue certificates representing fractional shares of our common stock pursuant to the offer or the merger. Instead, each Guest Supply stockholder will receive an amount of cash in lieu of fractional shares, if any, equal to such fraction multiplied by the SYSCO average trading price or, if applicable, the SYSCO average trading merger price, used in the offer or the merger. Guest Supply stockholders will not receive any interest on the cash to be received for fractional shares, even if there is a delay in making the exchange and payment.

WITHDRAWAL RIGHTS

     Guest Supply shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer. If we elect to provide a subsequent offering period, you will not have the right to withdraw Guest Supply shares that you tender in the subsequent offering period.

     For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s), the number of Guest Supply shares to be withdrawn and the name of the registered holder, if different from you.

     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, any of which are an "eligible institution," unless those Guest Supply shares have been tendered for the account of any eligible institution. If Guest Supply shares have been tendered pursuant to the procedures for book-entry exchange discussed under the caption entitled
"-- Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Guest Supply shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Guest Supply shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates. We, working in conjunction with the exchange agent, will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Guest Supply shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn Guest Supply shares by following one of the procedures discussed under the captions entitled "-- Procedure for Tendering" or "-- Guaranteed Delivery" at any time prior to the expiration date of the offer.

PROCEDURE FOR TENDERING

     For you to validly tender Guest Supply shares pursuant to the offer:

     - the enclosed letter of transmittal, properly completed and duly executed (or a manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus, and certificates for Guest Supply shares tendered must be received by the exchange agent at such address or those Guest Supply shares must be tendered pursuant to the procedures for book-entry exchange set forth below and a confirmation of receipt of such tender received, which confirmation we refer to below as a "book-entry confirmation," in each case before the expiration date of the offer; or

     - you must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Guest Supply shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against such participant.

     The exchange agent will establish accounts with respect to the Guest Supply shares at DTC for purposes of the offer and any financial institution that is a participant in DTC may make book-entry delivery of the Guest Supply shares by causing DTC to transfer such Guest Supply shares into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Guest Supply shares may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus prior to the expiration date of the offer, or you must comply with the guaranteed delivery procedures described below.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Guest Supply shares are tendered either by a registered holder of Guest Supply shares who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for Guest Supply shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for untendered Guest Supply shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     The method of delivery of Guest Supply share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that stockholders use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure timely delivery.

     To prevent backup federal income tax withholding with respect to cash, if any, received pursuant to the offer, you must provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit a Form W-8 or Form W-8BEN, signed under penalties of perjury, attesting to that individual's exempt status.

     Each Guest Supply stockholder that receives our common shares in the offer and/or the merger should file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the Guest Supply shares surrendered and the fair market value of our common shares and the proceeds from the sale of fractional shares received in the offer and the merger, and should retain permanent records of these facts relating to the offer and the merger.

GUARANTEED DELIVERY

     If you wish to tender Guest Supply shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date of the offer or cannot complete the procedure for book-entry transfer on a timely basis, your Guest Supply shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

     - you make your tender by or through an eligible institution;

     - the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, or an agent's message with respect to a guaranteed delivery that is accepted by SYSCO, is received by the exchange agent as provided below on or prior to the expiration date of the offer; and

     - the certificates for all Guest Supply shares to be tendered (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal, or a properly transmitted agent's message, are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Guest Supply shares tendered and accepted for exchange by us and with respect to any and all other Guest Supply shares and other securities issued or issuable in respect of the Guest Supply shares on or after February 5, 2001. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit with the exchange agent the shares of our common stock for Guest Supply shares that you have tendered. All such proxies shall be considered coupled with an interest in the tendered Guest Supply shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies and, if given, they will not be deemed effective. Our designees will, with respect to the Guest Supply shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Guest Supply stockholders or otherwise. We reserve the right to require that, in order for Guest Supply shares to be deemed validly tendered, immediately upon our acceptance for exchange of those Guest Supply shares, we must be able to exercise full voting rights with respect to such Guest Supply shares.

     We will determine questions as to the validity, form, eligibility, time of receipt and acceptance for exchange of any tender of Guest Supply shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Guest Supply shares that we determine are not in proper form or the acceptance for exchange of or exchange for which may, in the opinion of our counsel, be unlawful. To the extent not otherwise prohibited by applicable law, we may waive any of the conditions of the offer, other than the minimum tender condition, the requirement that the merger agreement not have been terminated, and the requirement that the fairness opinion not have been modified or withdrawn, or any defect or irregularity in the tender of any Guest Supply shares. No tender of Guest Supply shares will be deemed to have been validly made until all defects and irregularities in tenders of Guest Supply shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Guest Supply shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions thereto, will be final and binding.

     The tender of Guest Supply shares pursuant to any of the procedures described above will constitute a binding agreement between us and the tendering stockholders upon the terms and subject to the conditions of the offer.

PURPOSE OF THE OFFER; THE MERGER; NO APPRAISAL RIGHTS

     Purpose. We are making the offer to acquire the entire equity interest in Guest Supply. The offer is the first step in our acquisition of Guest Supply and is intended to facilitate the acquisition of all Guest Supply shares. As soon as possible after completion of the offer, we will cause Guest Supply and Sysco Food Services of New Jersey to complete the merger. The purpose of the merger is to acquire all Guest Supply shares not tendered and exchanged pursuant to the offer. At the effective time of the merger, each share of Guest Supply common stock, except for shares held by Guest Supply, us, or Sysco Food Services of New Jersey, will be converted into the right to receive the number of shares of our common stock at the same exchange ratio as in the offer. Assuming satisfaction or waiver of the conditions to the merger, we are obligated to complete the merger as promptly as practicable.

     Approval of the Merger. Under Guest Supply's certificate of incorporation, the approval of the board of directors and the affirmative vote of the holders of a majority of its outstanding shares present and entitled to vote at a meeting called for such purpose are required in order to approve the merger. The Guest Supply board of directors has approved the merger. Therefore, unless the merger is completed in accordance with the short form merger provisions under New Jersey law described below, the only remaining corporate action of Guest Supply is the approval and adoption of the merger agreement by the Guest Supply stockholders. If we complete the offer, we will own a majority of the outstanding shares of Guest Supply common stock and therefore we will be able to approve the merger without the affirmative vote of any other Guest Supply stockholder.

     Possible Short Form Merger. Section 14A:10-5.1 of the New Jersey Business Corporation Act permits the merger to occur without a vote of Guest Supply stockholders (a "short form merger") if we acquire at least 90% of the outstanding Guest Supply shares in the initial offering period, any subsequent offering period or otherwise. If, however, we do not acquire at least 90% of the then outstanding Guest Supply shares, and a vote of Guest Supply stockholders is required under New Jersey law, a longer period of time will be required to effect the merger.

     No Appraisal Rights. Guest Supply stockholders do not have appraisal rights in connection with the offer or the merger.

CONDITIONS OF THE OFFER

     The offer is subject to a number of conditions, including those described below:

          Minimum Tender Condition. There must be validly tendered, and not withdrawn prior to the expiration date of the offer, a number of Guest Supply shares that constitutes at least a majority of the fully diluted Guest Supply shares. Based on information supplied by Guest Supply, the number of shares needed to satisfy the minimum tender condition would have been 3,973,037 as of January 31, 2001.

          Antitrust Condition. The waiting period, and any extension thereof, applicable to the offer and the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," and any other applicable antitrust law must have expired or been terminated. We call this the "antitrust condition." See
     "-- Regulatory Approvals" below.

          Registration Statement Effectiveness Condition. The registration statement on Form S-4 of which this prospectus is a part must have been declared effective by the SEC and not be subject to any stop order or proceedings seeking a stop order. We call this the "registration statement effectiveness condition."

          Other Conditions of the Offer. The offer, at the time of acceptance for exchange of Guest Supply shares is also subject to the following conditions:

        - no action or proceeding shall be pending before any governmental authority by any governmental authority that seeks to restrain or prohibit the transactions contemplated by the merger agreement;

        - no federal or state statute, rule, regulation, injunction, order or decree shall have been enacted, entered, promulgated or enforced by any governmental authority or court in the United States, Canada or England which prohibits the consummation of the transactions contemplated by the merger agreement;

        - Guest Supply shall not have breached its covenants, representations or warranties set forth in the merger agreement, resulting in a material adverse change in the Guest Supply business;

        - the merger agreement shall not have been terminated;

        - no material adverse change in the Guest Supply business shall exist;

        - Guest Supply shall have obtained required approvals under the New Jersey Industrial Site Recovery Act;

        - the fairness opinion of U.S. Bancorp Piper Jaffray shall not have been modified or withdrawn;

        - Guest Supply shall have delivered to SYSCO a comfort letter from KPMG LLP in form and substance reasonably satisfactory to SYSCO;

        - Guest Supply shall have caused an opinion of its counsel to be delivered to SYSCO; and

        - Guest Supply shall have delivered to SYSCO a certificate signed by an authorized officer of Guest Supply certifying as to the satisfaction of certain of the conditions set forth above.

     The conditions of the offer described above are solely for our and Sysco Food Services of New Jersey's benefit and we may assert them regardless of the circumstances giving rise to any such conditions, including any action or omission by us, other than a material and willful breach of the merger agreement by us. To the extent not otherwise prohibited by applicable law, we may waive these conditions in whole or in part, other than the minimum tender condition, the requirement that the merger agreement not have been terminated and the requirement that the fairness opinion of U.S. Bancorp Piper Jaffray not have been modified or withdrawn. The determination as to whether any condition has been satisfied shall be in our good faith judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Notwithstanding the fact that we reserve the right to assert the failure of a condition in order to delay exchange or cancel our obligation to exchange properly tendered Guest Supply shares, we will either promptly exchange or return such Guest Supply shares.

REGULATORY APPROVALS

     We and Guest Supply have agreed in the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger which are described above under "-- Conditions of the Offer -- Antitrust Condition," the SEC's declaring the

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

effectiveness of the registration statement of which this prospectus is a part, the filing of certificates of merger under New Jersey corporate law and Delaware corporate law with respect to the merger, and certain approvals from the New Jersey Department of Environmental Protection, we do not believe that any additional material governmental filings or approvals are required with respect to the offer and the merger.

     Under the HSR Act and the related rules, neither the offer nor the merger may be completed until we and Guest Supply notify and furnish information to the Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. In connection with the offer and the merger, on January 26, 2001, we filed with the FTC and the Antitrust Division the required notification and report forms under the HSR Act. Guest Supply shall file its required notification and report forms under the HSR Act as promptly as possible, but not later than February 2, 2001. The applicable waiting period under the HSR Act relating to the offer and the merger is scheduled to expire at midnight on February 25, 2001 unless it is earlier terminated or extended by a request for additional information.

     At any time before or after the completion of the offer or the merger, either the Antitrust Division or the FTC could take any action under U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the offer or the merger or seeking the divestiture of substantial assets owned by us or Guest Supply. Private parties and state attorneys general may also bring actions under U.S. antitrust laws depending on the circumstances. Although we believe that the offer and merger do not raise significant concerns under U.S. antitrust laws, we can give no assurance that a challenge to the offer or the merger on antitrust grounds will not be made or, if this challenge is made, that it would not be successful.

     The completion of the transactions contemplated in the merger agreement requires compliance with the New Jersey Industrial Site Recovery Act. In order to comply with such act, Guest Supply has agreed to obtain from the New Jersey Department of Environmental Protection with respect to each property owned or leased by it in New Jersey a letter of non-applicability, a remediation agreement or a regulated underground storage tank waiver. Guest Supply has applied for a remediation agreement.

EFFECTS OF OFFER

  Reduced Liquidity; Possible Delisting. According to Guest Supply, there were, as of January 31, 2001, 6,848,575 Guest Supply common shares outstanding. The tender of Guest Supply shares pursuant to the offer will reduce the number of Guest Supply stockholders and the number of Guest Supply shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Guest Supply shares held by the public. Guest Supply shares are listed and traded on the NYSE. Depending on the number of Guest Supply shares acquired pursuant to the offer, following completion of the offer, Guest Supply shares may no longer meet the requirements of the NYSE for continued listing and the shares may be suspended or delisted.

     The NYSE will normally give consideration to delisting a security when:

     - the number of total stockholders is less than 400;

     - the number of total stockholders is less than 1,200 and average monthly trading volume is less than 100,000 shares for the most recent 12 months; or

     - the number of publicly-held shares is less than 600,000.

     Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of the offer, the shares of Guest Supply no longer meet the requirements of the NYSE, the market for the shares could be adversely affected.

     If the NYSE were to delist the Guest Supply shares, including after the exchange of shares in the offer but prior to the merger, the market for them could be adversely affected. It is possible that Guest

Supply shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or by other sources. The extent of the public market for the Guest Supply shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Guest Supply shares remaining at such time, the interest in maintaining a market in the Guest Supply shares on the part of securities firms, the possible termination of registration of Guest Supply shares under the Exchange Act, as described below under "-- Registration under the Exchange Act," and other factors.

     We intend to complete the merger as soon as possible following completion of the offer. No shares of Guest Supply will remain publicly traded upon completion of the merger.

     Status as "Margin Securities." The Guest Supply shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect of allowing brokers to extend credit on the collateral of Guest Supply shares. Depending on the factors similar to those described above with respect to listing and market quotations, following the completion of the offer, the Guest Supply shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Guest Supply shares would be ineligible as collateral for margin loans made by brokers.

     Registration under the Exchange Act. Guest Supply shares are currently registered under the Exchange Act. Guest Supply can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange or market and if there are fewer than 300 holders of record of Guest Supply shares. Termination of registration of the Guest Supply shares under the Exchange Act would reduce the information that Guest Supply must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Guest Supply shares. Furthermore, the ability of "affiliates" of Guest Supply and persons holding "restricted securities" of Guest Supply to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

RELATIONSHIPS WITH GUEST SUPPLY

     Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Guest Supply, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions within the last two years between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Guest Supply or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

ACCOUNTING TREATMENT

     Our acquisition of Guest Supply will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Guest Supply's results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

FEES AND EXPENSES

     We have retained MacKenzie Partners to act as the information agent in connection with the offer. The information agent may contact holders of Guest Supply shares by mail, telephone or other means, and may request brokers, dealers and other nominee stockholders to forward the offer materials to beneficial owners of Guest Supply shares. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the information agent against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

     In addition, we have retained EquiServe Trust Company, N.A. as the exchange agent. We will pay the exchange agent customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     We will not pay any fees or commissions to any broker, dealer or other persons (other than the information agent) for soliciting tenders of Guest Supply shares pursuant to the offer.

     Guest Supply received an opinion from U.S. Bancorp Piper Jaffray dated January 22, 2001 to the effect that, as of that date, and subject to the assumptions, factors and limitations set forth in their opinion, the exchange ratio to be established pursuant to the merger agreement is fair to the Guest Supply stockholders, from a financial point of view. The opinion is attached as an exhibit to Guest Supply's Schedule 14D-9, which is being mailed to the Guest Supply stockholders with this prospectus, and Guest Supply stockholders are urged to read such opinion in its entirety, including the assumptions, factors and limitations contained therein.

     U.S. Bancorp Piper Jaffray also provided certain financial advisory services to Guest Supply in connection with the offer and the merger. Under the terms of the engagement letter dated June 19, 2000, Guest Supply has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to 1.25% of the total sale price of Guest Supply in connection with this transaction for U.S. Bancorp Piper Jaffray's financial advisory services, a retainer fee of $100,000, $350,000 for rendering the opinion described above, which fee will be credited against payment of the fee for financial advisory services and reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray, and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. Details concerning the arrangements between Guest Supply and U.S. Bancorp Piper Jaffray are disclosed in Guest Supply's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the Guest Supply stockholders with this prospectus.

                 THE MERGER AGREEMENT AND THE TENDER AGREEMENTS

     The merger agreement and the form of the tender agreements are attached as Annex A and Annex B, respectively, to this prospectus. We believe the following summary describes the material terms of the merger agreement and the tender agreements. This summary, however, does not purport to describe all the terms of the agreements. We recommend that you read carefully the complete agreements for their precise terms and other information that may be important to you.

                              THE MERGER AGREEMENT

THE OFFER

     Conditions. Our obligation to complete the offer is subject to the conditions described beginning on page 31 of this prospectus and include the minimum tender condition, the antitrust condition and the registration statement effectiveness condition. See "The Offer -- Conditions of the Offer."

THE MERGER

     Completion of the Merger. If the conditions to the merger are satisfied or waived in accordance with the merger agreement and in accordance with the New Jersey Business Corporation Act and the Delaware General Corporation Law, at the effective time of the merger, Sysco Food Services of New Jersey will merge with and into Guest Supply. Guest Supply will survive the merger as our wholly owned subsidiary.

     Effective Time of the Merger. The merger will become effective upon the filing of certificates of merger with the New Jersey Secretary of State and the Delaware Secretary of State or at such subsequent date or time as Guest Supply and we may specify. The filing of the certificates of merger will take place as soon as practicable after satisfaction or waiver of the conditions described below under "-- Conditions to the Completion of the Merger" on page 42.

     Additional Effects of the Merger.  Upon completion of the merger:

     - each outstanding share of capital stock of Sysco Food Services of New Jersey shall be converted into and become one share of common stock of Guest Supply, as the corporation surviving the merger;

     - if the exchange offer is completed, each outstanding share of Guest Supply common stock shall be converted into the right to receive a number of shares of our common stock at the same exchange ratio used in the offer, but if the offer is terminated and the merger is completed, each outstanding share of Guest Supply common stock shall be converted into the right to receive a number of shares of our common stock based on the merger ratio, as described below;

     - each share of Guest Supply common stock held in the Guest Supply treasury shall automatically be canceled and retired and shall cease to exist;

     - the directors and officers of Sysco Food Services of New Jersey at the effective time of the merger shall become the directors and officers of Guest Supply, as the corporation surviving the merger;

     - the certificate of incorporation of Guest Supply at the effective time of the merger shall remain the certificate of incorporation of Guest Supply, as the corporation surviving the merger, except as amended by the certificates of merger; and

     - the bylaws of Guest Supply at the effective time of the merger shall become the bylaws of Guest Supply, as the corporation surviving the merger, until amended.

     The Merger Ratio. If the offer is terminated and the merger is completed, the outstanding Guest Supply common stock shall be converted into the right to receive shares of our common stock based on a merger ratio, as described below.

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

     If the average of the closing prices per share of our common stock on the NYSE for each of the 15 consecutive trading days ending on the trading date that is five trading days prior to the date of the Guest Supply stockholders' meeting at which approval of the merger is being considered, which we refer to as the SYSCO average trading merger price, is:

        - at least $22.00 but less than or equal to $30.00, Guest Supply stockholders shall receive for each Guest Supply share a number of SYSCO shares equal to $26.00 divided by the SYSCO average trading merger price;

        - less than $22.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 1.1818 SYSCO shares; or

        - more than $30.00, Guest Supply stockholders shall receive for each Guest Supply share approximately 0.8667 SYSCO shares.

     The SYSCO average trading merger price cannot be determined at this time.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

     After the merger, SYSCO will continue to be managed by the same Board of Directors and officers of SYSCO as before the merger. Information relating to the management, executive compensation, voting securities, certain relationships and related transactions and other related matters pertaining to SYSCO is contained in or incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended July 1, 2000. Such Annual Report is incorporated by reference into this prospectus. See "Where You Can Find More Information" on page 5.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Exchange Agent. At the time the merger becomes effective, we will deposit with the exchange agent certificates representing the number of whole shares of our common stock issuable pursuant to the merger agreement in exchange for the outstanding shares of Guest Supply common stock. We will also deposit with the exchange agent a certificate representing the aggregated fractional shares which would otherwise be issued in exchange for the surrendered Guest Supply shares pursuant to the merger agreement. Soon after the completion of the merger, the exchange agent will send a letter to each person who was a Guest Supply stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Guest Supply stock certificates to the exchange agent and receive shares of our common stock. See "The Offer -- Procedure for Tendering."

     Dividends. Holders of Guest Supply shares will not be entitled to receive any dividends declared by us or other distributions with respect to our shares until after the effective time of the merger and they have surrendered their Guest Supply stock certificates to the exchange agent. Any dividends declared by us with a record date after the effective time of the merger will be accrued for the benefit of those Guest Supply stockholders who have not yet surrendered their certificates, and paid upon surrender.

     Fractional Shares. No fractional shares of our common stock will be issued upon the surrender of certificates representing Guest Supply shares. Guest Supply stockholders will not have any dividend, voting or other rights of a SYSCO shareholder with respect to such fractional shares. Instead, each Guest Supply stockholder will receive an amount of cash in lieu of fractional shares, if any, equal to such fraction multiplied by the SYSCO average trading price or, if applicable, the SYSCO average trading merger price, used in the offer or the merger. Guest Supply stockholders will not receive any interest on the cash to be received for fractional shares, even if there is a delay in making the exchange and payment.

GUEST SUPPLY BOARD OF DIRECTORS

     Upon acceptance for exchange of Guest Supply shares in the offer, Guest Supply will, subject to applicable law, cause to be placed on the Guest Supply board of directors a number of directors designated by SYSCO. We will be entitled to designate that number of Guest Supply directors, rounded up to the
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

next whole number, such that the percentage of the total number of Guest Supply directors designated by us will be equal to the percentage of total outstanding Guest Supply shares then held by us. However, following such designation and until the merger has been completed, we and Guest Supply shall use best efforts to ensure that the Guest Supply board of directors shall always have at least two members who were directors of Guest Supply prior to the completion of the offer. The merger agreement provides that, prior to the effective time of the merger, if our designees are elected to the Guest Supply board, the affirmative vote of a majority of the continuing Guest Supply directors will be required to:

     - amend or terminate the merger agreement;

     - exercise or waive any of Guest Supply's rights, benefits, or remedies under the merger agreement if such exercise or waiver materially and adversely affects Guest Supply stockholders other than us or Sysco Food Services of New Jersey;

     - take action with respect to the retention of counsel and other advisors in connection with the transactions contemplated by the merger agreement; or

     - approve any other action under or in connection with the merger agreement which materially and adversely affects the interests of Guest Supply stockholders, other than us or Sysco Food Services of New Jersey.

GUEST SUPPLY STOCK OPTIONS

     Stock Options. At the effective time of the merger, each outstanding Guest Supply option shall be assumed by SYSCO and thereafter deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Guest Supply stock option, the same number of shares of SYSCO common stock as the holder of the Guest Supply option would have been entitled to receive pursuant to the merger agreement had the holder exercised the Guest Supply option in full immediately prior to the effective time of the merger, rounded down to the nearest whole number. The price per share shall equal the per share exercise price at which the Guest Supply option was exercisable immediately prior to the effective time, divided by the exchange ratio. All such options shall automatically vest and become immediately exercisable 15 days prior to completion of the transactions contemplated by the merger agreement.

     SYSCO has agreed to take all action necessary to implement the above, including the reservation, issuance and listing of a sufficient number of shares of SYSCO common stock for delivery upon exercise of these assumed options. SYSCO shall prepare and file a registration statement on an appropriate form, or a post-effective amendment to a previously filed registration statement, with respect to the shares of SYSCO common stock subject to the above options and, where applicable, shall use its reasonable efforts to have the registration statement declared effective as soon as is reasonably practicable after the effective time of the merger, to maintain its effectiveness and to maintain the current status of the prospectus contained in it for so long as the options remain outstanding.

     Guest Supply has agreed to use commercially reasonable efforts to cause all individuals holding options under its 1993 Stock Option Plan to waive all of their respective rights under Section 5(k) of such plan, which provides for the issuance of reload options, effective from and after the date that our designees constitute a majority of the members of the Guest Supply board of directors, pursuant to a waiver agreement in form and substance reasonably satisfactory to us. As of January 31, 2001, holders of all options outstanding under this plan have executed the waivers.

     For more information on the treatment of Guest Supply stock options in connection with the offer and the merger, please refer to Item 3 of Guest Supply's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Guest Supply stockholders together with this prospectus.

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

CONDUCT OF BUSINESS PENDING THE MERGER

     Guest Supply has agreed that, except as expressly contemplated by the merger agreement and unless we consent in advance in writing, during the period from the execution and delivery of the merger agreement to the date that our designees constitute a majority of the members of the Guest Supply board of directors, Guest Supply and its subsidiaries will carry on their respective businesses in substantially the same manner as conducted before the date of the merger agreement.

     In addition, Guest Supply will not, directly or indirectly, do any of the following:

     - engage in transactions in shares of its capital stock or acquire any shares of its capital stock, except Guest Supply shall have the right to issue common stock pursuant to its employee stock purchase plan, stock option plans and warrants or other convertible securities which were issued and outstanding prior to the date of the merger agreement;

     - amend or propose to amend its certificate of incorporation or bylaws;

     - split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend;

     - acquire any interest in any entity or person;

     - except in the ordinary course of business and consistent with past practice, sell or encumber or authorize or propose the sale or encumbrance of any of Guest Supply's business assets;

     - enter into any material contract or agreement, except in the ordinary course of business and consistent with past practice;

     - authorize a single capital expenditure in excess of $50,000 or aggregate capital expenditures in excess of $200,000;

     - take any action, other than in the ordinary course of business and consistent with past practice, to increase compensation (including bonuses) or other remuneration of its directors, officers or employees or grant any severance or termination pay unless disclosed to SYSCO prior thereto;

     - make payments or grants, except in the ordinary course of business and consistent with past practice, under any employee benefit plan, employment or consulting agreement, or adopt or otherwise amend any of the foregoing, except as required or contemplated by the merger agreement;

     - take any action, except in the ordinary course of business and consistent with past practice, with respect to its methods of management, purchasing, distribution, marketing, or operating or make any change in its method of accounting;

     - take any action to incur or increase any indebtedness for borrowed money from banks, other than borrowings under existing credit facilities and trade payables incurred in the ordinary course of business and consistent with its past practice, or cancel without payment in full, any notes, loans or other receivables, except in the ordinary course of business and consistent with its past practice;

     - loan or advance monies except reasonable expense advances to its employees not to exceed $1,000 per employee;

     - change any of its existing bank accounts or lock box arrangements except for deposits, withdrawals or changes in signatories in the ordinary course of business and consistent with past practice;

     - waive any of its material rights or settle any single claim involving more than $50,000 or in the aggregate involving more than $200,000; or

     - do any act or omit to do any act which would cause a material breach of any of its material contracts, commitments or obligations.

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

GUEST SUPPLY STOCKHOLDERS MEETING

     If required by applicable law to effectuate the merger, the merger agreement requires Guest Supply to call a meeting of its stockholders as soon as practicable after the expiration or termination of the offer. Guest Supply has agreed that, through its board of directors and subject to the board's fiduciary duties, it will recommend that its stockholders vote in favor of approving the merger agreement. At any such Guest Supply stockholder meeting, we have agreed to vote all Guest Supply shares beneficially owned by us or any of our subsidiaries in favor of approving the merger agreement. If we or any of our subsidiaries in the aggregate obtain at least 90% of the outstanding Guest Supply shares, we have agreed to effect the merger as soon as practicable after the expiration of the offer without a Guest Supply stockholders meeting pursuant to Section 14A:10-5.1 of the New Jersey Business Corporation Act.

OTHER OFFERS

     The merger agreement provides that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, Guest Supply will not, directly or indirectly:

     - solicit, initiate, entertain, encourage or respond, except that it may respond to the contested proxy solicitation initiated by BFMA (which has announced that it intends to withdraw its proxy solicitation) for Guest Supply's 2001 Annual Meeting of stockholders, to any inquiries or proposals that constitute or could reasonably be expected to lead to an alternative transaction, which means:

          - the acquisition of Guest Supply by merger or otherwise by any third party;

          - the acquisition by a third party of 20% or more of the assets of Guest Supply and its subsidiaries taken as a whole;

          - the acquisition by a third party of 20% or more of the outstanding Guest Supply common stock or the issuance by Guest Supply of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by the merger agreement;

          - the adoption by Guest Supply of a plan of liquidation or the declaration or payment by Guest Supply of an extraordinary dividend representing 20% or more of the value of Guest Supply and its subsidiaries taken as a whole; or

          - the repurchase by Guest Supply or any of its subsidiaries of more than 20% of its outstanding common stock;

     - negotiate, discuss or provide any non-public information to any third party in connection with an alternative transaction, or;

     - permit any subsidiary to, and will not authorize any officer, director, employee, any investment bank or other advisor or representative of it or a subsidiary to, and will instruct such persons not to, solicit, initiate or encourage the submission of a proposal for any alternative transaction or participate in any discussions or negotiations regarding, or furnish information with respect to, or take action to facilitate, any alternative transaction or any inquiries or the making of any proposal that constitutes, or leads to, any alternative transaction; however, the Guest Supply board of directors may furnish information or enter into negotiations with, a third party that makes an unsolicited bona fide written proposal of an alternative transaction if, and only to the extent that:

          - the Guest Supply board of directors, after consultation with legal counsel, determines in good faith that such action is necessary for it to comply with its fiduciary duties,

          - the Guest Supply board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such alternative transaction would, if consummated, constitute or be reasonably likely to constitute a superior proposal, which means any bona fide written unsolicited proposal of an alternative transaction, except that, for purposes of a superior proposal, 50% shall be substituted for 20%, that the Guest Supply board of directors determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation and consultation with legal counsel, (i) would result in a transaction that would, if completed, be superior to the Guest Supply stockholders from a financial point of view as compared to the transactions contemplated by the merger agreement and any alternative proposed by us in accordance with the merger agreement and (ii) to be reasonably capable of being consummated in accordance with its terms, including that any financing required to consummate the transaction contemplated by such proposal is capable of being, and is reasonably likely to be, obtained, in each case taking into account all factors the Guest Supply board of directors considers relevant, including all legal, financial, regulatory and other aspects of the proposal by the third party, and

          - prior to taking such action, Guest Supply provides notice to us to the effect that it is taking such action, including, without limitation, the material terms and conditions thereof and the identity of the person making it, and as promptly as practicable, but in no case later than 24 hours, after taking such action, provides us with a copy of any alternative transaction or amendments or supplements thereto and receives from such third party an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those between us and Guest Supply.

     Subsequent to furnishing information to, or entering into discussions or negotiations with, any third party, Guest Supply shall inform us on a prompt basis of the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such alternative transaction. Promptly after the execution and delivery of the merger agreement, Guest Supply will, and will cause its subsidiaries to, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties with respect to any possible alternative transaction.

     Under the merger agreement, Guest Supply has agreed that its board of directors will not withdraw or modify or propose to withdraw or modify its approval or recommendation of the merger agreement unless the board of directors determines, after consultation with counsel, that it is required by its fiduciary duties to do so. Guest Supply has also agreed not to approve or recommend an alternative transaction unless the following requirements are met:

     - the alternative transaction must be a superior proposal;

     - Guest Supply's board of directors must first consult with legal counsel and determine that such action is necessary for it to comply with its fiduciary duties to the Guest Supply stockholders;

     - Guest Supply must provide us with written notice advising us that Guest Supply has received a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person or entity making the superior proposal; and

     - Guest Supply's board of directors must allow two business days to elapse after we receive notice of the superior proposal without receiving from us an offer that would cause the Guest Supply board of directors to determine, after consulting with both a financial advisor of nationally recognized reputation and legal counsel, in its good faith judgment, that the alternative transaction is not a superior proposal to the transactions contemplated by the merger agreement.

     Guest Supply can terminate the merger agreement to pursue an alternative transaction only after the second business day following our receipt of written notice from Guest Supply advising us that its board of directors is prepared to accept the superior proposal, and Guest Supply must pay us a termination fee. See "-- Termination Events; Termination Fee; Expenses."

     No provision of the merger agreement prohibits Guest Supply from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders which, in the good faith reasonable judgment of the Guest Supply board of directors, based on the advice of legal counsel, is required under applicable law.

DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION

     The merger agreement provides that, after the date of the merger agreement, the certificate of incorporation and bylaws of the corporation surviving the merger will contain provisions that indemnify present or former directors, officers, employees or agents of Guest Supply to at least the same extent as they were indemnified prior to the date of the merger agreement.

     We have agreed to maintain Guest Supply's current directors and officers liability insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the effective time of the merger and to provide similar coverage for a period of not less than six years from the effective time of the merger for all persons who are directors and officers of Guest Supply on the date of the merger agreement, provided that we will not be obligated to pay an annual premium for any such coverage in excess of 150% of the premium paid by Guest Supply for its most recent fiscal year, and our aggregate indemnification liability may not exceed the net worth of Guest Supply at December 29, 2000.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver, prior to the time the merger becomes effective, of the following conditions:

     - if required by applicable law, the merger agreement shall have been duly approved by the Guest Supply stockholders, in accordance with applicable law and the certificate of incorporation and bylaws of Guest Supply;

     - no federal or state statute, rule, regulation or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which makes the merger illegal or otherwise prohibits completion of the merger;

     - Sysco Food Services of New Jersey shall have accepted for exchange all of the shares of Guest Supply common stock tendered pursuant to the offer, unless the failure to complete the offer is the result of a willful and material breach of the merger agreement by the party asserting such condition;

     - this registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect thereto;

     - no action or proceeding shall be pending before any governmental authority by any governmental authority in which it is sought to restrain or prohibit the merger;

     - if required, the approval for listing on the NYSE of the shares of SYSCO common stock to be issued in the offer and the merger; and

     - the receipt by the Guest Supply board of directors of a fairness opinion by U.S. Bancorp Piper Jaffray which shall not have been modified or withdrawn prior to the payment for the shares in the offer.

TERMINATION EVENTS; TERMINATION FEE; EXPENSES

     Termination Events. The merger agreement may be terminated at any time prior to the closing date of the merger, notwithstanding any approval of the merger agreement by the stockholders of Guest Supply:

     - by mutual written consent of us and Guest Supply;

     - by us if, prior to the acceptance for payment of Guest Supply common stock under the offer, there occurs in respect of Guest Supply or its business, a material adverse effect or a breach by Guest

       Supply of any representation, warranty, covenant or agreement contained in the merger agreement that is not curable and would give rise to a material adverse effect; unless we are then in breach in any material respect of any of our obligations under the merger agreement;

     - by Guest Supply if, prior to the acceptance for payment of Guest Supply common stock under the offer, we materially breach any representation, warranty, covenant or agreement contained in the merger agreement, unless Guest Supply is then in breach in any material respect of any of its obligations under the merger agreement;

     - by Guest Supply or us, only if no shares of Guest Supply common stock were purchased by Sysco Food Services of New Jersey pursuant to the offer, and the merger has not been completed by August 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the merger agreement;

     - by either us or Guest Supply if a meeting of Guest Supply stockholders is required under the New Jersey Business Corporation Act and the merger fails to receive the requisite vote for approval;

     - by Guest Supply, prior to acceptance for payment of Guest Supply common stock under the offer, in order to enter into a definitive written agreement with respect to an alternative transaction with a third party, provided that, prior to entering into such definitive agreement, Guest Supply shall have given us notice of such alternative transaction as required by the merger agreement and is otherwise not prohibited by the merger agreement from entering into such agreement;

     - the merger agreement shall automatically terminate if less than thirty five percent (35%) of the outstanding shares of common stock of Guest Supply, on a fully diluted basis, are not validly tendered by April 30, 2001; or

     - by us if a triggering event shall have occurred, which means:

        - the approval or recommendation by the Guest Supply board of directors or any committee thereof to the Guest Supply stockholders of any alternative transaction;

        - the withdrawal, amendment or modification by the Guest Supply board of directors or any committee thereof in a manner adverse to us of the recommendations it is required to make under the merger agreement;

        - failure by the Guest Supply board of directors to include the recommendations it is required to make under the merger agreement in the offer documents, the Schedule 14D-9 or any post-effective amendment to the registration statement of which this prospectus forms a part; or

        - commencement by a person unaffiliated with Guest Supply of a tender or exchange offer relating to 40% or more of the shares of common stock of Guest Supply, and failure by Guest Supply to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Guest Supply recommends rejection of such tender or exchange offer.

     We do not have the right to terminate the merger agreement as a result of any action taken by Guest Supply or its agents in connection with the contested proxy solicitation involving Guest Supply's 2001 Annual Meeting of stockholders that is not in breach of any provision of the merger agreement. However, on January 23, 2001, following announcement of the execution of the merger agreement, the party soliciting proxies in opposition to the nominees of Guest Supply announced that it intends to withdraw its proxy solicitation.

     Termination Fee; Expenses. Guest Supply has agreed to pay us a termination fee of $5.5 million plus all reasonable out-of-pocket fees and expenses incurred by us in connection with the merger agreement, including without limitation, all filing fees with all governmental authorities, reasonable out-of-pocket legal fees and expenses incurred by us for accounting advice and environmental due diligence upon the occurrence of any of the following events:

     - if within four months after the date of the merger agreement, Guest Supply receives a proposal for an alternative transaction, including the commencement of a tender offer made directly to the Guest Supply stockholders, from any person or entity other than us and such alternative transaction is completed within twelve months after the date of the merger agreement;

     - if Guest Supply, prior to acceptance for payment of any shares of common stock of Guest Supply under the offer, in order to enter into a written agreement with respect to an alternative transaction with a third party, gives us notice of such alternative transaction as required by the merger agreement and is otherwise not prohibited by the merger agreement from entering into such agreement; or

     - if a triggering event shall have occurred.

     The termination fee is due to us within ten days of the first to occur of any of the above events.

     In addition, all of the expenses incurred by us in connection with the merger agreement and related agreements, including all fees and expenses of agents, representatives, brokers, counsel and accountants for us, shall be paid by us. All expenses incurred by Guest Supply in connection with the merger agreement and the related agreements, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Guest Supply shall be paid by Guest Supply. Guest Supply shall also pay the fees owed to U.S. Bancorp Piper Jaffray in connection with this transaction, as well as sales, use and transfer taxes, if any, incurred in connection with the transactions described in the merger agreement.

OTHER PROVISIONS

     Representations and Warranties. The merger agreement contains customary representations and warranties relating to each of the parties and their ability to complete the offer and the merger. All representations and warranties of SYSCO and Guest Supply survive for three years after the completion of the merger.

     Access To Information. Guest Supply has agreed to afford, and to cause its respective officers, employees, representatives and agents to afford us, from the date of the merger agreement to the effective time, reasonable access to its officers, employees, agents, properties, books, records, files and other documents as we may reasonably request that relate to the Guest Supply business. Except as required by law, each party shall hold any confidential information in accordance with the confidentiality agreement between SYSCO and Guest Supply.

     Further Assurances. Each of the parties to the merger agreement has agreed to execute and deliver any additional information, documents or agreements contemplated by the merger agreement or necessary to complete the offer and the merger.

                             THE TENDER AGREEMENTS

PARTIES

     Certain directors and executive officers of Guest Supply who, on January 31, 2001, directly or indirectly, collectively held an aggregate of approximately 8.35% of the outstanding shares of Guest Supply common stock and collectively have the right to acquire an additional 472,500 shares upon the exercise of outstanding Guest Supply stock options, have entered into tender agreements with us.

AGREEMENTS TO TENDER

     Each Guest Supply stockholder who signed a tender agreement agreed to tender in the offer and not withdraw all Guest Supply shares owned by him along with any additional Guest Supply shares acquired by him after the date of the tender agreement, including those acquired upon the exercise of options and warrants. Such stockholders have reserved the right to sell into the public market up to 15% of the total number of (i) shares held of record, and (ii) shares deemed beneficially owned by them pursuant to Rule 13d-3 under the Securities Exchange Act of 1934. Shares deemed beneficially owned include those subject to options and warrants exercisable at January 22, 2001, and those exercisable within 60 days thereafter. They have also agreed that, if they do not sell the remaining shares at least five days prior to the expiration date of the offer, they will tender them in the offer.

PROXY

     Each Guest Supply stockholder who signed a tender agreement granted us, or any of our nominees, a proxy to vote or execute a consent voting all of such stockholder's Guest Supply shares:

     - in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement;

     - against any proposal for any recapitalization, merger, sale of assets or other business combination between Guest Supply and any person or entity, other than the transactions contemplated by the merger agreement; and

     - against any action or agreement that would result in a breach of any covenant, representation or warranty or would result in any other obligation or agreement of Guest Supply under the merger agreement not being fulfilled or would result in payment by Guest Supply of the termination fee set forth under "-- Termination Events; Termination Fee; Expenses"

NO SOLICITATION

     Each Guest Supply stockholder who signed a tender agreement further agreed not to, directly or indirectly, solicit, initiate, entertain, encourage or respond to any inquiries or proposals that constitute or could reasonably be expected to lead to an alternative transaction to the offer or the merger with another person or entity, or to negotiate, discuss or provide any non-public information to any third party in connection with such an alternative transaction.

TERMINATION

     Each tender agreement provides that it and the proxies granted under the tender agreements will terminate upon the earliest to occur of:

     - termination of the merger agreement in accordance with its terms;

     - the effective time of the merger;

     - the date on which all of the stockholder's Guest Supply shares are purchased pursuant to the offer; or

     - the termination of the offer without the purchase of any Guest Supply shares.

                          INTERESTS OF CERTAIN PERSONS

     The information contained in Item 3 of the Schedule 14D-9 of Guest Supply dated February 5, 2001 is incorporated herein by reference. To our knowledge, each material agreement, arrangement or understanding and any actual or potential conflict of interest between Guest Supply and Guest Supply's executive officers, directors or affiliates, or between Guest Supply and Sysco Food Services of New Jersey, SYSCO and their respective executive officers, directors or affiliates, is either incorporated herein by reference as a result of the previous sentence or is set forth below.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     In connection with the negotiation of the merger agreement, we required that the employment agreements of Clifford W. Stanley, Paul T. Xenis and R. Eugene Biber be replaced with new employment agreements in order to help retain these officers following the earlier to occur of the completion of the offer or the merger. These new agreements have terms that last until 90 days following the end of our 2006 fiscal year and will become effective only upon the earlier of completion of the offer or the merger, which we refer to as the effective date of the agreement. The agreements provide for initial base salaries of $284,000 for Mr. Stanley, $210,000 for Mr. Xenis and $199,000 for Mr. Biber, subject to annual review for merit increases. On the effective date of the agreement, Mr. Stanley will be granted stock options pursuant to our 2000 Stock Incentive Plan to purchase 100,000 shares of our common stock which vest in 33 1/3% increments over three years on each anniversary date of the grant. The options may remain outstanding for 10 years from the date of grant so long as during the first three years, following the effective date, his employment is not terminated with cause and he does not resign (except for good reason). The term may be shortened based on the circumstances surrounding the termination of his employment. Messrs. Xenis and Biber will be granted stock options pursuant to our 2000 Stock Incentive Plan to purchase 30,000 and 20,000 shares, respectively, of our common stock which vest in 20% increments over five years based upon achievement of targeted increases in pre-tax earnings of Guest Supply compared to prior years, but if any such options do not vest because the targets are not met, the options vest nine and one half years after the date of grant provided that Mr. Xenis or Mr. Biber, as the case may be, is still employed by Guest Supply. Each of the options granted have special vesting provisions in the event of and depending upon the reason why the employment agreements are terminated. Each of the agreements also provides for certain restrictive covenants in favor of SYSCO, including noncompetition, nonsolicitation, and nondisclosure of confidential information provisions.

     This summary of the terms of the new employment agreements is qualified in its entirety by reference to the text of the employment agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

     Pursuant to an agreement dated August 6, 1997, as amended, between Guest Supply and Thomas M. Haythe, Mr. Haythe acts as general counsel for Guest Supply. The agreement provides for the payment of a monthly retainer of $7,500, credited on a current basis against his fees for services rendered to Guest Supply, and the payment of up to three years of such retainer upon the termination of the agreement in the case of certain change-of-control events involving Guest Supply. The term of the agreement is for a three-year period with automatic yearly extensions. In connection with execution of the merger agreement, Mr. Haythe entered into an amendment to the agreement with Guest Supply which will take effect upon the closing of the offer or the merger. Pursuant to the amendment, Mr. Haythe will continue to receive his monthly retainer through July 2004.

STOCK OPTIONS

     As of January 31, 2001, options issued to executive officers and directors of Guest Supply to purchase a total of 472,500 shares of Guest Supply common stock, with a weighted average exercise price of approximately $8.54 per share were outstanding.

DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION

     The merger agreement provides that for a period of six years from the effective time of the merger, the corporation surviving the merger will maintain in effect directors' and officers' liability insurance covering those persons who were covered under Guest Supply directors' and officers' liability insurance on January 22, 2001. Such insurance shall be no less favorable than Guest Supply existing policies and shall cover events occurring prior to the effective time of the merger. We are not required to expend an amount in excess of 150% of the annual premiums currently paid by Guest Supply for such insurance.

     The surviving corporation of the merger will also indemnify each such officer and director for a period of six years to the fullest extent that those individuals are currently entitled to indemnification under New Jersey law and under the Guest Supply certificate of incorporation and bylaws.

THE TENDER AGREEMENTS

     Immediately prior to the signing of the merger agreement, directors and executive officers of Guest Supply, who then collectively held approximately 9.3% of the outstanding Guest Supply common stock, entered into tender agreements with us. Each Guest Supply stockholder who signed a tender agreement all Guest Supply shares owned by them at January 22, 2001, as well as all additional shares acquired by them, including those acquired upon exercise of options and warrants. However, each of those stockholders also reserved the right to sell into the public market up to 15% of the total number of (i) shares held of record, and (ii) shares deemed beneficially owned by such stockholders pursuant to Rule 13d-3 under the Securities Exchange Act of 1934. Shares deemed beneficially owned include those subject to options and warrants exercisable at January 22, 2001, and those exercisable within 60 days thereafter. Shares sold pursuant to this provision on or before five days prior to the expiration date of the offer will not be tendered. As of February 1, 2001, approximately 8.35% of the outstanding Guest Supply common stock was subject to the tender agreements.

     See "The Merger Agreement and the Tender Agreements -- The Tender Agreements."

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material U.S. federal income tax consequences of the offer and the merger to Guest Supply stockholders who exchange their Guest Supply shares for our common shares pursuant to the offer or the merger. This discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the offer and the merger. Further, this tax discussion does not address all of the U.S. federal income tax consequences that may be relevant to Guest Supply stockholders in light of their particular circumstances; nor does the discussion address the U.S. federal income tax consequences that may be applicable to Guest Supply stockholders subject to special tax treatment under the Internal Revenue Code of 1986, as amended (which we refer to as the Code), such as stockholders:

     - who are dealers in securities, traders that mark to market, foreign individuals (i.e., individuals who are not citizens or residents of the United States), foreign corporations, foreign partnerships or other foreign entities, mutual funds, financial institutions, insurance companies or tax-exempt entities;

     - who acquired their shares through the exercise of stock options, through stock purchase plans, in other compensatory transactions, or through a tax-qualified retirement plan;

     - whose shares are qualified small business stock for purposes of Section 1202 of the Code;

     - who hold their shares as part of an integrated investment such as a hedge, straddle, constructive sale or other risk reduction strategy or as part of a conversion transaction;

     - who do not hold their shares as capital assets;

     - whose functional currency is not the U.S. dollar; or

     - who are subject to the alternative minimum tax.

     In addition, the following tax discussion does not address the tax consequences, if any, of the offer or the merger under state, local, foreign, and other tax laws. The tax opinions described below and this tax discussion are based upon the provisions of the Code, applicable Treasury regulations, judicial decisions and Internal Revenue Service (which we refer to as the IRS) rulings, in each case, as in effect as of the date of this document. There can be no assurance that future legislative, judicial or administrative changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the tax opinions summarized below or in this tax discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the offer and the merger and neither this tax discussion nor the tax opinions described below will be binding on the IRS or any court. The IRS could adopt a contrary position, and such contrary position could be sustained by a court.

     SYSCO and Guest Supply expect to be advised by Arnall Golden Gregory LLP and Torys, respectively, that in their respective opinions, although the matter is not free from doubt, for U.S. federal income tax purposes the offer and the merger should constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions, when given, will be attached as Exhibits 8.1 and 8.2, respectively, to the registration statement on Form S-4 filed with the SEC, of which this prospectus is a part. The tax opinions described above and the consequences summarized below under "Federal Income Tax Consequences If The Offer And The Merger Qualify As A Reorganization" will be conditioned upon, among other things, all of the following factual assumptions (which we refer to as the supporting conditions):

     - the merger is completed promptly after the offer; and

     - the offer and the merger are completed under the current terms of the merger agreement.

     In addition to these primary supporting conditions, the opinions of Arnall Golden Gregory LLP and Torys will rely upon, and the consequences summarized below under "Federal Income Tax Consequences If The Offer And The Merger Qualify As A Reorganization" are based upon, representations and covenants made by Guest Supply and SYSCO, including those contained in tax representation letters of Guest Supply, SYSCO and Sysco Food Services of New Jersey, and certain other assumptions including the absence of changes in facts or in law between the date of this prospectus and the effective time of the merger. If any of those representations, covenants or assumptions are inaccurate or if the supporting conditions are not satisfied, the tax opinions of Arnall Golden Gregory LLP and Torys described above cannot be relied upon. In addition, the ability to satisfy the supporting conditions, and therefore the federal income tax consequences of the offer and the merger, depend in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed, or that the supporting conditions will be satisfied. Also, as noted above, it is possible that a court might reach a conclusion contrary to the conclusion reached in the tax opinions. Accordingly, it is possible that the offer and/or the merger may not qualify as a reorganization, and the tax consequences of the offer and/or the merger could differ materially from those summarized below under "Federal Income Tax Consequences If The Offer And The Merger Qualify As A Reorganization." See "Federal Income Tax Consequences If The Offer And/Or The Merger Does Not Qualify As A Reorganization."

FEDERAL INCOME TAX CONSEQUENCES IF THE OFFER AND THE MERGER QUALIFY AS A REORGANIZATION

     Assuming that the offer and the merger qualify as a reorganization, and subject to the assumptions, limitations and qualifications described above, for federal income tax purposes:

     - A holder of Guest Supply shares will not recognize any gain or loss upon exchange of the holder's Guest Supply shares for SYSCO shares in the offer or the merger, except for cash received instead of a fractional share of SYSCO common stock.

     - A holder of Guest Supply shares will have an aggregate tax basis in the SYSCO shares received in the offer or the merger equal to (1) the aggregate tax basis in the Guest Supply shares surrendered by that holder in the offer or merger, reduced by (2) any tax basis in such Guest Supply shares that is allocable to a fraction of a SYSCO common share for which cash is received.

     - The holding period for SYSCO shares received in exchange for Guest Supply shares in the offer or the merger will include the holding period for Guest Supply shares surrendered for them in the offer or the merger.

FEDERAL INCOME TAX CONSEQUENCES IF THE OFFER AND/OR THE MERGER DOES NOT QUALIFY AS A REORGANIZATION

     If the offer and/or the merger does not qualify as a reorganization, each Guest Supply stockholder realizing gain on the exchange of Guest Supply shares for SYSCO shares in the offer and/or the merger, as applicable, generally will recognize capital gain or loss, measured by the difference between the fair market value of the SYSCO shares received by such stockholder (together with any cash received by such stockholder instead of a fraction of a SYSCO share) and such stockholder's tax basis in the Guest Supply shares surrendered. This capital gain or loss will be long-term capital gain or loss if such stockholder held such Guest Supply shares for more than one year at the time such Guest Supply shares are exchanged in the offer or at the effective time of the merger, as applicable.

     Guest Supply stockholders are urged to consult their own tax advisor regarding the recognition of gain or loss, and their basis and holding period in the SYSCO shares if the offer and/or the merger does not qualify as a reorganization.

FEDERAL INCOME TAX CONSEQUENCES IF THE MERGER IS NOT CONSUMMATED

     In addition to the limitations, assumptions and qualifications described above, this tax discussion does not address, and no opinion has been given concerning, any tax consequences of the offer if the merger is not completed. If the merger is not completed, the federal income tax consequences of the exchange of Guest Supply shares for SYSCO shares in the offer will depend on facts and circumstances that are not yet known. Such facts and circumstances include the percentage of Guest Supply shares tendered in the offer. You are urged to consult your tax advisor regarding the tax consequences to you of your participation in the offer if the merger is not completed.

     The summary of anticipated material U.S. federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the offer and the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the offer or the merger. The summary does not address the tax consequences of any transaction other than the offer and the merger. Accordingly, each Guest Supply stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the offer and the merger to such stockholder.

                    COMPARISON OF RIGHTS OF HOLDERS OF SYSCO
                         SHARES AND GUEST SUPPLY SHARES

     The rights of our stockholders are governed by the Delaware General Corporation Law, our certificate of incorporation and our bylaws. The rights of Guest Supply stockholders are governed by the New Jersey Business Corporation Act and Guest Supply's certificate of incorporation and bylaws. Our certificate of incorporation and bylaws differ from the Guest Supply certificate of incorporation and bylaws in several respects. Upon completion of the merger, Guest Supply stockholders will become SYSCO stockholders and their rights will become subject to the provisions of Delaware law and the SYSCO certificate of incorporation and bylaws. The material differences between the rights of Guest Supply stockholders and SYSCO stockholders are summarized below.

     The following discussion is not intended to be complete. You should also refer to Delaware corporate law, our certificate of incorporation and our bylaws. Copies of our certificate of incorporation, our bylaws, the Guest Supply certificate of incorporation and the Guest Supply bylaws will be sent to the stockholders of Guest Supply upon request. See "Where You Can Find More Information" on page 5.

                           AUTHORIZED CAPITAL STOCK:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- 1.5 million shares of preferred stock.           - 1 million shares of preferred stock.
- 1 billion shares of common stock.                - 20 million shares of common stock.

                         NUMBER AND TERM OF DIRECTORS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Not less than 3 nor more than 15, elected        - Not less than 3 nor more than 9, elected
  in 3 classes with staggered 3-year terms,          in 3 classes with staggered 3-year terms,
  with exact numbers to be determined from           with exact numbers to be determined from
  time to time by the Board, currently 12            time to time by the Board, currently 6
  directors.                                         directors.

                              REMOVAL OF DIRECTORS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Can be removed with cause by the                 - Can be removed by the stockholders only
  stockholders.                                      for cause and only by the affirmative vote
- Can be removed for cause by action of the          of a majority of the combined voting power
  Board.                                             of the then outstanding shares of voting
                                                     stock, voting together as a single class.

                        SPECIAL MEETING OF STOCKHOLDERS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Can be called at any time by the Chairman        - Can be called by resolution of the Board
  of the Board, the Directors or any officer         of Directors, by the Chairman of the Board
  instructed by the Directors.                       of Directors, by the President, or by the
                                                     holders of a majority of the outstanding
                                                     shares of capital stock entitled to vote.
                                                     Special meetings may not be called by
                                                     stockholders without the approval of the
                                                     Board of Directors, except as may be
                                                     required by New Jersey law.

                                    QUORUM:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Requires 35% of the outstanding shares           - Requires a majority of the outstanding
  entitled to vote.                                  shares entitled to vote.

                              NOTICE FOR MEETING:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Notice to stockholders of any meeting            - Notice to stockholders of any meeting
  requires written notice delivered not less         requires written notice delivered not less
  than ten days nor more 50 days before the          than ten days nor more than 60 days before
  date of the meeting to each stockholder            the date of the meeting to each
  entitled to vote at such meeting.                  stockholder entitled to vote at such
                                                     meeting.

                              CHARTER AMENDMENTS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Requires board approval and the                  - Amendment of some articles requires the
  affirmative vote of the holders of a               affirmative vote of the holders of 80% of
  majority of the outstanding shares                 the outstanding shares entitled to vote.
  entitled to vote.

                              AMENDMENT TO BYLAWS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Board has full power to amend, alter and         - Bylaws may be altered, amended or repealed
  repeal the bylaws, and to adopt new                or new bylaws may be adopted by the Board or
  bylaws, provided that the Board may                the stockholders; provided that
  delegate such power, in whole or in part,          alteration, amendment, repeal or adoption
  to the stockholders, which power has not           by the stockholders requires the
  been delegated; and provided, further,             affirmative vote of the holders of not
  that any bylaw which provides for the              less than 80% of the outstanding shares
  election of directors by classes for               entitled to vote.
  staggered terms may only be amended by the
  stockholders.

           ADVANCE NOTICE BYLAW PROVISIONS FOR ELECTION OF DIRECTORS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Only persons who are nominated by or at          - Only persons who are nominated by or at
  the direction of:                                  the direction of:
- the Board of Directors, or any duly              - the Board of Directors, or any duly
  authorized committee thereof;                      authorized committee thereof;
- a stockholder of SYSCO (1) who is a              - a stockholder of Guest Supply (1) who is a
  stockholder of record on the date the              stockholder of record on the date the
  notice to stockholders is mailed and on            notice to stockholders is mailed and on
  the record date for stockholders entitled          the record date for stockholders entitled
  to notice of and to vote at such meeting           to notice of and to vote at such meeting
  and (2) who complies with the notice and           and (2) who complies with the notice and
  disclosure procedures contained in the             disclosure procedures contained in the
  bylaw, are eligible for election as                bylaw, are eligible for election as
  directors of SYSCO.                                directors of Guest Supply.

- To be timely, a stockholder's notice must        - To be timely, a stockholder's notice must
  be delivered to SYSCO, in the case of an           be delivered to Guest Supply, in the case of
  annual meeting, not less than 90 days nor          an annual meeting, not less than 60 days
  more than 130 days prior to the date of            nor more than 90 days prior to the date of
  the anniversary of the previous year's             the anniversary of the previous year's
  annual meeting or in the case of a special         annual meeting or in the case of a special
  meeting of stockholders called for the             meeting of stockholders called for the
  purpose of electing directors, not later           purpose of electing directors, not later
  than the close of business on the 10th day         than the close of business on the 10th day
  following the day on which notice of the           following the day on which notice of the
  date of the special meeting was mailed or          date of the special meeting was mailed or
  public disclosure of the date of the               public disclosure of the date of the
  special meeting was made, whichever first          special meeting was made, whichever first
  occurs.                                            occurs.

                             STOCKHOLDER PROPOSALS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------

- No business may be transacted at an annual            -  No business may be transacted at an annual
  meeting of SYSCO stockholders, other than                meeting of Guest Supply stockholders, other
  business that is either specified in the notice of       than business that is either specified in the
  meeting given by or at the direction of the              notice of meeting given by or at the direction of
  Board of Directors, otherwise properly brought           the Board of Directors, otherwise properly
  before the annual meeting by or at the direction         brought before the annual meeting by or at the
  of the Board of Directors, or any duly                   direction of the Board of Directors, or any duly
  authorized committee thereof, or otherwise               authorized committee thereof, or otherwise
  properly brought before the annual meeting by a          properly brought before the annual meeting by a
  stockholder of SYSCO (1) who is a                        stockholder of Guest Supply (1) who is a
  stockholder of record on the date of the notice          stockholder of record on the date of the notice
  and on the record date for stockholders entitled         and on the record date for stockholders entitled
  to notice of and to vote at such annual meeting          to notice of and to vote at such annual meeting
  and (2) who complies with the notice and                 and (2) who complies with the notice and
  disclosure procedures contained in the bylaws.           disclosure procedures contained in the bylaws.
- To be timely, a stockholder's notice must be           - To be timely, a stockholder's notice must be
  received by SYSCO not less than 90 days nor more         received by Guest Supply not less than 60 days
  than 130 days prior to the date of the                   nor more than 90 days prior to the date of the
  anniversary of the previous year's annual                anniversary of the previous year's annual
  meeting.                                                 meeting.

                 STATE TAKEOVER LAWS APPLICABLE TO THE COMPANIES:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Section 203 of the Delaware General              - New Jersey law restricts the ability of
  Corporation Law restricts a corporation's          certain persons to acquire control of a New
  right to engage in a business combination          Jersey corporation. In general, a New
  with any interested stockholder within a           Jersey corporation may not engage in a
  period of three years from the date that           business combination with an interested
  such stockholder became an interested              stockholder for a period of five years
  stockholder. In general, an interested             following the interested stockholder's
  stockholder is a stockholder who holds 15%         becoming such. An interested stockholder
  or more of the outstanding voting stock of         is generally a stockholder owning at least
  a Delaware corporation; provided, however,         10% of the voting power of a corporation's
  if such stockholder holds 85% of the               outstanding shares. A New Jersey
  outstanding stock, the board approves              corporation may opt out of the New Jersey
  either the transaction in question or the          anti-takeover provisions and make the
  acquisition of shares by the stockholder,          anti-takeover provisions of New Jersey law
  or the transaction is approved by                  inapplicable to the business combination
  two-thirds of the company's stockholders           and related transactions. The Guest Supply
  other than the stockholder in question,            certificate of incorporation provides that
  then the prohibition against a business            certain transactions, including a merger,
  combination does not apply.                        significant asset sales and certain
                                                     issuances or transfers of securities of
                                                     Guest Supply require the affirmative vote
                                                     of the holders of 80% of the outstanding
                                                     shares of voting stock, unless the Board
                                                     of Directors of Guest Supply expressly
                                                     approved in advance the acquisition of
                                                     outstanding shares of voting stock of
                                                     Guest Supply that resulted in any related
                                                     person (as defined) becoming a related
                                                     person or expressly approved the business
                                                     combination prior to the related person
                                                     involved in the business combination
                                                     having become a related person.
                                                   - The Guest Supply certificate of
                                                     incorporation also provides that certain
                                                     affiliated transactions with a related
                                                     person of Guest Supply require, in
                                                     addition to any vote required by law or in
                                                     Guest Supply's certificate of
                                                     incorporation or by-laws, approval by a
                                                     majority of continuing directors.
                                                   - The Guest Supply Board of Directors has
                                                     taken the necessary action to make the
                                                     foregoing provisions of the New Jersey
                                                     anti-takeover laws and Guest Supply's
                                                     certificate of incorporation inapplicable
                                                     to the offer and the merger and the
                                                     related transactions.

                        INSPECTION OF BOOKS AND RECORDS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Any stockholder has the right to inspect         - Any stockholder has the right to inspect
  and copy SYSCO's stock ledger, its list of         and copy Guest Supply's list of stockholders
  stockholders and other corporate books and         and other corporate records during the
  records during the usual hours of business         usual hours of business upon at least 5
  upon written demand stating a purpose              days written demand stating a proper
  reasonably related to such person's                purpose; provided that, the stockholder
  interest as a stockholder.                         has been a stockholder for at least six
                                                     months or holds at least 5% of the
                                                     outstanding shares of voting stock.

   VOTE REQUIRED FOR MERGERS AND SIMILAR FUNDAMENTAL CORPORATE TRANSACTIONS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Requires Board approval and the                  - Requires the affirmative vote of not less
  affirmative vote of the holders of a               than 80% of the outstanding shares of voting
  majority of the outstanding stock entitled         stock, unless the Board of Directors has,
  to vote.                                           in advance, expressly approved the
                                                     transaction. Since the Board of Directors
                                                     has approved the offer and merger, the
                                                     merger requires the affirmative vote of a
                                                     majority of the votes cast.

  VOTE REQUIRED FOR SALES OF ALL OR SUBSTANTIALLY ALL OF THE CORPORATE ASSETS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Requires Board approval and the                  - Requires the affirmative vote of not less
  affirmative vote of the holders of a               than 80% of the outstanding shares of voting
  majority of the outstanding stock entitled         stock, unless the Board of Directors has,
  to vote.                                           in advance, expressly approved the
                                                     transaction.

                                   DIVIDENDS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- Under Delaware corporate law, a                  - Under New Jersey corporate law, a
  corporation's Board of Directors may               corporation's Board of Directors may
  declare and pay dividends either:                  declare and pay dividends in cash, in
- out of surplus, the amount of net assets           property, or in shares of capital stock;
  of the corporation in excess of all                provided however, that a corporation may
  liabilities, or                                    not make a distribution if either:
- if there is no surplus, out of net               - the corporation is unable to pay its debts
  profits generated in the fiscal year in            as they become due in the usual course of
  which the dividend is declared and/or              business; or
  the preceding fiscal year.                       - the corporation's total assets would be
                                                     less than its total liabilities.

                         DISSENTERS' APPRAISAL RIGHTS:

                   SYSCO                                           GUEST SUPPLY
                   -----                                           ------------
- No appraisal rights are available for            - No dissenters' rights are available for
  shares of any class or series of stock,            shares of any class or series of stock,
  which stock, at the record date fixed to           which stock, at the record date fixed to
  determine the shareholders entitled to             determine the shareholders entitled to
  receive notice of and to vote at the               notice of and to vote at a meeting to act
  meeting of shareholders to act upon a              upon a merger, share exchange or
  merger, is listed on a national securities         disposition of all or substantially all of
  exchange, as is SYSCO's, or designated a           a corporation's assets is listed on a
  national market system security on an              national securities exchange, as is Guest
  interdealer quotation system by the                Supply's. Thus, Guest Supply's
  National Association of Securities                 shareholders do not have any appraisal or
  Dealers, Inc.                                      dissenters' rights with respect to the
                                                     offer or the merger.

SYSCO RIGHTS PLAN

     Under SYSCO's Amended and Restated Rights Agreement, as amended in May 1999, each share of SYSCO common stock has attached to it one-half of one preferred stock purchase right. Each right entitles the holder to purchase from SYSCO one two-thousandth of a share of SYSCO's Series A Junior Participating Preferred Stock at a price of $175 per one two-thousandth of a share.

     The rights are not exercisable until the earlier to occur of:

     - a public announcement that, without the prior consent of the board of directors of SYSCO, a person or group has acquired or obtained the right to acquire beneficial ownership of 10% or more of the outstanding shares of SYSCO common stock; or

     - ten business days, or such later date as the board may determine, following the commencement or announcement of an intention, which is not subsequently withdrawn, to make a tender offer or exchange offer which would result in any person or group having beneficial ownership of 10% or more of the outstanding shares of SYSCO common stock without the prior consent of the board of directors.

     Upon the occurrence of either of the events described above, each holder of a right will have a 60-day period (or a longer period set by the board of directors) to exercise a right to receive securities. The 60-day (or longer) period will begin on the later of:

     - the date of this occurrence; or

     - the effective date of any required registration statement.

     Upon exercise of this right, each holder will receive that number of units of one two-thousandths of a share of preferred stock, or, in some cases, common stock or other securities, having an average market value during a specified time period of two times the exercise price of the right.

     In addition, if SYSCO is acquired in a merger or other business combination transaction or 50% or more of SYSCO's assets or earning power is sold, each right will entitle the holder to receive, upon the exercise of the right, that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.

     Prior to there being an occurrence described above, SYSCO may redeem the rights at a price of $0.01 per right. The rights will expire on May 31, 2006, unless earlier redeemed by SYSCO.

     The rights have certain anti-takeover effects. Because an acquiring person or group is not entitled to exercise purchase rights that relate to its shares, the acquiring person's or group's ownership of SYSCO would be severely diluted if the other stockholders exercise their rights to purchase the preferred stock, which has preferential dividends, liquidation, voting and other rights. Therefore, the effect of the rights agreement is to encourage any person or group who wants to acquire SYSCO to negotiate with the SYSCO board to agree on the terms of the transaction. However, the rights generally should not interfere with any merger or other business combination approved by the board of directors.

GUEST SUPPLY RIGHTS PLAN

     On July 14, 1988, as amended on August 6, 1997, the Board of Directors of Guest Supply declared a dividend of one preferred share purchase right for each outstanding share of common stock of Guest Supply and for each share of common stock issued from that date. The dividend was payable on July 26, 1988 to the stockholders of record on that date. Each right entitles the registered holder to purchase from Guest Supply one one-hundredth of a preferred share at a price of $30.00, subject to adjustment.

     The rights agreement provides that, until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding common stock, or (ii) 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the completion of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding common stock, the rights will be transferred with and only with the common stock.

     Each holder of a right will in such event have the right to receive shares of Guest Supply's common stock having a market value of two times the exercise price of the right, which has been set at $30.00; and in the event that Guest Supply is acquired in a merger or other business combination, or if more than 50% of its assets or earning power is sold, each holder of a right would have the right to receive common stock of the acquiring company with a market value of two times the exercise price of the right. Following the occurrence of any of these events, any rights that are beneficially owned by any acquiring person will immediately become null and void.

     The rights are not exercisable until the earlier of such date as described above and will expire on July 15, 2008, unless the final expiration date is extended or the rights are earlier redeemed by Guest Supply at $.01 per right. Guest Supply's Board of Directors has taken sufficient action to exempt the offer, the merger and the transactions contemplated by the merger agreement from the provisions of the rights plan.

                                 LEGAL MATTERS

     The legality of the shares of SYSCO common stock to be issued in the merger will be passed upon for SYSCO by Arnall Golden Gregory LLP. Jonathan Golden, a partner of Arnall Golden Gregory LLP, is a director of SYSCO. As of January 31, 2001, attorneys with Arnall Golden Gregory LLP beneficially owned an aggregate of approximately 160,000 shares of SYSCO common stock. Arnall Golden Gregory LLP and Torys will deliver their opinions to SYSCO and Guest Supply, respectively, as to certain federal income tax consequences of the merger. See "Material Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated balance sheets of SYSCO Corporation and subsidiaries as of July 1, 2000 and July 3, 1999, and the related statements of consolidated results of operations, shareholders' equity and cash flows and financial statement schedule for each of the three years in the period ended July 1, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     With respect to the unaudited interim financial information of SYSCO Corporation and subsidiaries for the quarters ended September 30, 2000 and October 2, 1999 incorporated herein by reference, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     The consolidated financial statements and the related financial statement schedule of Guest Supply, Inc. and subsidiaries as of September 29, 2000 and October 1, 1999, and for each of the fiscal years in the three-year period ended September 29, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                         ANNEX A

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION
                            UNDER SECTION 368(a) OF
                 THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION UNDER SECTION 368(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (the "Agreement"), dated January 22, 2001, by and among GUEST SUPPLY, INC., a New Jersey corporation (the "Company"; the Company together with all of its Subsidiaries set forth on
Schedule 4.1(b)(i) are hereinafter collectively referred to as "Guest Supply"), SYSCO CORPORATION, a Delaware corporation ("Sysco"); and SYSCO FOOD SERVICES OF NEW JERSEY, INC., a Delaware corporation and a wholly-owned subsidiary of Sysco ("Merger Sub") (Sysco and Merger Sub are hereinafter collectively referred to as the "Sysco Companies").

                                    RECITALS

     A. Guest Supply is in the following business ("Business"):

          (i) manufacturing, packaging and distributing to the lodging industry, nursing homes, cruise ships and others personal care guest amenities (which include, among other items, shampoo, hair conditioners, soap, bath gel, and mouthwash), housekeeping supplies, furnishings, room accessories and textiles; and

          (ii) manufacturing and packaging personal care products for consumer products and retail companies.

     B. The respective Boards of Directors of Sysco, Merger Sub and the Company have each approved the acquisition of the Company by Sysco upon the terms and the conditions set forth in this Agreement.

     C. In furtherance of such acquisition, it is proposed that Merger Sub shall make an exchange offer (the "Offer") to exchange shares of common stock, $1.00 par value ("Sysco Common Stock"), of Sysco for all of the issued and outstanding shares of common stock, no par value ("Common Stock"), of the Company, including the associated Company Rights (as defined in Section 4.5) (each share of the Common Stock together with its associated Company Right, is hereinafter referred to as a "Share" and collectively, as the "Shares") upon the terms and subject to the conditions set forth in this Agreement.

     D. Also in furtherance of such acquisition, the respective Boards of Directors of Sysco, Merger Sub and the Company have each approved the merger of Merger Sub with the Company ("Merger") upon the terms and subject to the conditions set forth in this Agreement.

     E. The respective Boards of Directors of Sysco, Merger Sub and the Company have each determined that the Offer and the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders.

     F. For federal income tax purposes, it is intended that the Offer and Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), and that this Agreement constitutes a plan of reorganization.

     G. Sysco, Merger Sub and the Company desire to make certain representations, warranties, covenants, each to the other, and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger and the other transactions contemplated by this Agreement.

     H. The agreements, certificates and other documents listed on Schedule I hereto have been executed and delivered prior to, or simultaneously with, this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                              THE OFFER AND MERGER

     1.1 The Offer; Merger Election. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A hereto shall be existing (other than paragraphs (g), (i) and (k) therein), Merger Sub shall, as promptly as practicable after the date hereof, but in no event later than ten (10) business days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. Each Share accepted by Merger Sub in accordance with the Offer shall be exchanged for the right to receive from Merger Sub the consideration determined in accordance with Section 1.2(A) below (collectively, the "Offer Consideration"). The Offer shall be subject to the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, when added to the Shares, if any, beneficially owned by Sysco or Merger Sub, would constitute a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto (any of which may be waived in whole or in part by Merger Sub in its sole discretion except as otherwise provided herein). Sysco and Merger Sub shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, including but not limited to the conditions of the Offer, Merger Sub shall, and Sysco shall cause Merger Sub to, accept for payment and pay for Shares tendered pursuant to the Offer as soon as practicable after expiration thereof. The obligations of Merger Sub to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto. Each of Sysco and Merger Sub expressly reserves the right to waive the conditions of the Offer and to amend any of the terms and conditions of the Offer; provided, that Merger Sub shall not without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company (the "Company Board") or a duly authorized committee thereof) (i) decrease the Offer Consideration, (ii) decrease the number of Shares sought,
(iii) change the form of consideration to be paid pursuant to the Offer as set forth in Section 1.2 below, (iv) impose conditions to the Offer in addition to those set forth in Annex A hereto, (v) amend any other term or condition of the Offer in any manner adverse to the holders of the Shares, (vi) extend the expiration date of the Offer, or (vii) waive the Minimum Condition or the conditions set forth in subsection (f) or (h) of Annex A. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (A) extend the Offer, if at the initial scheduled or any extended expiration date of the Offer any of the conditions of the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (C) extend the Offer for up to twenty (20) business days if there have not been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with Shares, if any, beneficially owned by Sysco or Merger Sub, would constitute at least 90% of the fully diluted Shares as of the date of determination, provided that all other conditions to the Offer are satisfied or waived and (D) extend the Offer for any reason for up to five (5) business days; provided, that no more than three extensions in the aggregate shall be permitted under clauses (C) and (D) of this sentence; provided, however, that notwithstanding the foregoing, unless this Agreement has been terminated pursuant to Section 7.1 and, subject to
Section 1.1(c), Merger Sub shall extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied or waived as permitted pursuant to this Agreement, each such extension not to exceed the lesser of ten (10) additional business days or such fewer number of days that Merger Sub reasonably believes is necessary to permit the conditions to the Offer to be satisfied. In addition, the Offer Consideration may be increased and the Offer may be extended to the extent required by law, in each case without the consent of the Company. Notwithstanding the foregoing or any other provision herein to the contrary, in the event that the Minimum Condition has been satisfied and all other conditions set forth in Annex A have been satisfied or waived, then Merger Sub shall, and Sysco shall cause Merger Sub to, accept for payment and pay for all Shares tendered pursuant to the Offer and not withdrawn as soon as practicable after the date that all such conditions have been satisfied or waived, and nothing herein shall prohibit Merger Sub from making a subsequent offer for Shares not so purchased upon the consummation of the Offer subject to and in compliance with Rule 14d-11 of the Exchange Act (a "Subsequent Offer").

     (b) As soon as practicable after the date of this Agreement, Sysco shall prepare and file with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), to register the offer and sale of Sysco Common Stock pursuant to the Offer and any Subsequent Offer (the "Form S-4"). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable on the date of commencement of the Offer, Sysco and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer and any Subsequent Offer (the "Schedule TO") which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents") and (ii) subject to the Company's compliance with Section 1.3(c), cause the Offer Documents to be disseminated to holders of Shares. Sysco, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Form S-4 or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Sysco and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected, and any other filings or documents, to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Sysco further agrees that it shall cause the Offer Documents, Form S-4, and any other documents filed with the SEC, to comply in all material respects with the Exchange Act, and the rules and regulations thereunder, and other applicable laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Form S-4 and the Offer Documents prior to its being filed with the SEC. In addition, Sysco agrees to provide the Company and its counsel in writing with any comments, whether written or oral, that Sysco or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO, the Form S-4 and the Offer Documents promptly after the receipt of such comments or other communications.

     (c) If, on April 30, 2001 (the "Final Expiration Date"), Merger Sub has not consummated the Offer in accordance with its terms, Merger Sub shall thereupon terminate the Offer (in accordance with all applicable laws) without the acceptance of any Shares previously tendered. If, at the Final Expiration Date, the Minimum Condition has not been satisfied, Merger Sub shall, unless Sysco and the Company otherwise agree, terminate the Offer, and the parties shall, subject to the terms and conditions hereof in accordance with all applicable laws, use all commercially reasonable efforts to consummate the Merger unless the Agreement has been terminated pursuant to Section 7.1(h).

     (d) In the event that this Agreement has been terminated pursuant to
Section 7.1, Merger Sub shall, and Sysco shall cause Merger Sub to, promptly terminate the Offer (in accordance with all applicable laws) without accepting any Shares for payment or exchange.

     1.2(A) Offer Consideration. The consideration per Share due to each holder of Common Stock (a "Stockholder") in connection with the Offer (and any Subsequent Offer) is the "Offer Consideration" and shall be payable by Sysco in the form of shares of Sysco Common Stock as provided in subsection (a) below.

          (a) In connection with the Offer (and any Subsequent Offer), the number of shares of Sysco Common Stock which each Stockholder is entitled to receive, and which Sysco shall issue, for each Share owned by a Stockholder shall be determined by dividing $26.00 by the Average Sysco Offer Price (as defined in Section 1.2(A)(b) below).

          (b) The "Average Sysco Offer Price" means the average of the closing prices of the Sysco Common Stock as reported on the NYSE Composite Reporting Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) on the fifteen (15) trading days ending on the date (the "Offer Determination Date") which is five (5) trading days immediately preceding the expiration date of the Offer as it may from time to time be extended in accordance with this Agreement; provided, however, notwithstanding the foregoing, in the event that (x) such average is less than $22.00, then the Average Sysco Offer Price shall be $22.00 and (y) such average is more than $30.00, then the Average Sysco Offer Price shall be $30.00.

     (B) Merger Consideration Upon Termination of Offer. In the event that the Offer has been terminated pursuant to Section 1.1(c) and the Agreement has not been terminated pursuant to Section 7.1, the parties shall use all commercially reasonable efforts to consummate the Merger in accordance with the terms of this Agreement. The consideration per Share due to each Stockholder in connection with the Merger is the "Merger Consideration" and shall be payable as set forth in subsection (a) below. The Merger Consideration payable to the Stockholders in connection with the Merger upon such termination of the Offer shall be payable by Sysco in the form of shares of Sysco Common Stock.

          (a) In the event that the Offer has been terminated pursuant to
     Section 1.1(c), in connection with the Merger the number of shares of Sysco Common Stock which each Stockholder is entitled to receive, and which Sysco shall issue, for each Share owned by a Stockholder shall be determined by dividing $26.00 by the Average Sysco Merger Price (as defined in Section 1.2(B)(b) below).

          (b) The "Average Sysco Merger Price" means the average of the closing prices of the Sysco Common Stock as reported on the NYSE Composite Reporting Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) on the fifteen (15) trading days ending on the date (the "Merger Determination Date") which is five (5) trading days immediately preceding the date of the Stockholders Meeting (as defined in Section 1.12) for the Merger following a termination of the Offer pursuant to Section 1.1(c); provided, however, notwithstanding the foregoing, in the event that (x) such average is less than $22.00, then the Average Sysco Merger Price shall be $22.00 and (y) such average is more than $30.00, then the Average Sysco Merger Price shall be $30.00. The Average Sysco Merger Price shall be used in determining Merger Consideration payable in connection with the Merger following the termination of the Offer pursuant to Section 1.1(c) and for no other purpose.

     (C) Merger Consideration Upon Consummation of Offer. In the event that Merger Sub accepts for payment any Shares in the Offer, the parties shall consummate the Merger in accordance with the terms of this Agreement and the Merger Consideration payable to the Stockholders in connection with the Merger shall be payable by Sysco in the same form and same amount as the Offer Consideration and there shall be no calculation of the Average Sysco Merger Price.

     1.3  Company Actions.

     (a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of the Stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) taken all steps, or will take all steps, at the proper time in connection with this Agreement, the transactions contemplated hereby, the Offer and the Merger, necessary to comply with any applicable state takeover law, including to ensure that the Offer and the Merger, and the transactions contemplated hereby, do not constitute a "takeover bid" under the New Jersey Shareholders Protection Act (NJSA 14A:10A-1 et seq.) and the New Jersey Corporation Takeover Bid Disclosure Law (NJSA 49:5-1 et seq.) (collectively, the "New Jersey Takeover Acts"), including, without limitation, taking the steps contemplated by the proviso in Section 4.28 hereof,
(iv) taken all steps necessary to exempt the Offer (and any Subsequent Offer), the Merger and this Agreement from the Rights Agreement (as defined in Section 4.5), and (v) resolved to recommend acceptance of the Offer

(and any Subsequent Offer) and approval and adoption of this Agreement and the Merger by the Stockholders (the recommendations referred to in this clause (iv) are collectively referred to in this Agreement as the "Company
Recommendations").

     (b) As soon as practicable on the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") containing the Company Recommendations, subject to the provisions of Section 7.1. At the time the Offer Documents are first mailed to the Stockholders, the Company shall mail or cause to be mailed to the Stockholders such Schedule 14D-9 together with such Offer Documents. The Company further agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act, and the rules and regulations thereunder, and other applicable laws. The Company further agrees to take all steps reasonably necessary to cause the Schedule 14D-9 to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Sysco and Merger Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Sysco and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Sysco, Merger Sub and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     (c) In connection with the Offer (and any Subsequent Offer) and the Merger, the Company shall promptly furnish or cause to be furnished to Merger Sub mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Merger Sub with such information and assistance as Merger Sub or its agents may reasonably request in communicating the Offer (and any Subsequent Offer) to the Stockholders. Except for such steps as are necessary to disseminate the Offer Documents, Sysco and Merger Sub shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

     1.4  Directors.

     (a) Subject to compliance with the New Jersey Business Corporation Act (the "NJBCA"), the Company's Certificate of Incorporation and applicable law, promptly upon the payment for Shares by Merger Sub which represent at least a majority of the then outstanding shares of Common Stock pursuant to the Offer, the Company shall, at the request of Sysco, promptly use its commercially reasonable efforts to take all actions necessary to cause the Company Board to include such number of directors designated by Sysco, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Sysco pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub, Sysco and any of their affiliates (including Shares so accepted for payment) bears to the total number of shares of Common Stock then outstanding, including by accepting the resignations of such number of its incumbent directors as is necessary to enable Sysco's designees to be elected or appointed. At such times, the Company will cause individuals designated by Sysco to constitute the same percentage (rounded up to the nearest whole number) as such individuals represent on the Company Board of (A) each committee of the Company Board and (B) each board of directors (and committee thereof) of each Company Subsidiary in each case to the extent permitted by applicable law or the rules or applicable listing agreement of any stock exchange or over-the-counter market on which the Common Stock is listed or traded. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.7 hereof), the Company shall use its commercially reasonable efforts to retain as members of the Company Board at least two directors that are directors of the Company on the date hereof (the "Independent Directors"). The Company's obligations under this Section 1.4(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 all information with respect to the Company and its officers and directors, required pursuant to such Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 1.4(a), including mailing to Stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Sysco's designees to be elected or appointed to the Company Board. Sysco or Merger Sub shall supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights which Merger Sub, Sysco or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

     (b) In the event that Sysco's designees are elected or appointed to the Company Board as aforesaid, until the Effective Time, the Company shall use its commercially reasonable efforts to maintain as members of the Company Board at least two directors who are Independent Directors, provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director, if any, shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, Affiliates or associates of Sysco or Merger Sub, and each such person shall be deemed to be an Independent Director, for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Sysco's designees constitute a majority of the directors on the Company Board (the effective date on which Sysco's designees constitute such a majority shall be hereinafter referred to as the "Control Date"), the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder if such exercise or waiver materially and adversely affects holders of Shares other than Sysco or Merger Sub, (c) take action with respect to the retention of counsel and other advisors in connection with the transactions contemplated hereby or (d) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Sysco or Merger Sub; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board. The Independent Directors shall have the right to retain, at the expense of the Company, one separate firm of counsel and one investment banking firm to represent them in connection with the transactions contemplated hereby.

     1.5 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL") and the relevant provisions of the NJBCA, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.7). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation of the Merger ("Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the NJBCA.

     1.6 Closing. The closing of the Merger ("Closing") will take place at 10:00 a.m., Eastern time, on a date to be specified by the parties ("Closing Date"), which shall be no later than the tenth business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Torys, 237 Park Avenue, New York, NY, or such other location as may be agreed to by the parties hereto.

     1.7 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing certificates of merger or other appropriate documents (in any such case, the "Certificates of Merger") executed in accordance with the relevant provisions of the DGCL and the relevant provisions of the NJBCA and shall make all other filings or recordings required under the DGCL and the NJBCA. The Merger shall become effective at such time as the Certificates of Merger are duly filed with, and declared effective by the Secretary of State of Delaware and the Secretary of State of New Jersey, or at such subsequent date or time as Sysco and the Company shall agree and specify in the Certificates of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     1.8 Statutory Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 14A:10-6 of the NJBCA. The laws which are to govern the Surviving Corporation are the laws of the State of New Jersey.

     1.9 Certificate of Incorporation and Bylaws. The Certificate of Incorporation (as amended by the amendments, if any, set forth in the Certificates of Merger) and Bylaws of the Company at the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     1.10 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     1.11 Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.12  Stockholders Meeting.

     (a) If (x) required by applicable law in order to consummate the Merger following the payment for the Shares pursuant to the Offer, or (y) the Offer has been terminated pursuant to Section 1.1(c), the Company, acting through the Company Board, shall, in accordance with all applicable laws:

          (i) duly call, give notice of, convene and hold a special meeting of its Stockholders (the "Stockholders Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Merger Sub pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

          (ii) (a) the Company shall prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and shall obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Sysco, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its Stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Sysco and its counsel and (b) Sysco shall prepare and file with the SEC any amendments required to be filed, including a post-effective amendment, to the S-4 (the "Post-Effective Amendment"). The Company will advise Sysco, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Sysco, or any of their respective affiliates, officers or directors, should be discovered by the Company or Sysco which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Stockholders.

          (iii) include in the Proxy Statement the recommendation of the Company Board that Stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

          (iv) use its commercially reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Sysco, advisable to secure any vote or consent of Stockholders required by the NJBCA to effect the Merger.

     (b) Sysco agrees that it will provide the Company with the information concerning Sysco and Merger Sub required to be included in the Proxy Statement wand will vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Merger Subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement.

     1.13 Merger Without Meeting of Stockholders. Notwithstanding Section 1.12 hereof, in the event that Sysco, Merger Sub or any other subsidiary of Sysco shall acquire in the aggregate a number of the outstanding Shares, pursuant to the Offer or otherwise, sufficient to enable Merger Sub or the Company to cause the Merger to become effective under applicable law without a meeting of Stockholders, the parties hereto shall, at the request of Sysco and subject to
Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Stockholders, in accordance with the NJBCA.

     1.14  Terminated Offer.  In the event the Offer is terminated pursuant to
Section 1.1(c), the parties hereto shall complete the Merger consistent with the terms and conditions of this Agreement as amended by the terms and conditions contained in Annex B in lieu of Article VI contained herein, and in such event, upon such termination, this Agreement shall be deemed to be amended to incorporate the terms and conditions contained therein without any further action by Sysco, Merger Sub or the Company.

                                   ARTICLE 2

                       OPTIONS; EXCHANGE OF CERTIFICATES

     2.1 Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued pursuant to any of the Company Stock Plans, whether vested or unvested, shall be assumed by Sysco. Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, (i) the same number of whole shares of Sysco Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, (ii) at a price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the number of whole shares of Sysco Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in order to comply with Section 424(a) of the Code. As used herein, the term, "Company Stock Plan," shall mean and refer to (as the context requires) any of the Company's: (i) 1983 Stock Option Plan, (ii) 1993 Stock Option Plan and (iii) 1996

Long Term Incentive Plan, and the term "Company Stock Plans," shall mean and refer to all of such Plans collectively.

     (b) As soon as practicable after the Effective Time, Sysco shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights with respect to such Company Stock Options pursuant to the applicable Company Stock Plan and the certificates evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.1(a) after giving effect to the Merger and the assumption by Sysco as set forth above). Sysco shall comply with the terms of the applicable Company Stock Plan and shall use its commercially reasonable efforts to ensure, to the extent required by, and subject to the provisions of, such Plan, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Sysco after the Effective Time.

     (c) Sysco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Sysco Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with Section 2.1(a). As soon as practicable, but in no event more than 20 days, after the Effective Time, Sysco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Sysco Common Stock subject to such Company Stock Options assumed by Sysco as aforesaid, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such Company Stock Options remain outstanding.

     (d) The Company shall use its commercially reasonable efforts to cause all individuals holding options under the Company's 1993 Stock Option Plan to waive all of their respective rights under Section 5(k) of such plan effective from and after the Control Date pursuant to a waiver agreement in form and substance reasonably satisfactory to Sysco.

     2.2 Fractional Shares. No fractional shares of Sysco Common Stock shall be issued in the Merger or the Offer. If a fractional share results from the calculations set forth in Section 1.2, a Stockholder shall receive an amount in cash in lieu of such fractional share, equal to such fraction multiplied by the Average Sysco Offer Price or, if the Offer has been terminated in accordance with the terms and conditions of this Agreement, the Average Sysco Merger Price.

     2.3 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Sysco, Merger Sub, Guest Supply or the Stockholders:

          (a) Conversion of Common Stock. Each issued and outstanding share of Common Stock shall be converted into solely the right to receive the Merger Consideration paid in connection with the consummation of the Merger and, each share of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Stockholder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b) Cancellation of Treasury Stock. Each share of Common Stock held in the treasury of the Company shall automatically be cancelled and extinguished and no Merger Consideration shall be paid with respect thereto.

          (c) Merger Sub Common Stock. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of newly issued Common Stock and shall remain outstanding as a validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (d) Sysco Common Stock. At and after the Effective Time, each share of Sysco Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     2.4  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Sysco shall enter into an agreement with Sysco's transfer agent or such other bank or trust company as may be designated by Sysco and reasonably satisfactory to the Company (the "Exchange Agent") which shall provide that Sysco shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the Stockholders, for exchange in accordance with this Section 2.4 through the Exchange Agent, certificates representing the shares of Sysco Common Stock to be issued as the Merger Consideration (such shares of Sysco Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time or cash payable in lieu of any fractional shares of Sysco Common Stock are collectively the "Exchange Fund").

     (b) Exchange Procedures.

          (i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Stockholder (A) a letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss of the Common Stock shall pass, only upon delivery to the Exchange Agent of the certificates representing same (collectively, the "Certificates"), and shall be in such form and have such other provisions as Sysco and the Company may reasonably specify) and (B) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.

          (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sysco Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.2 and cash in lieu of any fractional share of Sysco Common Stock in accordance with Section 2.2 and the Certificates so surrendered shall forthwith be cancelled.

          (iii) If a surrendered Certificate is not registered in the transfer records of the Company under the name of the person surrendering such Certificate, the Merger Consideration may be delivered to the surrendering person only if such Certificate has been properly endorsed for transfer and the surrendering person pays any applicable transfer or other Taxes.

          (iv) Until surrendered as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

     (c) Distributions with Respect to Unexchanged Shares. With respect to any unsurrendered Certificate, any interest, dividends or other distributions otherwise payable to the holder therefor shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Section 2.4. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Certificate: (i) a certificate representing whole shares of Sysco Common Stock issued in exchange therefor, (ii) the amount of dividends or other distributions without interest, with a record date after the Effective Time theretofore paid with respect to such whole shares of Sysco Common Stock, and
(iii) the amount of any cash payable in lieu of a fractional share of Sysco Common Stock to which such holder is entitled.

     (d) Further Ownership Rights in Common Stock. All shares of Sysco Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.4 shall be deemed in full satisfaction of all rights of the Stockholders pertaining to the shares of Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock other than pursuant to Section 2.2(d). If, after the Effective Time, Certificates are presented to Sysco, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.4, except as otherwise provided by law.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Sysco, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2.4 shall thereafter look only to Sysco for payment of their claim for Merger Consideration.

     (f) No Liability; Escheat. None of the Company, Sysco, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Sysco Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Sysco Common Stock or any other cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Sysco, on a daily basis. Any interest and other income resulting from such investments shall be paid to Sysco.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay to such person in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

     2.5 Adjustment. If, between the date of this Agreement and the Effective Time, as the case may be, (i) the outstanding shares of Common Stock or Sysco Common Stock shall have been changed into a different number of shares or a different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period, or (ii) the Company shall have issued additional shares of Common Stock (other than upon the exercise or conversion of stock options, warrants or other convertible securities issued or granted prior to the date hereof) or Options or warrants to purchase the same, or securities convertible into the same, the number of shares of Sysco Common Stock issued as Offer Consideration or Merger Consideration, as the case may be, shall be adjusted to accurately reflect such change (it being acknowledged that the Company elsewhere herein covenants not to take any of the actions described in (i) or (ii) above).

     2.6 Shares of Sysco Common Stock. The shares of Sysco Common Stock delivered as the Offer Consideration or Merger Consideration, as the case may be, are hereinafter collectively referred to as the "Sysco Shares." The Sysco Shares when issued to Stockholders shall be registered under the Securities Act and shall contain no restrictions by Sysco or Merger Sub other than, as to certain Affiliates, pursuant to Rules 144 and 145 of the Securities Act.

                                   ARTICLE 3

                         OTHER COVENANTS AND AGREEMENTS

     3.1  Employee Matters.

     (a) Conditions of Employment. From and after the Control Date, the Company will continue employment of the persons who are current employees of Guest Supply immediately prior to the Control Date (the "Current Employees") on substantially the same terms and conditions as such Current Employees are employed by the Guest Supply (other than with respect to employee benefit coverages) subject to the following conditions: (i) Sysco and Surviving Corporation shall not, and shall not be obligated to, continue the employment of those Current Employees who do not meet Sysco's then-current employment standards; (ii) nothing contained herein shall preclude Sysco or Surviving Corporation from revising conditions of employment after the Control Date or effecting the termination of any Current Employees after the Control Date.

     (b) Employee Benefits. With respect to employee benefits, nothing contained in this Agreement shall prohibit Sysco from changing or eliminating the benefits of Current Employees or employees of the Surviving Corporation or eliminating or modifying benefits currently being made available by Guest Supply to its Current Employees.

     3.2 Consents. Promptly after execution of this Agreement, Guest Supply will apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required with respect to the Company for consummation by the Company of the transactions contemplated hereby, including without limitation, those consents listed in Schedule 4.4. Any charges imposed by any parties for such consents and estoppels shall be paid solely by Guest Supply prior to the Closing.

     3.3  Business Information.

     (a) Access to Books, Records, and Employees. Upon reasonable prior notice, Guest Supply, its employees, agents and representatives shall provide Sysco, its employees, agents, counsel, accountants and financial consultants full access during normal business hours, and, with Guest Supply's prior approval, after normal business hours, to the offices, properties, books, records, files and other documents and information of or relating to the Business as Sysco, its employees, agents, counsel, accountants or financial consultants may request, provided that such shall not unduly interfere with Guest Supply's business operations. Guest Supply shall allow Sysco, its employees, agents, counsel, accountants and financial consultants, access to a work area within such business office and shall allow the copying, at Sysco's expense, of any such records as requested by such party.

     (b) Inspection of the Real Property. Subject to the requirements of Guest Supply's leases and other contracts, including without limitation prior notice to or permission from such contracting parties, Sysco, its agents and representatives shall have full and complete access to all real property currently owned or leased by Guest Supply ("Real Property") in which to make such studies, tests, inspections, measurements of all kinds and/or inspections as Sysco deems reasonably necessary, including, without limitation, engineering, environmental, hydrologic, compaction, soils, surveys, and tests, observations and/or studies including, without limitation, the taking of soil and ground water samples. Sysco hereby agrees to indemnify Guest Supply and its contracting parties and hold it and them harmless from any loss, cost or damage to the physical condition of the Real Property actually incurred by Guest Supply or such contracting parties and proximately caused by Sysco's or its agent's inspection of and access to the Real Property.

     (c) Interim Financials. The Company shall have delivered to Sysco within three (3) business days from the date of this Agreement unaudited, consolidated monthly balance sheets for Guest Supply as of December 29, 2000 and an unaudited, consolidated income statement for Guest Supply for the two (2) months then ended, prepared in accordance with generally accepted accounting principles ("GAAP"), which fairly present in all material respects the financial condition of Guest Supply at the date thereof and the results of the operations for the two (2) months then ended (subject to normal year-end audit adjustments, collectively, together with those additional financial statements to be delivered after the date hereof pursuant to this Section 3.3(c), collectively, the "Interim Financials"). Within fifteen (15) days after the end of each month commencing with the month of January 2001 and continuing for each month prior to the month in which the Control Date occurs, the Company shall prepare and deliver Interim Financials to Sysco which will be as of the end of the preceding month. The Interim Financials shall fairly present in all material respects the financial condition of Guest Supply at, and as of, the dates thereof and the results of the operations for the periods then ended (subject to normal year-end adjustments).

     (d) No Waiver. Sysco's due diligence review and any inspections pursuant hereto shall not waive or release Guest Supply from any of its representations, warranties or covenants under this Agreement.

     3.4 Conduct of Business by the Company. The Company covenants and agrees that, unless Sysco shall otherwise consent in writing, between the date hereof and the Control Date, the Business shall be conducted in, and Guest Supply shall not take any action except in, the ordinary course of Business and in a manner consistent with its past practice; and Guest Supply will use its commercially reasonable efforts consistent with past practices, but recognizing the effects that the transaction contemplated hereby may have, to preserve substantially intact the business organization of the Business, to keep available the services of the present officers, employees and consultants of Guest Supply and to preserve the present relationships of Guest Supply with customers, suppliers and other persons with which Guest Supply has significant business relations.

          (a) By way of amplification and not limitation, except as expressly provided for in this Agreement, the Company shall not, between the date hereof and the Control Date, directly or indirectly, do any of the following in respect of the Business without the prior written consent of
     Sysco:

             (i)(A) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, Guest Supply; provided, however, the Company shall have the right to issue Common Stock pursuant to the Company's Employee Stock Purchase Plan and to issue Common Stock to those persons and entities who properly exercise or convert a Company Stock Option, warrant or other convertible security to acquire Common Stock which Company Stock Options, warrants and convertible securities were issued and outstanding prior to the date of this Agreement; (B) amend or propose to amend the Certificates of Incorporation, bylaws (or other comparable organizational document) of Guest Supply; (C) split, combine or reclassify any outstanding share of the Company's capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the Company's capital stock; (D) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of the Company's capital stock; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.4(a)(i);

             (ii)(A) directly or indirectly acquire (by merger, consolidation, or acquisition of stock or assets) any interest in any entity or person;
        (B) except in the ordinary course of Business and in a manner consistent with its past practices, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of Guest Supply used or held for use by the Business; (C) enter into any material contract or agreement, except in the ordinary course of Business and in a manner consistent with its past practice; (D) authorize any single capital expenditure in excess of $50,000 or capital expenditures in the aggregate in excess of $200,000; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.4(a)(ii);

             (iii) take any action other than in the ordinary course of Business and in a manner consistent with its past practice with respect to increasing compensation (including bonuses), or other remuneration of any director, officer or employee of Guest Supply or with respect to the grant of any severance or termination pay (otherwise than as fully disclosed to Sysco in writing prior thereto) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

             (iv) make any payments except in the ordinary course of Business and in amounts and in a manner consistent with its past practice (none of which payments shall be unreasonable or unusual), under any Employee Benefit Plan (defined in Section 4.18), or otherwise to any employee of Guest Supply, enter into any Employee Benefit Plan, any employment or consulting agreement, grant or establish any new awards under any such existing Employee Benefit Plan or agreement, or adopt or otherwise amend (except as required or contemplated hereby) any of the foregoing;

             (v) take any action, except in the ordinary course of Business and in a manner consistent with past practice, with respect to, or make any change in, its methods of management, purchasing, distribution, marketing, or operating (or practices relating to payment of trade accounts or to other payments or relating to writing down or failing to write down or writing up the value of any inventory or other assets of Guest Supply) or make any change in the method of accounting of Guest Supply;

             (vi) take any action to incur or increase prior to the Control Date any indebtedness for borrowed money from banks, financial institutions, or any other persons or entities (other than trade payables incurred in the ordinary course of Business and in a manner consistent with its past practices and other than borrowings under existing credit facilities) or cancel without payment in full, any notes, loans or, except in the ordinary course of Business and in a manner consistent with its past practices, other receivables;

             (vii) loan or advance monies to any person under any circumstance whatsoever, except travel advances, advances in connection with vacations, or other reasonable expense advances to employees of Guest Supply but in no event shall any advance exceed $1,000 per person;

             (viii) change any existing bank accounts or lock box arrangements of Guest Supply except for deposits, withdrawals or changes in signatories in the ordinary course of Business and in a manner consistent with its past practices;

             (ix) waive any material rights of Guest Supply or settle any single claim involving more than $50,000 or in the aggregate involving more than $200,000; or

             (x) do any act or omit to do any act which would cause a material breach of any material contract, commitment or obligation of Guest Supply.

     3.5 No Negotiations. The Company hereby agrees that neither Guest Supply nor any of its officers, directors, employees, investment bankers, representatives or agents shall, directly or indirectly:

          (i) solicit, initiate, entertain, encourage or respond to any inquiries or proposals that constitute or could reasonably be expected to lead to an Alternative Transaction, as defined below; provided, however, the Company shall not be in breach of this Section 3.5 for responses (but not to an Alternative Transaction) relating to the contested proxy solicitation initiated by BFMA Holding Corporation for the Company's 2001 Annual Meeting of Stockholders, so long as the Company does not breach the covenants of the fourth sentence of Section 3.8; or

          (ii) negotiate, discuss or provide any non-public information to any third party in connection with an Alternative Transaction; or

          (iii) from and after the date hereof until the termination of this Agreement and except as expressly permitted by the following provisions of this Section 3.5, permit any of its Subsidiaries to, and will not authorize any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries to (and will instruct such persons not to), directly or indirectly, (i) solicit, initiate or encourage the submission of a proposal for any Alternative Transaction (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) (a "Third Party") other than Sysco, Merger Sub or any affiliate thereof any information with respect to, or take any other action knowingly to facilitate, any Alternative Transaction or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction; provided, however, that nothing contained in this Section 3.5(iii) or in Sections 3.5(i) or 3.5(ii) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited bona fide written proposal of an Alternative Transaction if, and only to the extent that (A) the Company Board, after consultation with legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders under applicable law, (B) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such Alternative

     Transaction would, if consummated, constitute or be reasonably likely to constitute a Superior Proposal (as hereinafter defined) and (C) prior to taking such action, the Company (x) provides notice to Sysco to the effect that it is taking such action (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after taking such action, (y) provides Sysco with a copy of any Alternative Transaction or amendments or supplements thereto and (z) receives from such Third Party an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those between Sysco and the Company. Subsequent to furnishing information to, or entering into discussions or negotiations with, any Third Party in accordance with this
     Section 3.5, the Company shall inform Sysco on a prompt basis of the status of any discussions or negotiations with such Third Party, and any material changes to the terms and conditions of such Alternative Transaction. Promptly after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries to, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Alternative Transaction and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 60 days prior to the date of this Agreement that the Company Board no longer seeks the making of any Alternative Transaction.

          (iv) (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sysco, the Company Recommendations or (y) approve or recommend an Alternative Transaction unless the Company Board, after consultation with legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders under applicable Law; provided, however, the Company Board may not approve or recommend (and in connection therewith, withdraw or modify the Company Recommendations) an Alternative Transaction unless (i) such Alternative Transaction is a Superior Proposal, (ii) the Company Board shall have first consulted with legal counsel and have determined that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders, (iii) the Company Board has provided written notice to Sysco (a "Notice of Superior Proposal") advising Sysco that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (iv) two business days have elapsed after Sysco's receipt of the Notice of Superior Proposal and Sysco has not made an offer such that the Company Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation and consultation with legal counsel) that the Alternative Transaction is not a Superior Proposal. If Sysco makes an offer as contemplated by clause (iv) of the preceding sentence, upon the Company's request Sysco shall execute an amendment to this Agreement to implement the terms contemplated by such offer.

          Nothing contained in this Section 3.5 shall prohibit the Company from taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Stockholders which, in the good faith reasonable judgment of the Company Board, after consultation with legal counsel, is required under applicable law; provided, that except as otherwise permitted in this
     Section 3.5, the Company shall not withdraw or modify, or propose to withdraw or modify, the Company Recommendations or approve or recommend, or propose to approve or recommend, an Alternative Transaction. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board permitted by, and taken in accordance with, this Section 3.5 shall not constitute a breach of this Agreement by the Company. Notwithstanding anything in this Agreement to the contrary but subject to the proviso contained in the first sentence of Section 3.5(iii) hereof, nothing in this Agreement shall (x) limit the Company Board's ability to make any disclosure to the Stockholders that the Company Board determines in good faith (after consultation with legal counsel) is required to be made to satisfy its fiduciary duties under applicable law or
     (y) limit the Company's ability to make any disclosure required by applicable law, and such actions shall not be considered a breach of this Agreement.

          (v) For all purposes of this Agreement, "Alternative Transaction" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party, (ii) the acquisition by a Third Party of 20% or more of the assets of the Company and its Subsidiaries taken as a whole, (iii) the acquisition by a Third Party of 20% or more of the outstanding Shares or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement, (iv) the adoption by the Company of a plan of liquidation or the declaration or payment by the Company of an extraordinary dividend representing 20% or more of the value of the Company and its Subsidiaries taken as a whole or (v) the repurchase by the Company or any of its Subsidiaries of more than 20% of the outstanding Shares.

          For all purposes of this Agreement, a "Superior Proposal" means any bona fide written unsolicited proposal of an Alternative Transaction (except that, for purposes of the definition of Superior Proposal, 50% shall be substituted for 20% wherever it appears in the definition of Alternative Transaction) that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and consultation with legal counsel) (i) would result in a transaction, if consummated, that would be superior to the Stockholders from a financial point of view as compared to the transactions contemplated hereby and any alternative proposed by Sysco or Merger Sub in accordance with Section 3.5(iv) and (ii) to be reasonably capable of being consummated in accordance with its terms (including that any financing required to consummate the transaction contemplated by such proposal is capable of being, and is reasonably likely to be, obtained), in each case taking into account all factors the Company Board considers relevant, including all legal, financial, regulatory and other aspects of the proposal by the Third Party. Any change in the terms of an Alternative Transaction shall be deemed to constitute a new Alternative Transaction hereunder, subject to all of the applicable provisions of this Section 3.5.

          The Company shall notify Sysco promptly if it or, to its knowledge, any of its officers, directors, employees, investment bankers, Stockholders, representatives, agents, or Affiliates receives any indications of interest, requests for non-public information or offers in respect of an Alternative Transaction, and will communicate to Sysco in reasonable detail the terms of any such indication, request or proposal, and will provide Sysco with copies of all written communications relating to any such indication, request or proposal. The Company represents that it is not party to or bound by any agreement with respect to an Alternative Transaction other than this Agreement.

     3.6  Expenses.

     (a) Except as otherwise specifically provided herein, all of the expenses incurred by Sysco and Merger Sub in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Sysco, and Merger Sub, shall be paid by Sysco.

     (b) Except as otherwise specifically provided herein, all expenses incurred by Guest Supply in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Guest Supply shall be paid by Guest Supply. Guest Supply shall be solely responsible for paying the fees owed to U.S. Bancorp Piper Jaffray ("Piper Jaffray") incurred in connection with this transaction. Guest Supply shall be solely responsible for paying any and all sales, use and transfer taxes incurred in connection with the transactions described herein.

     3.7 Notification of Certain Matters. The Company shall give prompt notice to Sysco of the following:

          (a) The occurrence or nonoccurrence of any event of which it obtains knowledge whose occurrence or nonoccurrence would be reasonably likely to cause either (A) a material breach of any representation or warranty of the Company contained in this Agreement at any time from the date hereof to the Control Date, or (B) directly or indirectly, any Material Adverse Effect. The term "Material Adverse Effect" means any change in or effect that is or may reasonably be expected to be materially adverse to the operations, condition (financial or otherwise) or assets of Guest Supply, or the Business, in either case, taken as a whole, provided, however, that the term "Material Adverse Effect" shall not include any change or effect to the extent attributable to the matters set forth on
     Schedule 3.7. Sysco's knowledge of any facts obtained by Sysco prior to the date hereof or disclosed herein that may give rise after the date hereof to a Material Adverse Effect shall not affect whether or not a Material Adverse Effect shall have occurred.

          (b) Any material failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     Notwithstanding the foregoing, the delivery of any notice pursuant to this
Section 3.7 shall not limit or otherwise affect the remedies available hereunder to Sysco upon receiving such notice.

     3.8 Confidentiality and Public Announcements. Until the disclosure contemplated by the next following sentence is made, the parties hereto each agree to, and to direct their respective directors, officers, employees, representatives and agents with a need to know such information to, maintain the confidentiality of the transactions contemplated by this Agreement, unless disclosure is required by applicable federal or state laws or regulations or common law. Further, the parties hereto agree to announce the consummation of the transactions contemplated by this Agreement simultaneously at a mutually agreeable time as promptly as practicable after the execution and delivery of this Agreement (except as required by applicable law). The content of all announcements and publicity relating to this Agreement will be subject to the mutual approval of the Company and Sysco (except as otherwise required by law), which approval shall not be unreasonably withheld or delayed. Guest Supply shall, and shall cause its representatives to, maintain the confidentiality of all non-public information concerning Sysco (other than such information which becomes generally available to the public other than as a result of disclosure by Guest Supply) which becomes known by Guest Supply or such representatives solely as a result of the negotiation or consummation of the transactions contemplated by this Agreement, and shall promptly return and cause its agents and representatives to return to Sysco all written materials containing such information in the event that the Closing does not occur within the time limit herein provided for. Without limiting the terms and conditions of the Confidentiality Agreement dated September 19, 2000 between Sysco and the Company, Sysco shall, and shall cause its representatives to, maintain the confidentiality of all non-public information concerning Guest Supply (other than such information which becomes generally available to the public other than as a result of disclosure by Sysco) which becomes known by Sysco or such representatives solely as a result of its due diligence investigations or efforts conducted prior to or after the date hereof or the negotiation or consummation of the transactions contemplated by this Agreement, and shall promptly return, and cause its agents and representatives to return, to Guest Supply all written materials containing such information in the event that the Closing does not occur within the time limit herein provided for. Nothing contained herein shall limit the right of any such persons to disclose any such information to its subsidiaries, employees, agents, representatives, counsel, accountants, financial advisors, underwriters and sources of financing (and their counsel and accountants) for the purpose of facilitating the consummation of the transactions contemplated hereby.

     3.9  Tax Matters.

     (a) Defined Terms. As used in this Agreement, the following terms have the specified meanings:

          (i) "Tax Authority" shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

          (ii) "Tax Return" shall mean any return, amended return, estimated return, information return or statement (including any related or supporting information) filed or to be filed with any Tax

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     Authority in connection with the determination, assessment, collection or administration of any Tax or filed by or including Guest Supply in respect of the Business.

          (iii) "Tax" or "Taxes" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), withholding, use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by Guest Supply or relating to or chargeable against Guest Supply's assets, revenues or income.

     (b) Tax Returns. After the Closing, Sysco will cause to be prepared and filed all Tax Returns for Guest Supply for any period ending on or before the Closing Date and for any period which includes the Closing Date and ends after the Closing Date.

     3.10 Regulatory Authorization. Sysco and the Company shall, within five business days of the execution hereof, file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") their respective notification and report forms required for the transactions contemplated hereby in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and each agrees to file as promptly as practicable any supplemental information requested by the FTC or DOJ. Any such notification and report forms and supplemental information will be in substantial compliance with the requirements of the HSR Act. Sysco shall be solely responsible for all filing fees required in connection with such filings. Each party shall cooperate in all reasonable respects with each other and the FTC and the DOJ.

     3.11 Letters of Guest Supply's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Sysco two letters from the Company's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective (the "Guest Supply S-4 Comfort Letter") and one dated a date within two business days before the Closing Date (the "Guest Supply Merger Comfort Letter"), each addressed to Sysco, in form and substance reasonably satisfactory to Sysco and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     3.12 Letters of Sysco's Accountants. Sysco shall use commercially reasonable efforts to cause to be delivered to the Company two letters from Sysco's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective (the "Sysco S-4 Comfort Letter") and one dated a date within two business days before the Closing Date (the "Sysco Merger Comfort Letter"), each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     3.13 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Sysco a list of all persons or entities who, to its knowledge, may be deemed to be, at the time this Agreement is submitted for adoption to the Stockholders, "Affiliates" of the Company for purposes of Rule 145 under the Securities Act. Such list shall be updated, from time to time, upon receipt of knowledge thereof, as necessary to reflect changes from the date hereof. The Company shall use commercially reasonable efforts to cause each person identified on such list to deliver to Sysco not less than 10 days prior to the Effective Time, a written agreement containing customary terms and otherwise reasonably satisfactory to Sysco.

     3.14 ISRA. The Sysco Companies and Guest Supply acknowledge that the sale of the Business is subject to compliance with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 ("ISRA"). Prior to the Closing Date, Guest Supply agrees to apply to and obtain from the New Jersey Department of Environmental Protection ("NJDEP") one of the following with respect to the entirety of each property owned or leased by Guest Supply in New Jersey (the "NJ Properties"): (i) a letter of Non-Applicability ("LNA") pursuant to N.J.S.A. 7:26B-2.22; (ii) a Remediation Agreement ("RA") pursuant to N.J.S.A. 7:26b-4.1; or (iii) a regulated underground storage tank waiver pursuant to N.J.A.C. 7:26B-5.3 ("UST

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Waiver")(collectively, the "ISRA Approvals"). Guest Supply further agrees that, if it chooses to obtain an RA or UST Waiver, Guest Supply will use commercially reasonable efforts to obtain Shore Point Distributor's signature on the RA or on documents pertaining to the UST Waiver, and an agreement to fund the implementation of the RA or work resulting from U.S.T Waiver in compliance with Shore Point Distributors' obligations pursuant to the Rider to Lease Between Shore Point Distributors and Guest Supply. In the event that Shore Point Distributors has not executed the documents necessary to obtain the ISRA Approvals for the property owned by Shore Point Distributors within seven (7) days after the date hereof, Guest Supply shall file the documents necessary to obtain such ISRA Approvals in its own name and without the signature of Shore Point Distributors.

     If any investigation or remediation is performed in connection with Guest Supply's ISRA compliance or underground storage tank remediation, Case #96-10-25-1305-57/UST #0042400, in advance of the Closing Date, then Guest Supply shall provide to Sysco, at the same time it provides to NJDEP, a copy of any analytical data report or other report prepared by or on behalf of Guest Supply in connection therewith.

     3.15 Director and Officer Liability. (a) Sysco agrees that the certificate of incorporation and the bylaws of the Surviving Corporation shall contain at least the provisions with respect to exculpation from liability and indemnification set forth in the certificate of incorporation and bylaws of the Company as of the date hereof, which provisions (along with all provisions regarding indemnification or exculpation from liability contained in the governing documents of any of the Company's subsidiaries or in any agreements or commitments of the Company or any of its subsidiaries) shall not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were present or former directors, officers, employees, or agents of the Company, unless such modification is required by applicable law.

     (b) From and after the earlier to occur of the Effective Time or the acceptance for payment of the Shares in the Offer, Sysco and the Surviving Corporation will, jointly and severally, indemnify, defend, and hold harmless the present and former directors and officers of the Company and each of its subsidiaries against all losses, claims, damages, and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, to which any of them was or is a party or is threatened to be made a party by reason of the fact that he or she was or is a director or officer of the Company or any of its subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or such subsidiary would have been permitted to indemnify such Person under applicable law and the certificate of incorporation and bylaws of the Company or such subsidiary in effect on the date hereof, provided, however; that the aggregate indemnification liability of Sysco pursuant to this Section 3.15 shall not exceed the consolidated net worth (determined in accordance with GAAP) of the Company at December 29, 2000. Sysco shall, without any lapse in coverage, either (i) for at least six (6) years after the Effective Time, provide officers' and directors' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time covering each person currently covered by the Company's D&O Insurance policy on terms with respect to coverage and amount no less favorable than those contained in such policy as in effect on the date hereof; (ii) purchase tail insurance in respect of the Company's existing D&O Insurance for six (6) years for a premium not to exceed the amount of the customary premium for such tail insurance, or (iii) if such D&O Insurance or tail insurance is only available at premiums in excess of the premiums currently paid by the Company for its existing D&O Insurance, then purchase the highest level of D&O Insurance or tail insurance available for an amount equal to 150% of such annual premium.

     (c) Any person who is entitled to indemnification under this Section 3.15 (an "Indemnified Party") wishing to claim such indemnification, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Sysco thereof, but failure to so notify will not relieve Sysco of liability except to the extent Sysco is materially adversely affected thereby. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) Sysco or the Surviving Corporation shall have the right to assume the defense thereof, and Sysco shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently
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

incurred by such Indemnified Parties in connection with the defense thereof, except that if Sysco or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that, in such counsel's reasonable judgment, there are issues that constitute conflicts of interest between Sysco or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Sysco and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that, Sysco shall be obligated pursuant to this subsection (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction,
(ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Sysco shall not be liable for any settlement effected without its prior written consent; and provided further that, Sysco shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The rights of the Indemnified Parties under this Section 3.15 are in addition to any rights they may have under the certificate of incorporation and bylaws of the Surviving Corporation or any subsidiary of the Surviving Corporation or under any indemnification agreement with the Company or any subsidiary of the Company.

     (d) Sysco agrees that if the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other person or entity and shall not be the continuing or surviving person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 3.15.

     (e) The provisions of this Section 3.15 are intended to be for the benefit of, and shall be enforceable by, each of the present and former directors, officers, employees, and agents, their representatives.

     3.16 Agreement to Vote All Shares. Sysco and Merger Sub agree to vote all Shares acquired in the Offer or otherwise beneficially owned by them or any of their subsidiaries in favor of approval and adoption of this Agreement and the Merger at the Stockholders Meeting and to take such other actions to effectuate as promptly as practicable the Merger pursuant to Section 14A:10-3 of the NJBCA, on the terms and subject to the conditions set forth in this Agreement.

     3.17 Form 8-K. The Company shall, within five business days of the execution hereof, prepare and file with the SEC a current report on Form 8-K containing a description of the Company's capital stock in compliance with Item 202 of the SEC's Regulation S-K.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     In order to induce Sysco and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes the following representations and warranties to Sysco and Merger Sub, each of which is relied upon by Sysco and Merger Sub:

     4.1  Organization and Authority.

     (a) The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification where the failure to have so qualified would cause a Material Adverse Effect and Schedule 4.1(a)is a true, correct and complete list of all of the states and foreign jurisdictions where the Company is so qualified.

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

     (b) Subsidiaries. Schedule 4.1(b)(i) lists all corporations, partnerships, joint ventures and other business entities in which the Company owns, of record or beneficially, a majority of the direct or indirect equity interest or any right (contingent or otherwise) to acquire a majority of the equity interest of any entity (collectively, the "Subsidiaries"). The Company and/or a Subsidiary owns all of the issued and outstanding capital stock or equitable interest of each Subsidiary free and clear of any security interest, pledge, lien, charge, or restriction on ownership, voting or transfer restriction, or encumbrance of any kind. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, as applicable, all of which are listed on
Schedule 4.1(b)(i). Except as set forth on Schedule 4.1(b)(ii), each Subsidiary is duly qualified as a foreign corporation (or foreign entity, as applicable) in all jurisdictions where the failure to have so qualified would cause a Material Adverse Effect and, Schedule 4.1(b)(ii) is a true, correct and complete list all of the states and foreign jurisdictions where each Subsidiary is so qualified. Since November 15, 2000, Guest Supply has had no material operations or business in New Zealand other than in connection with the liquidation and closure of Guest Supply's operations and business conducted in New Zealand.

     (c) Power and Authority. Guest Supply has all necessary corporate power and authority to own, lease and operate its properties and conduct the Business as it is currently being conducted.

     4.2 Corporate Power and Authority; Due Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which the Company is or will be a party and subject to the Stockholders' approval, to consummate the transactions contemplated hereby and thereby. "Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by the Company. The Company Board has, in accordance with
Section 1.3(a), duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings are necessary, other than the Stockholders' approval. Assuming that this Agreement and each of the Transaction Documents which are also Sysco Companies' Transaction Documents (defined in Section 5.2) constitutes a valid and binding agreement of the Sysco and Merger Sub, this Agreement and each of the Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of the Company enforceable by Sysco and Merger Sub in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. The duly elected officers and directors of Guest Supply are set forth on Schedule 4.2. True, correct and complete copies of the Articles of Incorporation, the Bylaws and comparable organizational documents and all minutes of Guest Supply are contained in the minute books of Guest Supply. True, correct and complete copies of the minute books of Guest Supply have been delivered to Sysco.

     4.3 Title to Assets. Other than as set forth on Schedule 4.3, Guest Supply has good and valid title to all of the assets reflected on Guest Supply's consolidated, audited September 29, 2000 balance sheet (and a valid and enforceable leasehold interest in the real and personal property which is leased) and the Interim Financials except for assets disposed of since the date of such financial statements in the ordinary course of Business and in a manner consistent with past practices (collectively, the "Assets"), free and clear of any liens, pledges, encumbrances, claims or similar rights of third parties. All of the Assets are in satisfactory operating condition, normal wear and tear excepted.

     4.4 No Conflict; Required Consents. Other than the consents, approvals, authorizations and other actions listed on Schedule 4.4, the execution and delivery by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any foreign, federal, state, or local government, court, administrative, regulatory or other governmental agency, commission or authority, or any non-governmental self-regulatory agency, commission or authority (collectively, "Governmental Authority"); (b) violate the terms of any instrument, document or agreement to which Guest Supply is a party, or by which the

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

Business or any Assets are bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon the Business or any of the Assets; (c) violate any applicable order, writ, injunction, decree, judgment, restriction, ruling, law, or regulation (collectively, "Laws") of any Governmental Authority; or (d) violate the Certificate of Incorporation, Bylaws, or comparable organizational document of Guest Supply. Except as set forth on Schedule 4.4, Guest Supply is not subject to, or a party to, any mortgage, lien, lease, agreement, contract instrument, order, judgment or decree or other restriction of any kind or character which would prevent or hinder the continued operation of the Business immediately after the Closing on substantially the same basis as theretofore operated.

     4.5  Capital Stock.

     (a) The Company. The Company has 20,000,000 shares of Common Stock authorized of which 6,839,837 shares are issued and outstanding and no shares are held in the treasury of the Company as of the date hereof. As of the date hereof, the Company has authorized 1,000,000 shares of preferred stock, no par value, of the Company ("Preferred Stock"), of which no shares of Preferred Stock are issued and outstanding on the date hereof. 40,000 shares of Preferred Stock were reserved for issuance upon exercise of the rights (the "Company Rights" or, individually, a "Company Right") distributed in connection with that certain Rights Agreement dated July 15, 1988, as amended by Amendment No. 1 dated August 15, 1997 (the "Rights Agreement"). Schedule 4.5(a)(i) is a true, correct and complete list as of the date hereof of: (x) the number of options which the Company has been authorized to issue, and (y) the number of Company Stock Options which are issued and outstanding together with the applicable exercise price(s), vesting dates, and expiration dates. Schedule 4.5(a)(ii) is a true, correct and complete copy of all of the option plans, forms of agreements pursuant to which the Company Stock Options were granted, and a list of convertible promissory notes. All outstanding shares of Common Stock, and all outstanding Company Stock Options, and convertible promissory notes have been duly authorized, and are validly issued, and all outstanding shares of Common Stock are fully paid and nonassessable and free of preemptive rights. Except as set forth on Schedule 4.5(a)(i)-(ii), as of the date hereof there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options (including employee stock options), warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating, or which may obligate, the Company to sell or issue any additional shares of the Company's capital stock, (iv) no obligation of the Company to issue any voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (v) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.

     (b) Subsidiaries.  Schedule 4.5(b) is a true correct and complete list of:
(x) the authorized, issued and outstanding capital stock (or other ownership interest, as applicable) of each Subsidiary, and (y) the number of shares of capital stock (or other ownership interest, as applicable) held by the Company. Except as set forth on Schedule 4.5(b), all outstanding shares of capital stock (or other ownership interest, as applicable) of the Subsidiaries have been duly authorized, and are validly issued, fully paid and nonassessable are solely owned (of record and beneficially) by the Company. Except as set forth on
Schedule 4.5(b), there are outstanding (i) no shares of capital stock or other voting securities of the Subsidiaries, (ii) no securities of the Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary, (iii) no options (including employee stock options), warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating, or which may obligate, any Subsidiary to sell or issue any additional shares of any Subsidiary's capital stock, (iv) no obligation of any Subsidiary to issue any voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary and (v) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Subsidiary (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of Guest Supply to repurchase, redeem or otherwise acquire any Subsidiary Securities.

     4.6 Compliance with Laws. Except as set forth on Schedule 4.6, the Assets, the Business, Guest Supply, and its directors, officers and employees in the conduct of their duties on behalf of Guest Supply are in, and have been in, compliance with all applicable Laws of all applicable Governmental Authorities. Other than as set forth on Schedule 4.6, since December 31, 1999, Guest Supply has received no written notice of any noncompliance with the foregoing which has not been cured in all material respects.

     4.7 Licenses and Permits. Except as set forth on Schedule 4.7, Guest Supply holds and is in compliance with all material licenses, permits, concessions, grants, franchises, approvals and authorizations listed on Schedule
4.7 ("Licenses and Permits"), and such list constitutes all of the material licenses, permits, concessions, grants, franchises, approvals and authorizations necessary or required for the use or ownership of Guest Supply's Assets and the operation of the Business. Except as set forth on Schedule 4.7, Guest Supply has not received within the preceding thirty-six (36) months written notice of any material violations in respect of any such Licenses and Permits. Except as set forth on Schedule 4.7, no proceeding is pending or, to the best knowledge of Guest Supply (defined in Section 8.16(a)), threatened, which seeks revocation or limitation of any such Licenses and Permits.

     4.8  Financial Information.

     (a) Prior to the date hereof, Guest Supply has delivered to Sysco copies of the audited consolidated balance sheets of Guest Supply as of October 1, 1999 and September 29, 2000 and audited consolidated income statements for the fiscal years then ended (collectively, the "Historical Financials"). All such Historical Financials (including any related notes and schedules) have been prepared in accordance with GAAP and fairly present in all material aspects the financial condition of Guest Supply at the respective dates thereof and the results of its operations for the periods then ended.

     (b) On the date hereof, there are no liabilities or obligations of Guest Supply or the Business of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise which are required by GAAP to be reflected or reserved against on a balance sheet or in the notes thereto, except for (i) those that are specifically reflected or reserved against as to amount in the September 29, 2000 audited consolidated balance sheet or in the notes thereto;
(ii) that are specifically set forth on Schedule 4.8; (iii) those that are specifically reflected or reserved against in the balance sheets contained in the Interim Financials (subject to normal recurring year-end adjustments, the effect of which will not have a Material Adverse Effect) and/or (iv) current liabilities incurred in the ordinary course of Business and in a manner consistent with its past practices since the date of the Interim Financials.

     (c) Guest Supply has not been during the preceding twenty-four (24) months immediately preceding the execution of this Agreement insolvent within the meaning of 11 U.S.C. sec.101(31). Guest Supply has paid and is paying its debts as they become due.

     4.9 Sufficiency of Assets. The Assets constitute all the material assets of any nature with which Guest Supply has conducted the Business for the preceding twelve (12) month period, subject only to additions and deletions of inventory and other assets in the ordinary course of Business and in a manner consistent with its past practices and no other material assets are necessary to operate the Business in its ordinary course and in a manner consistent with its past practices. Title to all of the Assets is held solely by Guest Supply, and except as set forth on Schedule 4.9, all agreements, obligations, expenses and transactions related to the Business have been entered into, incurred and conducted on behalf of Guest Supply only by Guest Supply, and no Affiliate of Guest Supply or any other person or entity owns or has any rights in or to any of the Assets.

     4.10 Deposits. Attached hereto as Schedule 4.10 is a true, correct and complete list of all security and other deposits, prepayments and prepaid expenses of Guest Supply as of September 29, 2000 not reflected on the Historical Financials (collectively, the "Deposits" and individually, a "Deposit"), setting forth the amount of each Deposit.

     4.11  Accounts Receivable; Obligations.

     (a) Schedule 4.11(a)(i) is a true, correct and complete list of all accounts receivable, notes receivable, and other rights to receive payments ("Accounts Receivable") of Guest Supply as of December 31, 2000 showing the terms and time period for collection thereof, and all such Accounts Receivable listed thereon are bona fide, arose in the ordinary course of Business and in a manner consistent with its past practices.

     (b) Schedule 4.11(b) is a true, correct and complete list of all obligations for all indebtedness for borrowed money on the date hereof owed by Guest Supply and all obligations of Guest Supply in respect of the Business incurred other than in the ordinary course of Business and in a manner consistent with its past practices. None of the items set forth on Schedule 4.11(b) is overdue.

     4.12  Tax Returns and Payments.

     (a) Payment of Taxes and Other Matters.  Except as otherwise disclosed in
Schedule 4.12: (i) all Tax Returns, including estimated Tax returns and reports of every kind with respect to Taxes which are due to have been filed by Guest Supply on or before the Closing Date in accordance with any applicable law in all jurisdictions where Guest Supply is subject to Taxes, have been duly filed and are true, correct and complete in all material respects; (ii) all Taxes, including estimated tax payments, required to be paid (whether or not shown on a Tax Return) by Guest Supply on or prior to the Closing Date have been paid in full; (iii) the unpaid Taxes of Guest Supply attributable to periods ending on or prior to the Closing Date or the pre-Closing portion of any Tax period ending after the Closing Date, will not exceed the reserve for such Tax liability accrued on the Interim Financials; (iv) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns or reports of Taxes were or are due to be filed; (v) all deficiencies asserted as a result of any examination of any Tax Return or report of Taxes by Guest Supply have been paid in full, accrued or reserved as a Tax liability on the Interim Financials or finally settled or are the subject of on-going good faith negotiations or litigation, and no audit or investigation of any Tax Return or report of Taxes is currently underway, pending, or to the Company's knowledge, threatened; (vii) there are no outstanding waivers or agreements by Guest Supply for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any notices of proposed reassessment of any property owned or leased by Guest Supply; (viii) there are no liens for Taxes upon any property or assets of Guest Supply except liens for current Taxes not yet delinquent; (ix) Guest Supply does not have any liability for the Taxes of any Person under Treas. Reg.
sec. 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise; (x) Guest Supply is not a party to or bound by any tax allocation or tax sharing agreement and has no contractual obligation to indemnify any other person with respect to Taxes; (xi) no property of Guest Supply is property that is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and (xii) Guest Supply is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by it, nor has the IRS proposed any adjustment or change in accounting methods for Guest Supply.

     (b) Submission of Tax Returns. Guest Supply has made available to Sysco copies of all Tax Returns relating to the operations of Guest Supply for the periods set forth on Schedule 4.12(b).

     4.13 Intellectual Property. Schedule 4.13 lists all registered trademarks, service marks, trade names, service names, copyrights, patents, applications therefor and licenses and other rights in respect thereof of Guest Supply that is material to the conduct of the Business (collectively, "Intellectual Property") used by Guest Supply in the operation of its Business. Guest Supply owns and/or has a binding and enforceable right to use all of the Intellectual Property. Upon the consummation of the transactions contemplated hereby Guest Supply will continue to have the binding and enforceable right to own and use the Intellectual Property. No claims have been asserted and no claims are pending or, to the best knowledge of Guest Supply, threatened by any person or entity, as to the use by Guest Supply of any such Intellectual Property or challenging or questioning the validity or effectiveness of any state or federal registration of the Intellectual Property, and Guest Supply does not know of any valid basis for such claim.

Guest Supply's use of the Intellectual Property and trade secrets and, to the best knowledge of Guest Supply, Guest Supply's continued use of the same following the Closing in the same manner as used by Guest Supply prior to Closing, does not, and will not, infringe on the rights of any person or entity.

     4.14 Contracts. Schedule 4.14 sets forth a true, correct and complete list of all written and oral contracts, agreements, leases and other instruments to which Guest Supply is a party which involve any of the following (collectively, the "Contracts"):

          (i) projected revenue or expense to Guest Supply in excess of $50,000 annually;

          (ii) limitations in any respect on the locations in which Guest Supply can conduct its Business or restrictions on the lines of business in which Guest Supply can engage;

          (iii) loans to or from (in excess of $1,000 per person) Guest Supply, including without limitation, any loan agreements, promissory notes, indentures;

          (iv) the payment of cash or other benefit upon the change in control of the Company;

          (v) any joint venture, partnership or other arrangement which involves the sharing or profits, losses, costs or liabilities;

          (vi) calculating the price of an item for one party to the agreement based on cost of such item to the other party to the agreement;

          (vii) any leases for real property of which Guest Supply is a party;
     and

          (viii) any written employment agreement between any employee of Guest Supply and Guest Supply.

     Prior to execution of this Agreement, Guest Supply has provided or made available to Sysco true, correct and complete copies of the written Contracts and accurate descriptions of the terms of oral Contracts. The Contracts are valid, legally binding and enforceable against Guest Supply, and, to Guest Supply's knowledge, the other parties thereto, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. Neither Guest Supply nor, to the best knowledge of Guest Supply, any other party to any of the Contracts is in breach of, or in default under, any of the Contracts and, no event has occurred which, with the notice or lapse of time, or both, would constitute a breach or default by Guest Supply or, to the best knowledge of Guest Supply, any other party to any of the Contracts.

     4.15  Litigation; Judgments.

     (a) On the date hereof, except as set forth on Schedule 4.15, there is no action, proceeding or investigation pending by or before any Governmental Authority (or, to the best knowledge of Guest Supply, threatened) (i) against Guest Supply, (ii) against the Company's executive officers or directors in their capacity as such, nor (iii) seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the Merger, or Guest Supply's or Stockholders' ability to consummate the transactions contemplated by this Agreement and the Transaction Documents. Except as set forth on Schedule 4.15, neither Guest Supply nor, to its knowledge, the Stockholders are subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Assets or the operation of the Business.

     (b) There does not exist under any customer contract of Guest Supply any basis, regardless of the giving of notice or the lapse of time or both, for a claim by the customer with respect to how the cost of products is calculated thereunder or with respect to the method for pricing of products sold to such customer thereunder ("Cost Plus Contract Claims").

     4.16 Insurance. Guest Supply maintains property, fire, casualty, workers compensation, general liability insurance and other forms of insurance relating to the operation of the Business against risks of the kind customarily insured against and in amounts customarily insured. Guest Supply will maintain its
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

insurance policies in full force and effect through the Closing Date. Schedule
4.16 lists all of the insurance policies maintained by Guest Supply, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy. All premiums thereon due and payable have been paid, and Guest Supply has received no notice of cancellation with respect thereto. There are no pending or, to the best knowledge of Guest Supply, threatened, terminations of, or premium increases with respect to, any of such policies and bonds, and Guest Supply is in compliance, in all material respects, with all conditions contained therein. Guest Supply has delivered or made available to Sysco true, complete and correct copies of all of the above-described insurance policies.

     4.17 Employees; Union; Labor. Except as otherwise designated on Schedule 4.17(i), Guest Supply does not use the services of independent contractors as sales agents or consultants in connection with the Business. Guest Supply is not a party to any collective bargaining agreement or any other contract, written or oral, with any trade or labor union, employees' association or similar organization. There are no strikes or labor disputes with its employees generally pending or, to the best knowledge of Guest Supply, threatened, or to the best knowledge of Guest Supply, any attempts at union organization of the employees of Guest Supply. All salaries and wages paid and withheld by Guest Supply are and have been in compliance with all applicable foreign, federal, state and local laws. Schedule 4.17(ii) lists each current employee of Guest Supply whose aggregate annualized compensation exceeded $50,000 or whose employment by Guest Supply has ceased for any reasons since January 1, 2000.

     4.18 Benefit Plans and ERISA (a) Set forth on Schedule 4.18(a) hereto is a correct and complete list of each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention or other plan, agreement, policy, trust fund, arrangement, or understanding (regardless of whether legally enforceable) (each such plan, agreement, policy, trust fund, arrangement or understanding is referred to herein as a "Benefit Plan," and collectively, the "Benefit Plans") that is currently in effect or followed, was maintained since December 31, 1996, or which has been approved before the date hereof but is not yet effective, for the benefit of (X) directors or employees of Guest Supply or any other persons performing services for Guest Supply, (Y) former directors or former employees of Guest Supply or any other persons formerly performing services for Guest Supply, and/or (Z) beneficiaries of anyone described in (X) or (Y) (collectively, "Business Employees") or with respect to which Guest Supply or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any date of determination occurring within the preceding six years treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes the Company) has or has had any obligation on behalf of any Business Employee. Guest Supply has delivered or made available to Sysco copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service ("IRS") or Department of Labor ("DOL") with respect to such Benefit Plans for a period of three years prior to the date hereof and, except as disclosed on Schedule 4.18(a) attached hereto, there are no other benefits to which any Business Employee is entitled or for which Guest Supply or any ERISA Affiliate has any obligation. In addition, except as set forth on Schedule 4.18(a):

          (i) Each Benefit Plan has been operated and administered in material compliance with its terms;

          (ii) Each Benefit Plan complies in all material respects with all requirements of ERISA and the Code and with all other applicable law;

          (iii) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, which determination letter has not been modified, revoked or limited, and nothing has occurred or is expected to occur that caused or could cause the loss of its qualification under Section 401(a) of the Code or the imposition of any liability, penalty or Tax with respect to such Benefit Plan. Guest Supply has delivered to Sysco copies of the most recent determination letter it has received with respect to each Benefit Plan intended to qualify under
     Section 401(a) of the Code;

          (iv) Neither Guest Supply nor any ERISA Affiliate maintains, sponsors or contributes to, or has maintained, sponsored or contributed in the past six years to, any "defined benefit plan" (within the meaning of Section 3(35) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any voluntary employee beneficiary association intended to be tax-exempt under Section 501(c)(9) of the Code;

          (v) No non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is expected to occur with respect to the Benefit Plans (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which has subjected or could subject Guest Supply, any ERISA Affiliate or Sysco , or any officer, director or employee of Guest Supply, any ERISA Affiliate or Sysco, or the Benefit Plans' trustees, administrators or other fiduciaries, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code or any other liability with respect thereto;

          (vi) No provision of any Benefit Plan limits the right of Guest Supply to amend or terminate any Benefit Plan on no more than 90 days' notice, subject to the requirements of applicable law;

          (vii) All contributions, insurance premiums, Taxes, or other liabilities or charges with respect to any Benefit Plan required to be paid on or prior to the Closing Date have been or will be paid in full on or prior to the Closing Date. All unpaid contributions, insurance premiums, Taxes, or other liabilities or charges with respect to any Benefit Plan attributable to periods prior to the Closing Date, including the pre-Closing portion of any period ending after the Closing Date, have been accrued and properly reflected as liabilities on Guest Supply's historical financial statements and Interim Financials. Contributions for purposes of this Section 4.18(a)(vii) shall include, without limitation, any matching or employer profit sharing contributions required or customarily made under a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) sponsored by Guest Supply;

          (viii) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan, or, to Guest Supply's Knowledge, any circumstances which might give rise to any such action, suit or claim;

          (ix) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed;

          (x) Guest Supply has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. Guest Supply has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder;

          (xi) Each Benefit Plan that purports to provide benefits that qualify for tax-favored treatment under Sections 79, 105, 106, 117, 125, 127, 129, or 132 of the Code complies with the requirements of such Section and the regulations promulgated thereunder;

          (xii) All amendments required to bring the Benefit Plans into conformity with applicable law, including, without limitation, ERISA and the Code, have been timely adopted;

          (xiii) No Benefit Plan is under audit or investigation by the IRS or the DOL or any other governmental authority, and no such completed audit, if any, has resulted in the imposition of any Tax, interest or penalty that remains unpaid as of the Closing Date;

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

          (xiv) Guest Supply is not subject to any liens, and excise or other Taxes, under ERISA, the Code or other applicable law relating or with respect to any Benefit Plan; and

          (xv) The Sysco Companies, and from and after the Closing Date, Guest Supply, shall have no liability for, under, with respect to or otherwise in connection with any Benefit Plan (assuming a like definition of "Benefit Plan" were applicable to ERISA Affiliates as to those same types of plans, agreements, policies, trusts, funds, and arrangements sponsored, maintained or contributed to by them) sponsored or maintained for the benefit of employees (and beneficiaries and covered dependents thereof) of any ERISA Affiliate, excluding Guest Supply, at any relevant time prior to the Closing Date (other than a liability for providing benefits arising in the ordinary course of business when ordinarily due under such Benefit Plan), which liability arises under ERISA or the Code, by virtue of Guest Supply being aggregated in a controlled group or affiliated service group with any ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing Date.

     (b) Parachute Payments. Set forth on Schedule 4.18(b) is a true, correct and complete list of each Business Employee, who, as a result of the consummation of the transactions contemplated by this Agreement, would be entitled, under any agreement or plan binding on Guest Supply prior to the Control Date, to: (i) any severance compensation, bonus, increase in compensation or like benefit, or (ii) any acceleration or vesting of any benefits or payments (other than the acceleration or vesting of Company Stock Options) including, without limitation, any Employee Benefits (collectively "Parachute Benefits"), other than as may be required by law. All of the Business Employees listed on Schedule 4.18(b) have waived in writing their Parachute Benefits, effective as of the execution and delivery of this Agreement.

     4.19 Brokers Fees and Expenses. Guest Supply has not retained or utilized the services of any broker, finder or intermediary, other than Piper Jaffray, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity with respect thereto which would obligate Sysco to pay any such fees or commissions.

     4.20 Absence of Material Changes. Except as set forth on Schedule 4.20, from September 29, 2000 to the date of this Agreement:

          (a) there has not been any Material Adverse Effect;

          (b) there has been no Material Adverse Effect resulting from Guest Supply's relations with, nor has Guest Supply lost (or received written notice that it may lose), any distributors or suppliers with which Guest Supply has significant business relations;

          (c) Guest Supply has operated the Business in the ordinary course and has not sold, assigned, or transferred any of its Assets, except in the ordinary course of its Business consistent with past practice;

          (d) Guest Supply has not mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract, or other encumbrance of any nature whatsoever, any of its Assets;

          (e) there has been no amendment, termination, or waiver of any material right of Guest Supply under any Contract, License or Permit that reasonably may be anticipated to have a Material Adverse Effect on the Assets, or the Business;

          (f) Guest Supply has not:

             (i) paid any judgment resulting from any suit, proceeding, arbitration, claim or counterclaim filed before any Governmental Authority or arbitration panel in respect of its Assets or the Business in excess of $25,000 (provided that all such excluded payments do not aggregate to more than $100,000);

             (ii) made any such payment to any party in settlement of any such suit, proceeding, arbitration, claim or counterclaim in excess of $25,000 (provided that all such excluded payments do not aggregate to more than $100,000);

             (iii) written down or failed to write down (in accordance with generally accepted accounting principles), or written up the value of any inventory or Assets;

             (iv) made any material changes in the customary methods of operation of the Business, including practices and policies relating to purchasing, marketing, selling or payment of trade creditors or made any change in its method of accounting;

             (v) incurred any indebtedness or guaranteed any indebtedness (except in respect of ordinary trade payables), except for borrowings under existing loans or lines of credit in the ordinary course of Business and in a manner consistent with its past practices;

             (vi) issued or sold any of its stock, notes, bonds or other securities, or any option, warrant or other rights to purchase the same except stock issuances upon exercise of outstanding Company Stock Options, warrants and convertible securities;

             (vii) taken any action other than in the ordinary course of Business and in a manner consistent with its past practices with respect to increasing the compensation of any employee of Guest Supply in the Business or with respect to the grant or increase of any severance or termination pay to any such person (otherwise than as disclosed to Sysco in writing prior to the date hereof);

             (viii) declared, set aside or paid any dividend or distribution payable in cash, stock, property or otherwise with respect to the Company's capital stock; or

             (ix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.20.

     4.21 Bank Accounts; Powers of Attorney. Schedule 4.21(i) is a true, complete and correct list showing the name and location of each bank or other institution in which Guest Supply has any account or safe deposit box, together with a listing of account numbers and the persons authorized to draw thereon or have access thereto. Schedule 4.21(ii) is a true, complete and correct list of the persons holding effective general or special powers of attorney from Guest Supply and description of such power.

     4.22 Certain Arrangements. Schedule 4.22 is a true, correct and complete list of any transaction (other than in respect of employee salary, bonus, or travel or expense account reimbursement in the ordinary course of Business consistent with its past practice) that any director, officer, employee, Stockholder or other Affiliate, or any relative of any director or officer, is a party to:

          (i) any contract, agreement, understanding, commitment or other arrangement providing for the furnishing of services, or the rental of real or personal property from or otherwise requiring payments to any such person (outside of his or her capacity as such director or officer) or to any such relative of such person; and

          (ii) any loans or advances to or from Guest Supply (exclusive of travel advances, expense advances, and normal salary advances in connection with vacation periods, or compensation, or travel or expense account reimbursement, all in the ordinary course of Business and in a manner consistent with its past practices), giving for each the principal amount outstanding, interest rate, maturity date and security therefore.

     4.23 Environmental Matters. For purposes of this Agreement: (i) "Environmental Laws" means the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10.23.11, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and all laws, ordinances, rules, regulations and requirements issued by any Governmental Authority, as well as any common law doctrines pertaining to environmental, health, safety or ecological conditions, along with any regulations promulgated thereunder; and (ii) "Hazardous Material" means (A) any "hazardous substance," "hazardous waste" or "hazardous material" defined as such in (or for purposes of) any Environmental Law; (B) any petroleum product, asbestos-containing material, urea formaldehyde or PCBs; and (C) any other substance, regardless of physical form, that is subject to any Environmental Law regulating, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life or natural resources. Except as set forth in the Environmental Reports (as defined below) or on Schedule 4.23:

          (i) Neither Guest Supply, nor to the best knowledge of Guest Supply, any prior owner, user or occupant of the Real Property or any property formerly owned, leased, or occupied by Guest Supply (collectively, the "Properties") has conducted or authorized the storage, treatment, or disposal of any Hazardous Material on the Properties, which, if discovered or reported, is reasonably likely to give rise to a liability or obligation on the part of Guest Supply or the Sysco Companies;

          (ii) There has been no spill, discharge, release, emission of, or contamination resulting from any Hazardous Material on, at, under or migrating to or from any of the Properties, and No Hazardous Material currently exists on, at, in, under or about any of the Properties, which, if disclosed or discovered, is reasonably likely to require remediation or give rise to a claim or liability against Guest Supply or the Sysco Companies;

          (iii) Guest Supply has not received any written or actual notice of any violation, directive, complaint, suit, order or other notice with respect to any Environmental Law, the disposal or release of Hazardous Material from the Properties onto any other property, or that Guest Supply or the Properties have incurred any liability under any Environmental Law, and Guest Supply has no knowledge that any such notice is pending, threatened or otherwise anticipated from any person, including but not limited to a Governmental Authority;

          (iv) There is no pending litigation, investigation or proceeding by any person, including but not limited to any Governmental Authority, in which it is alleged that there has been a discharge, spill, disposal or release of any Hazardous Material or any violation of Environmental Law with respect to the Properties, nor is Guest Supply aware of any facts or circumstances that would reasonably lead it to believe that any person or Governmental Authority would allege any of the foregoing;

          (v) There are no written agreements, including but not limited to Consent Orders or Memoranda of Agreement, between Guest Supply and any Governmental Authority relating in any way to the presence, spill, discharge, release, threat of release, storage, treatment or disposal of any Hazardous Material;

          (vi) Other than as provided in Section 3.14 with respect to ISRA, there are no Environmental Laws applicable to the Properties that would require Guest Supply to obtain the approval of or provide notice to any Governmental Authority (which has not been obtained or provided) as a condition to the consummation of the Merger;

          (vii) Guest Supply has owned, leased and operated the Properties in compliance with all applicable Environmental Laws;

          (viii) Guest Supply and the Business have in full force and effect, and are in compliance with, all Licenses and Permits required under the Environmental Laws that are necessary for the operation of the Business;

          (ix) Neither Guest Supply nor the Properties has incurred any liability or obligation, contingent or non-contingent, under the Environmental Laws or otherwise pertaining to Hazardous Materials that remains unresolved or has not been complied with so as to bring Guest Supply or the Properties into compliance with Environmental Law;

          (x) Guest Supply has delivered or made available to Sysco true, correct and complete copies of all reports or tests with respect to the compliance of the Properties and the Assets with the

     Environmental Laws and/or the presence of any Hazardous Material on the Properties that were (A) prepared for Guest Supply; or (B) prepared for other parties and are in the possession of Guest Supply (collectively, the "Environmental Reports") and, to the knowledge of Guest Supply, all such reports and tests contain no material misstatements or omissions;

          (xi) There are no leaking or non-compliant underground storage tanks owned or operated by Guest Supply on the Properties, nor to Guest Supply's knowledge, were there any such leaking or non-compliant tank systems owned or operated by Guest Supply on any of the Properties;

          (xii) Neither Guest Supply nor, to the knowledge of Guest Supply, any prior owner, user or occupant of the Properties, have filed or otherwise provided notice to any Governmental Authority under any Environmental Law of any past or present release or discharge of a Hazardous Material into the Environment;

          (xiii) No risk to human health or the environment exists as a result of any Hazardous Material previously or currently located on, at, in, under or about the Properties that is reasonably likely to give rise to a liability against Guest Supply or the Sysco Companies;

          (xiv) Guest Supply has not received any notice, demand, or information request regarding its alleged disposal of, or arrangement for disposal of, any Hazardous Materials on any real property not owned by Guest Supply that is on the USEPA's National Priorities List or the CERCLIS list or any similar state list, or, to the knowledge of Guest Supply, which is or reasonably could be the subject of any remedial action by a federal or state agency or by a third party seeking reimbursement of cleanup expenses from Guest Supply under federal or state law;

          (xv) During Guest Supply's ownership, leasing and/or occupancy of the Properties, no construction debris or other debris was buried on any of the Properties, which, if disclosed or discovered, is reasonably likely to require remediation; and

          (xvi) No lien, nor any deed notice or use restriction that precludes the Real Property from being used for their current commercial purposes, has been issued, filed, or recorded pursuant to any Environmental Law with respect to the Real Property.

     4.24 Unlawful Payments. Neither Guest Supply nor any of its directors, officers, agents, employees, or other persons associated with or acting on behalf of Guest Supply has, directly or indirectly:

          (i) used any funds of Guest Supply for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity;

          (ii) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds;

          (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended;

          (iv) established or maintained any unlawful or unrecorded fund of Guest Supply monies or other assets;

          (v) made any false or fictitious entry on the books or records of Guest Supply;

          (vi) made any bribe, unlawful rebate, payoff, influence payment, kickback, or other unlawful payment;

          (vii) given any favor or gift which is not deductible for federal income tax purposes; or

          (viii) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     4.25 Internet Presence. Schedule 4.25 describes Guest Supply's public, private or reserved presence on the world wide web, multi-party extranet, virtual private network, or similar internet based, linked system ("Internet Presence"). Guest Supply's domain name(s), if any, are currently registered with the currently authorized Internet Domain Name Registrar and are in good standing.

     4.26 Information Supplied. Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4, the Post-Effective Amendment or the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to Stockholders or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Stockholders or, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Sysco or Merger Sub specifically for inclusion or incorporation by reference therein.

     4.27  Books and Records; Deliveries.

     (a) Guest Supply has maintained all books and records in the ordinary course of its Business, in accordance with good business practice, and such books and records are complete and accurate in all material respects.

     (b) The Company has delivered or made available to Sysco , true, correct and complete copies of all documents listed on or referred to in the Schedules (other than Schedule 4.15).

     4.28 State Takeover Laws. The Offer will not require any filing under the New Jersey Corporation Takeover Bid Disclosure Law (NJSA 49:5-1 et seq.) in connection with this Agreement, the Offer or the Merger; provided that the Company properly discloses the terms of the Offer to the Stockholders, including the disclosure of all special incentives, inducements and consideration made available to the officers and directors of the Company that were not made available to the Stockholders generally. Assuming the representation set forth in Section 5.12 is true and correct, neither this Agreement, the Offer (any Subsequent Offer) nor the Merger is prohibited by the New Jersey Shareholders Protection Act (NJSA 14A:10A-1 et seq.).

     4.29  Representations as to Real Property.

     (a) Real Property. Schedule 4.29(a)(i) is a true, correct and complete list of all of the Real Property, to which Guest Supply has fee simple title and the Real Property which Guest Supply occupies pursuant to a lease.

     (b) No Condemnation Proceedings. No condemnation or eminent domain proceedings are pending or, to the best of Guest Supply's knowledge, threatened or contemplated against the Real Property, or any part thereof, and Guest Supply has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Real Property, or any part thereof. Guest Supply will give Sysco prompt written notice of any actual or, if known to Guest Supply, any threatened or contemplated condemnation of any part of the Real Property.

     (c) Zoning and Use. Except as set forth on Schedule 4.29(c) or Schedule 4.23, there are no outstanding notices or orders of any Governmental Authority requiring, as of the date hereof or as of a specified or unspecified date in the future, any repairs or alterations or additions or improvements thereto.

     (d) Encroachment. No improvements located on the Real Property owned by Guest Supply violate any setback requirements or encroach on any adjacent property and no buildings or other improvements of any kind encroach on the Real Property owned by Guest Supply.

     4.30 Shareholder Rights Plan. The Company Board has taken all actions necessary to cause the Rights Agreement, to be ineffective as to the Offer, the Merger and the other transactions described in this Agreement.

     4.31  SEC Filings.

     (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1998, and has made available to Sysco such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     4.32 Full Disclosure. The representations and warranties made by the Company in this Agreement and in the Schedules and Exhibits referenced herein do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Prior to the Closing, the Company shall promptly notify Sysco and Merger Sub at such time(s) it becomes aware that any representation or warranty is untrue or misleading in any material respect.

     4.33 Fairness Opinion. The Company has received from Piper Jaffray a written opinion (the "Fairness Opinion") addressed to the Company Board dated January 22, 2001, to the effect that, as of the date of such opinion, the Exchange Ratio (as hereinafter defined) to be received by the Stockholders, pursuant to this Agreement, is fair to the Stockholders from a financial point of view, and such opinion has not been modified or withdrawn as of the date hereof. For purposes of the Fairness Opinion, (a) the "Exchange Ratio" is defined as the Offer Exchange Ratio and the Merger Exchange Ratio, (b) the "Offer Exchange Ratio" is defined as (i) if the Average Sysco Offer Price is greater than or equal to $22.00 per share and less than or equal to $30.00 per share, a number of Sysco Shares per share of Common Stock equal to $26.00 divided by the Average Sysco Offer Price, (ii) if the Average Sysco Offer Price is less than $22.00, 1.1818 Sysco Shares per share of Common Stock and (iii) if the Average Sysco Offer Price is greater than $30.00, 0.8667 Sysco Shares per share of Common Stock and (c) the "Merger Exchange Ratio" is defined as (i) if the Average Sysco Merger Price is greater than or equal to $22.00 per share and less than or equal to $30.00 per share, a number of Sysco Shares per share of Common Stock equal to $26.00 divided by the Average Sysco Merger Price, (ii) if the Average Sysco Merger Price is less than $22.00, 1.1818 Sysco Shares per share of Common Stock and (iii) if the Average Sysco Merger Price is greater than $30.00, 0.8667 Sysco Shares per share of Common Stock.

     4.34 Inventory. Guest Supply's inventory, net of reasonable (in accordance with GAAP) reserves, consists of Salable (defined below) inventory of a quality and quantity generally maintained and sold in the ordinary course of Business and in a manner consistent with its past practices. For purposes hereof, inventory is "Salable" only if it (including its packaging) is in the physical condition to be sold to customers in the ordinary course of Business and in a manner consistent with its past practices and in accordance with industry standards and applicable government regulations; provided, however, that "Salable" inventory does not include:

          (a) any item whose supplier notifies any of the parties hereto prior to the Closing that such item may not be distributed following Closing;

          (b) any items which are private label products for customers who immediately prior to the Closing are no longer customers of Guest Supply to the extent such products are not otherwise salable (after appropriate but non-material modifications) to other customers at prices comparable to the pricing for the products as generally prepared;

          (c) items which are, pursuant to industry or Governmental Authority standards, out of date (or perishable product in excess, in days supply, of the normal shelf life of such product); or

          (d) items of obsolete inventory.

     4.35  Immigration Matters.

     (a) With respect to all current employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of Guest Supply, true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA"), and any and all copies of documentation, records or other papers retained with Forms I-9 (Employment Eligibility Verification Forms), have been made available to Sysco. Guest Supply has complied with IRCA with respect to the completion of Forms I-9 for all employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

     (b) With respect to all former employees who left Guest Supply's employment within three (3) years prior to Closing, Guest Supply has complied with IRCA with respect to the maintenance of Forms I-9 for at least three (3) years or for one (1) year beyond the date of termination, whichever is later.

     (c) The Company has made available true and correct information with respect to all employees of Guest Supply working under INS authorization in E, F, H, J, L, M, O, P, or TN Visa Status. The Company maintains current files containing all Labor Condition Application (LCA) related public and non-public access documentation which it must present upon request by the DOL or the general public, including but not limited to all documentation noted in 20 CFR sec.655.760.

     (d) Guest Supply has not had immigration violations, nor has it employed individuals not authorized to work in the United States. Guest Supply has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration and Nationality Act, 8 U.S.C. 1101 ("INA") or IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with INA or IRCA, nor is such proceeding pending or threatened.

     (e) The consummation of the transactions contemplated by this Agreement will not give rise to any liability for the failure to properly complete, maintain and update Forms I-9, or give rise to any liability for the employment of individuals not authorized to work in the United States, or cause any current employee to become unauthorized to work in the United States.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SYSCO

     In order to induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, Sysco and Merger Sub hereby make the following representations and warranties to the Company, each of which representations and warranties is relied upon by the Company:

     5.1 Organization of Sysco and Merger Sub. Sysco and Merger Sub are corporations duly organized and validly existing under the laws of the State of Delaware and each has the corporate power and authority to own its respective properties and to carry on its respective businesses as now being conducted by it.

     5.2 Power and Authority; Due Authorization. Sysco and Merger Sub have full power and authority to execute and deliver this Agreement and each of the agreements, documents and instruments referenced in this Agreement to which Sysco or Merger Sub is or will be a party ("Sysco Companies' Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The Boards of Directors of Sysco and Merger Sub have duly approved and authorized the execution and delivery of this Agreement and each of the Sysco Companies' Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings or approvals on the part of Sysco and Merger Sub are necessary to approve and authorize the execution and delivery of this Agreement and the Sysco Companies' Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Sysco Companies' Transaction Documents constitutes a valid and binding agreement of the Company, this Agreement and each of the Sysco Companies' Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of Sysco and Merger Sub, in each case enforceable against Sysco and Merger Sub in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

     5.3 No Conflict. Assuming all consents, approvals, authorizations, and other actions listed on Schedule 5.3 have been obtained or taken prior to the date hereof or Closing as indicated thereon, the execution and delivery by Sysco and Merger Sub of this Agreement, the Sysco Companies' Transaction Documents and the consummation by Sysco and Merger Sub of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which Sysco or Merger Sub is a party, or by which Sysco or Merger Sub or the properties of Sysco or Merger Sub is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate Sysco's or Merger Sub's Certificate of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any Governmental Authority applicable to Sysco or Merger Sub, or the business or assets of Sysco or Merger Sub.

     5.4 Brokers Fees and Expenses. Neither Sysco nor Merger Sub has retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate Guest Supply to pay any such fees or commissions.

     5.5 Offer Consideration and Merger Consideration. The Sysco Shares, when issued and delivered to the Stockholders pursuant to the Offer or the Merger, as the case may be, in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Sysco Common Stock. Upon delivery of the Sysco Shares, Stockholders will receive good and unencumbered title to the Sysco Shares, free and clear of all liens, restrictions, charges, encumbrances and other security interests of any kind or nature whatsoever, except for restrictions existing under applicable securities laws regarding transferability of the Sysco Shares and the restrictions imposed in this Agreement. Sysco shall use commercially reasonable efforts to cause the Sysco Shares to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance prior to the delivery of the Shares to the Stockholders.

     5.6 Information Supplied. Neither the Offer Documents, the Form S-4 or the Post-Effective Amendment, nor any of the information supplied or to be supplied by Sysco or its representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to the Stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents the Form S-4 and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Sysco or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.7 SEC Filings. (a) Sysco has filed all forms, reports and documents required to be filed by Sysco with the SEC since January 1, 1998, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Sysco may file subsequent to the date hereof) are referred to herein as the "Sysco SEC Reports." As of their respective dates, the Sysco SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sysco SEC Reports and (ii) did not at the time they were filed (or if amended of superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Sysco SEC Report.

     5.8 Absence of Certain Changes or Events. Except as disclosed in the Sysco SEC filed and publicly available prior to the date of this Agreement, there has not been any event, occurrence or development of a state of circumstances that has had or could reasonably be expected to have a material adverse effect on Sysco and its subsidiaries taken as a whole.

     5.9 Financial Information. Prior to the date hereof, Sysco has delivered to the Company copies of the unaudited consolidated statement of earnings of Sysco dated as of December 30, 2000 for the thirteen (13) week and twenty-six
(26) week periods then ended (collectively, the "Sysco Historical Financials"). The Sysco Historical Financials have been prepared in accordance with GAAP (except for the absence of footnotes required by GAAP) and fairly present in all material respects the consolidated statement of earnings of Sysco for the periods then ended.

     5.10 Brokers' Fees and Expenses. Neither Sysco nor Merger Sub has retained or utilized in the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity with respect thereto, which, in any case, obligate Guest Supply to pay any such fees or commissions.

     5.11 Full Disclosure. Except as disclosed in the Sysco SEC Reports filed and publicly available prior to the date of this Agreement, since September 30, 2000, there has not been any event, occurrence or development or a state of circumstances that has had or could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Sysco. Copies of all documents with respect to Sysco or its ongoing business or financial condition which have been delivered or made available to the Company are true, correct and complete copies thereof.

     5.12 No Ownership of Company Capital Stock. As of the date hereof, neither Sysco nor Merger Sub owns any shares of Common Stock or has the right to acquire any equity interest in the Company other than pursuant to this Agreement.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of each party under this Agreement to effect the Merger shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, unless and to the extent any such condition is expressly waived in writing by Sysco, Merger Sub or the Company, as the case may be:

     6.1 Shareholder Approval. If required by the NJBCA, this Agreement and the Merger shall have been approved and adopted by the requisite votes of the Stockholders.

     6.2 Purchase of Shares in the Offer. Merger Sub shall have accepted for exchange all of the Shares tendered pursuant to the Offer unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party asserting such condition.

     6.3 No Government Action. There shall not be pending any action or proceeding before any Governmental Authority by any Government Authority in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

     6.4 No Illegality. No federal or state statute, rule, regulation or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

     6.5 Form S-4. Form S-4 or the Post-Effective Amendment, as the case may be, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, if any.

     6.6 NYSE Listing. The shares of Sysco Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     6.7 Fairness Opinion. Piper Jaffray shall have delivered the Fairness Opinion to the Company Board and such Fairness Opinion shall not have been modified or withdrawn prior to the payment for the Shares in the Offer.

                                   ARTICLE 7

                         TERMINATION; TERMINATION FEES

     7.1 Termination. This Agreement may be terminated (and, in the case of subsection (h) below, shall be terminated) at any time before the Closing Date (notwithstanding any approval of the Merger and adoption of this Agreement by the Stockholders):

          (a) by mutual written consent of Sysco and the Company; or

          (b) by Sysco if, prior to the acceptance for payment of any Shares under the Offer, (i) there occurs in respect of the Company or the Business, a Material Adverse Effect or (ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in (a) or (b) of Annex A hereof; in either case provided that Sysco is not then in breach in any material respect of any of its obligations under this Agreement; or

          (c) by the Company if, prior to the acceptance for payment of any Shares under the Offer, (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Sysco, provided that the Company is not then in breach in any material respect of any of its obligations under this Agreement; or

          (d) by the Company or Sysco (only if no Shares were purchased by Merger Sub pursuant to the Offer) if the Merger has not been consummated by August 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement; or

          (e) by either Sysco or the Company if a Stockholders Meeting is required under the NJBCA and the Merger shall fail to receive the requisite vote for approval at the Stockholders Meeting; or

          (f) by the Company, prior to acceptance for payment of any Shares under the Offer, in order to enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, provided that, prior to entering into such definitive agreement, the Company shall have given Sysco notice of such Alternative Transaction as required by Section
     3.5 and is otherwise not prohibited by Section 3.5 from entering into such agreement; or

          (g) by Sysco if a Triggering Event shall have occurred.

          For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if, (i) the Company Board or any committee thereof shall have approved or recommended to the Stockholders any Alternative Transaction, (ii) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Sysco the Company Recommendations; (iii) the Company shall have failed to include in the Offer Documents, the Schedule 14D-9 or the Post-Effective Amendment the Company Recommendations; or (iv) a tender or exchange offer relating to 40% or more of the Shares shall have been commenced by a person unaffiliated with Sysco, and Company shall not have sent to its Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

          (h) This Agreement shall automatically terminate, without any action on the part of Sysco, Merger Sub or the Company, if there shall be validly tendered at the Final Expiration Date such number of Shares which, when added to the Shares, if any, owned by Sysco or Merger Sub, would constitute less than thirty five percent (35%) of the Shares outstanding on a fully diluted basis.

          Sysco shall not have the right to terminate this Agreement as a result of or arising out of any action taken by the Company or its officers, directors, employees, investment bankers, representatives or agents in connection with the contested proxy solicitation involving the Company's 2001 Annual Meeting of Stockholders that is not in breach of any provision hereof.

     7.2  Effect of Termination.

     (a) Termination Fee. The Company shall pay to Sysco in cash the sum of $5,500,000 ("Termination Fee") plus all reasonable out-of-pocket fees and expenses incurred by Sysco in connection with this Agreement, including, without limitation, all filing fees with all Governmental Authorities, reasonable out-of-pocket legal fees and expenses incurred by Sysco for accounting advice and environmental due diligence if:

          (i) within four (4) months after the date of this Agreement, the Company receives a proposal for an Alternative Transaction (including the commencement of a tender offer made directly to the Stockholders) from any person or entity (other than Sysco or its Affiliates) and such Alternative Transaction (including such tender offer) is consummated within twelve (12) months after the date of this Agreement (a "Covered Alternative Transaction"); or

          (ii) (A) this Agreement is terminated by the Company pursuant to
     Section 7.1(f), or (B) this Agreement is terminated by Sysco pursuant to
     Section 7.1(g).

     (b) Timing of Payment of Termination Fee. The Termination Fee shall be due and payable to Sysco within ten (10) days of the first to occur of (i) the consummation of a Covered Alternative Transaction and (ii) the events set forth in Section 7.2(a)(ii).

     (c) Effect of Termination.  Termination of this Agreement pursuant to
Section 7.1 shall terminate all obligations and liabilities of the parties to each other hereunder, except for the obligations under Sections 3.6, 3.8, 7.2(a), 7.2(b) and 8.14 hereof.

     (d) Sole and Exclusive Remedy. Each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to any losses, liabilities, costs, expenses or damages of any kind and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter hereof and the transactions contemplated hereby shall be solely in accordance with, and limited by, Section 7.1, subsections (a), (b) and (c) of
Section 7.2 and Section 8.17 hereof, provided, however, if all conditions to the obligations to the applicable party hereto at Closing contained in Article 6, Annex A or Annex B, as applicable, have been satisfied (or waived by the party entitled to waive such conditions) and such party does not proceed with the Closing, all remedies available to the other party, at law or in equity, on account of such failure to close, shall be preserved including, without limitation, specific performance. Without limiting the generality of the foregoing, the parties hereto agree that the payment provided for in Section 7.2(a) shall be the sole and exclusive remedy of Sysco and the Merger Sub upon termination of this Agreement under the circumstances set forth in Section 7.2(a) and such remedies shall be limited to the sum stipulated in Section 7.2(a) regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination. The provisions of this Section 7.2 shall survive any termination of this Agreement.

                                   ARTICLE 8

                            MISCELLANEOUS PROVISIONS

     8.1 Risk of Loss. The risk of loss occurring with respect to Guest Supply prior to the Closing shall remain the liability of Guest Supply.

     8.2 Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

     8.3 Modification and Waiver. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the Sysco, Merger Sub, and Guest Supply. No change, amendment or attempted waiver of any provision hereof shall be binding on the other parties unless reduced to writing and signed by Sysco, Merger Sub, and Guest Supply. Unless specifically provided otherwise herein or agreed to by Sysco, Merger Sub, and Guest Supply in writing, no modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of the parties hereto to enforce any claim, whether or not liquidated, which accrued prior to the date of such modification, waiver, termination, rescission, discharge, or cancellation of this Agreement, and no waiver of any provision or of any default under this Agreement shall affect the right of any party to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

     8.4 Assignment, Survival and Binding Agreement. This Agreement, the Transaction Documents and the Sysco Companies' Transaction Documents may not be assigned by any party hereto without the prior written consent of the other parties, provided that Sysco may assign this Agreement in whole or in part to one or more wholly-owned subsidiaries without the consent of Guest Supply (but no such assignment shall relieve Sysco of its obligations hereunder). The terms and conditions hereof shall survive the Closing and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. This Agreement shall be effective and binding on all parties when all parties have executed and delivered a counterpart of this Agreement.

     8.6 Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, or sent by a recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below:

If to the Company:                              Guest Supply, Inc.
                                                4301 U.S. Highway One
                                                Monmouth Junction, New Jersey 08852
                                                Attention: Clifford W. Stanley
                                                Telefax: (609) 514-7377

with copies to:                       (1)       Thomas M. Haythe, Esq.
                                                General Counsel
                                                90 Park Avenue
                                                15th Floor
                                                New York, New York 10016
                                                Telefax: (212) 210-9444

                                      and

                                      (2)       Bradley P. Cost, Esq
                                                Torys
                                                237 Park Avenue
                                                New York, New York 10017
                                                Telefax: (212) 682-0200

If to the Sysco or Merger Sub:                  Sysco Corporation
                                                1390 Enclave Parkway
                                                Houston, Texas 77077-2099
                                                Attention: Michael C. Nichols, Esq.
                                                Telefax: (281) 584-2524

with a copy to:                                 Jonathan Golden, Esq.
                                                Arnall Golden Gregory LLP
                                                1201 West Peachtree Street
                                                2800 One Atlantic Center
                                                Atlanta, Georgia 30309-3450
                                                Telefax: (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent.

     8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits, and Schedules referenced herein, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Sysco, Guest Supply and, after the Closing Date, the Stockholders, any rights or remedies hereunder.

     8.8 Further Assurances. The parties to this Agreement agree to execute and/or deliver, both before and after Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. Subject to

Section 3.8 hereof, Guest Supply agrees to provide to Sysco before the Closing such information as Sysco may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

     8.9 Construction. Within this Agreement the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require. In connection with any action or event which by the terms hereof requires consent of a party hereto, such consent shall not be unreasonably withheld or delayed.

     8.10 Choice of Law. This Agreement and all documents executed in connection therewith shall be governed by, and construed in accordance with, the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     8.11 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New Jersey or any New Jersey state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New Jersey or a New Jersey state court.

     8.12 Schedules and Exhibits; Sections and Articles. All Schedules and Exhibits referenced in this Agreement, whether or not attached hereto, shall be deemed to be a part of this Agreement, and this Agreement shall be construed in accordance therewith.

     8.13 Definition of Days. For purposes of this Agreement, a "business day" is a day on which banks in the New York, New York are open for business but shall not include a Saturday or Sunday or federal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day. All references to "day" or "days" shall mean calendar days unless specified as a "business day."

     8.14 Expenses. Except as otherwise set forth in Section 7.2(a), each party will pay its own legal, accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein.

     8.15  Defined Terms.

     (a) The best knowledge. As used herein, the terms "the best knowledge of Guest Supply" or "the best knowledge of the Company" or "the knowledge of Guest Supply" or "the knowledge of the Company" or words of similar import shall mean the actual knowledge of either of the CEO/President or the Vice President of Finance on the date of this Agreement or on the Closing Date.

     (b) Affiliate. As used herein, the term "Affiliate" shall have the meaning set forth in Rule 144 promulgated under the Securities Act.

     8.16 Survival. The representations and warranties of Sysco, Merger Sub and the Company contained in this Agreement shall survive until the earlier to occur of (i) the termination of this Agreement, or (ii) the third anniversary of the date hereof.

     8.17 Injunctive Relief. In the event of a breach or threatened breach by any party hereto of any of its covenants or other obligations hereunder, including, without limitation, the parties' respective obligations to close the transactions contemplated hereby, each of the parties hereby consents and agrees that the non-breaching party shall be entitled to an injunction or similar equitable relief restraining the breaching party(s) from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the breaching party(s) under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

                                    *  *  *

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement under seal as of the date first written above.

                                            GUEST SUPPLY:

                                            GUEST SUPPLY, INC.

                                            By: /s/  CLIFFORD W. STANLEY
                                            ------------------------------------
                                            Print Name: Clifford W. Stanley
                                            ------------------------------------
                                            Title: President
                                            ------------------------------------

                                            SYSCO:

                                            SYSCO CORPORATION

                                            By: /s/  MICHAEL C. NICHOLS
                                            ------------------------------------
                                            Print Name: Michael C. Nichols
                                            ------------------------------------
                                            Title: Vice President
                                            ------------------------------------

                                            MERGER SUB:

                                            SYSCO FOOD SERVICES OF NEW
                                            JERSEY, INC.

                                            By: /s/  MICHAEL C. NICHOLS
                                            ------------------------------------
                                            Print Name: Michael C. Nichols
                                            ------------------------------------
                                            Title: President
                                            ------------------------------------

                                   SCHEDULE I

  DOCUMENTS EXECUTED PRIOR TO OR SIMULTANEOUS WITH SIGNING OF MERGER AGREEMENT

     1. Employment Agreements (including termination of prior Employment Agreements)

          - Clifford W. Stanley

          - Paul T. Xenis

          - R. Eugene Biber

     2.  Severance Payment Waivers

          - Clifford W. Stanley

          - Paul T. Xenis

          - R. Eugene Biber

     3.  Employment Amendment and Waiver of Severance Payment

          - Teri E. Unsworth

     4.  Non Compete of Clifford Stanley

     5.  Non Compete of Paul T. Xenis

     6.  Torys Opinion

     7.  Arnall Golden Gregory LLP Opinion

     8.  Opinion of Pepper Hamilton, LLP

     9.  Fairness Opinion

     10. Secretary's Certificates re: Charter, Bylaws, Incumbency and Certified Resolutions

     11.  Amendment No. 2 to Rights Agreement

     12.  Waiver of Reload Provision of Options under 1993 Option Plan

          - Edward J. Walsh

          - George S. Zabrycki

          - R. Eugene Biber

          - Thomas M. Haythe

          - Clifford W. Stanley

          - Paul T. Xenis

          - Teri E. Unsworth

     13.  Tender Agreement

          - Clifford W. Stanley

          - Paul T. Xenis

          - R. Eugene Biber

          - Edward J. Walsh

          - George S. Zabrycki

          - Thomas M. Haythe

          - Teri E. Unsworth

     14.  Amendment to General Counsel Agreement

                                                                      APPENDIX A

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Sysco Common Stock (or in the case of fractional shares, cash) for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act and any other applicable antitrust laws shall not have expired or been terminated, (3) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the shares of Sysco Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, or (5) any of the following conditions exist:

          (a) The representations and warranties of the Company set forth in this Agreement that are qualified as to "materiality," "in all material respects," "Material Adverse Effect" or similar qualifier or threshold shall not be true and correct as of the date of this Agreement and as of the expiration of the Offer (including any extension thereof) (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified shall not be true and correct in all material respects as of the date of this Agreement and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this condition shall not be deemed to have been satisfied unless any such breaches of representation and warranty (without regard to any "materiality," "in all material respects," "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, have had a Material Adverse Effect.

          (b) The Company shall have failed to perform and comply with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the expiration of the Offer and such failure has had a Material Adverse Effect.

          (c) There shall be pending any action or proceeding before any Governmental Authority in the United States by any Governmental Authority in the United States in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

          (d) There shall exist any Material Adverse Effect.

          (e) Any federal or state statute, rule, regulation, injunction, order or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority in the United States, Canada or England which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

          (f) This Agreement has been terminated in accordance with Section 7.1 hereof.

          (g) The Company shall not have obtained the ISRA Approvals.

          (h) The Fairness Opinion shall have been modified or withdrawn.

          (i) The Company shall not have delivered the Guest Supply S-4 Comfort Letter to Sysco.

          (j) The Company shall not have caused an opinion of counsel to the Company to be delivered to Sysco substantially in the form of Schedule A(j).

          (k) The Company shall not have delivered to Sysco a certificate signed by an authorized officer on behalf of the Company certifying that the conditions set forth in subsections (a) and (b) of this Annex A do not exist on the date of the acceptance for payment of the Shares in the Offer.

     The foregoing conditions are for the sole benefit of Sysco and Merger Sub and may be asserted by Sysco regardless of the circumstances (including any action or omission by Sysco or Merger Sub, other than a material and willful breach by Sysco or Merger Sub of this Agreement) giving rise to any such condition or (other than the Minimum Condition and subsections (f) and (h) above) may, subject to the terms of this Agreement, be waived by Sysco and Merger Sub in their sole discretion in whole at any time or in part from time to time. The failure by Sysco or Merger Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

                                                                      APPENDIX B

                              TERMINATION OF OFFER

     In accordance with Section 1.14 of this Agreement, in the event the Offer is terminated pursuant to Section 1.1(c), this Agreement shall be deemed amended to incorporate the following terms and conditions without any further action by Sysco, Merger Sub or the Company:

     Section 1. Article 6 shall be amended and restated in its entirety as follows:

                                   "ARTICLE 6

                           CONSUMMATION OF THE MERGER

     The obligation of Sysco and Merger Sub under this Agreement to effect the Merger shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, unless and to the extent any such condition is expressly waived in writing by Sysco:

     6.1 Representations and Warranties True at Closing. The representations and warranties of the Company set forth in this Agreement that are qualified as to "materiality," "in all material respects," "Material Adverse Effect" or similar qualifier or threshold shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and the representations and warranties set forth in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this condition shall be deemed to have been satisfied unless any such breaches of representation and warranty (without regard to any "materiality," "in all material respects," "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, have had a Material Adverse Effect.

     6.2 Obligations Performed. The Company shall have performed and complied with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing except for any failures which would not have a Material Adverse Effect.

     6.3 Consents. The Company shall have obtained and delivered to Sysco written consents of all persons or entities listed on Schedule 4.4 and designated by an asterisk and all of such consents shall remain in full force and effect at and as of the Closing.

     6.4 Closing Deliveries. The Company shall have executed (where applicable) and delivered to Sysco the following:

          (i) a certified copy of the corporate resolutions of the Company Board and Stockholders authorizing and approving the Merger and the execution, delivery and performance by the Company of this Agreement and all other documents, instruments and agreements contemplated by this Agreement to be executed, delivered or performed by the Company, together with an incumbency certificate with respect to officers of the Company executing documents or instruments on behalf of the Company;

          (ii) a certificate of the President of the Company certifying as to the matters set forth in Sections 6.1, 6.2 and 6.3 hereof and as to the satisfaction in all material respects of all other covenants of the Company set forth in this Agreement;

          (iii) an opinion of counsel to the Company substantially in the form of Schedule B-6.4(iii);

          (iv) the Certificates of Merger duly executed by the Company;

          (v) Good Standing Certificates issued by the Secretary of State for the states in which the Company is either organized or qualified as a foreign corporation certifying that the Company is in good standing as a corporation (or applicable entity) under the laws of said states, such certificates to be in form and substance acceptable to Sysco and Merger Sub; and

          (vi) evidence reasonably satisfactory to Sysco that the Company has obtained the ISRA Approvals.

     6.5 No Challenge. There shall not be pending any action or proceeding before any Governmental Authority in the United States by any Governmental Authority in the United States in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

     6.6 No Material Adverse Effect. There shall not exist any Material Adverse Effect.

     6.7 Legality. No federal or state statute, rule, regulation, injunction, order or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority in the United States, Canada or England which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

     6.8 Regulatory Matters. The waiting period shall have expired or been terminated under the HSR Act.

     6.9 Issuance of Securities. The Merger shall have been approved at the Stockholders Meeting and the Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by the Company to its Stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

     The obligation of the Company under this Agreement to effect the Merger shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, unless and to the extent any such condition is specifically waived in writing by the Company:

     6.10 Comfort Letters. The Company shall have caused to be delivered to Sysco the Guest Supply S-4 Comfort Letter and the Guest Supply Merger Comfort Letter.

     6.11 Representations and Warranties True at Closing. The representations and warranties made by Sysco and Merger Sub in to this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     6.12 Obligations Performed. Sysco and Merger Sub shall have performed and complied in all material respects with all of their respective agreements, conditions and obligations required by this Agreement which are to be performed or complied with by them prior to or at the Closing.

     6.13 Consents. Sysco and Merger Sub shall have obtained and delivered to the Company written consents of all persons or entities listed on Schedule 5.3, and all of such consents shall remain in full force and effect at and as of the Closing.

     6.14 Closing Deliveries. Sysco and Merger Sub shall have delivered to the Company all of the following:

          (i) written confirmation from Sysco's transfer agent that stock certificates evidencing the shares of Sysco Common Stock, to be issued as the Merger Consideration and the cash in lieu of fractional shares, have been reserved for issuance upon the exchange provided for in Section 2.4;

          (ii) certified copies of the corporate resolutions of the Board of Directors of Sysco and of the Board of Directors and sole stockholder of Merger Sub authorizing and approving the Merger and the execution, delivery and performance by Sysco and Merger Sub of this Agreement and all other documents, instruments and agreements contemplated by this Agreement, together with incumbency certificates with respect to the respective officers of Sysco and Merger Sub executing documents or instruments on behalf of Sysco and Merger Sub;

          (iii) a certificate of an authorized officer of Sysco and Merger Sub certifying as to the matters set forth in Sections 6.11, 6.12 and 6.13 hereof and as to the satisfaction in all material respects of all other covenants of Sysco and Merger Sub, respectively, set forth herein;

          (iv) the Certificates of Merger executed by Merger Sub;

          (v) an Opinion of counsel to Sysco substantially in the form of Schedule B-6.14(v)

          (vi) Good Standing Certificates issued by the Secretary of State for the State of Delaware certifying that Sysco and Merger Sub are in good standing under the DGCL, such certificates to be in form and substance reasonably satisfactory to the Company.

     6.15 No Challenge. There shall not be pending any action or proceeding before any Governmental Authority in the United States by any Governmental Authority in the United States in which it is sought to restrain or prohibit transactions contemplated by this Agreement.

     6.16 Legality. No federal or state statute, rule, regulation, injunction, order or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority in the United States, Canada or England which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

     6.17 Regulatory Matters. The Waiting Period shall have expired or been terminated under the HSR Act.

     6.18 Issuance of Securities. The Merger shall have been approved at the Stockholders Meeting and the Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by the Company to its Stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC and the Sysco Common Stock to be issued as Merger Consideration shall have been listed and approved for trading on the NYSE (subject to notice of issuance)."

     6.19 Fairness Opinion. The Fairness Opinion shall not have been modified or withdrawn.

     6.20 Comfort Letters. Sysco shall cause to be delivered to the Company the Sysco S-4 Comfort Letter and the Sysco Merger Comfort Letter.

                              DISCLOSURE SCHEDULES

Schedule 3.7                    Certain Definitions
Schedule 4.1(a)                 Jurisdictions and Qualifications of the Company
Schedule 4.1(b)(i)              Subsidiaries
Schedule 4.1(b)(ii)             Foreign Qualifications of the Subsidiaries
Schedule 4.2                    Officers and Directors
Schedule 4.3                    Liens
Schedule 4.4                    Consents and Approvals
Schedule 4.5(a)(i)              Issued and Outstanding Options
Schedule 4.5(a)(ii)             Option Plans
Schedule 4.5(b)                 Ownership of Subsidiaries
Schedule 4.6                    Compliance with Laws
Schedule 4.7                    Licenses and Permits
Schedule 4.8                    Liabilities
Schedule 4.9                    Sufficiency of Assets
Schedule 4.10                   Deposits
Schedule 4.11(a)(i)             Accounts Receivable
Schedule 4.11(b)                Indebtedness
Schedule 4.12                   Tax Returns
Schedule 4.12(b)                Submission of Tax Returns
Schedule 4.13                   Intellectual Property
Schedule 4.14                   Certain Material Contract Matters
Schedule 4.15                   Litigation; Judgments
Schedule 4.16                   List of Insurance Policies
Schedule 4.17(i)                Independent Contractors
Schedule 4.17(ii)               Employee Matters
Schedule 4.18(a)                Employee Benefit Plans
Schedule 4.18(b)                Parachute Payments
Schedule 4.20                   Absence of Material Changes
Schedule 4.21(i)                Bank Accounts
Schedule 4.21(ii)               Powers of Attorney
Schedule 4.22                   Certain Arrangements
Schedule 4.23                   Environmental Matters
Schedule 4.25                   Internet Presence
Schedule 4.29(a)(i)             Real Property
Schedule 4.29(c)                Zoning and Use
Schedule 5.3                    No Conflict

                                                                         ANNEX B

                                TENDER AGREEMENT

     This Tender Agreement ("Agreement") is entered into as of January 22, 2001, by and between SYSCO Corporation, a Delaware corporation ("Parent"), and
          ("Stockholder").

                                    RECITALS

     A. Parent, Sysco Food Services of New Jersey, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Guest Supply, Inc., a New Jersey corporation (the "Company"), are entering into an Merger Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the acquisition of shares of Common Stock of the Company by Parent pursuant to a tender offer followed by the merger of Merger Sub and the Company (the "Merger").

     B. In order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder is entering into this Agreement.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

                                   SECTION 1

                              CERTAIN DEFINITIONS

     For purposes of this Agreement:

          (a) "Company Common Stock" shall mean the common stock, no par value per share, of the Company.

          (b) "Expiration Date" shall mean the earliest of (i) the date upon which the Merger Agreement is terminated; (ii) the date upon which the Merger is effected; (iii) the date upon which all of the Stockholder's now owned or hereafter acquired shares of Company Common Stock are purchased by Parent or Merger Sub pursuant to the Offer (as defined in the Merger Agreement) and (iv) the date on which the Offer terminates without the purchase of Company Common Stock thereunder.

          (c) Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

          (d) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

          (e) "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement as set forth on the Schedule attached hereto; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

          (f) A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

                                   SECTION 2.

                                TENDER OF SHARES

     2.1 Tender Agreement. Stockholder agrees, pursuant to the terms and subject to the conditions set forth herein:

          (a) to tender for exchange in the Offer all shares of Company Common Stock currently held by Stockholder as set forth on the signature page hereto and any additional shares of Company Common Stock acquired by Stockholder (whether by purchase, upon conversion of options or convertible securities, or otherwise) after the date of this Agreement (collectively, the "Stockholder's Shares");

          (b) as promptly as practicable (but no later than ten (10) business days) after commencement of the Offer (or, in the case of shares of Company Common Stock acquired by Stockholder after commencement of the Offer, as promptly as practicable after such acquisition) Stockholder shall, as appropriate, (x) deliver to the Exchange Agent (the "Exchange Agent") designated in the Offer (i) a letter of transmittal with respect to the Stockholder's Shares (other than the Tender Exception Shares as defined in
     Section 2.3 below) complying with the terms of the Offer together with instructions directing the Exchange Agent to make payment for the Stockholder's Shares directly to Stockholder, (ii) a certificate or certificates representing the Stockholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer (collectively, the "Tender Documents"), and/or (y) instruct its broker or such other Person who is the holder of record of any shares of Common Stock Owned by Stockholder to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer; and

          (c) Stockholder shall not withdraw any tender effected in accordance with this Section 2.1; provided, however, that Stockholder shall have the right to withdraw any tender effected in accordance with this Section 2.1 if the Merger Agreement is terminated.

     2.2 Proxy. Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes each of Merger Sub and Parent the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the Subject Securities. Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Subject Securities.

     This proxy is irrevocable, is coupled with an interest between Parent and the Stockholder and is granted in consideration of Parent entering into the Merger Agreement.

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents from stockholders of the Company, (i) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty contained in the Merger Agreement or would result in any obligation or agreement of the Company under the Merger Agreement not being fulfilled or would result in the Company being required to pay to Parent or Merger Sub the fee contemplated in
Section 7.2 of the Merger Agreement.

     The Stockholder may vote the Subject Securities on all other matters. This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Subject Securities).

     This proxy shall terminate upon the Expiration Date.

     2.3 Limited Sales of Subject Securities. Notwithstanding the provisions of Section 2.1 or 2.2 above, Parent and Merger Sub hereby agree that Stockholder shall be entitled to sell, transfer and dispose of through sales in the public markets, at any time up to five (5) days prior to the expiration of the Offer (the "Tender Deadline"), a number of Stockholder's Shares that shall not exceed fifteen percent (15%) of the aggregate numbers of shares of Company Common Stock included in, or acquirable by Stockholder pursuant to, the Subject Securities referred to in clause (i) of Section 1(e) (the "Tender Exception Shares"). Any Tender Exception Shares not disposed of by the Stockholder by the Tender Deadline shall be subject to the provisions of Sections 2.1 and 2.2 above.

                                   SECTION 3.

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder hereby represents and warrants to Parent as follows:

     3.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2  No Conflicts or Consents.

          (a) The execution and delivery of this Agreement by Stockholder do not, and, to the Stockholder's knowledge as of the date of this Agreement, the performance of this Agreement by Stockholder in accordance with its terms will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or any of his properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

          (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person.

     3.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the Schedule attached hereto; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the Schedule attached hereto; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the Schedule attached hereto; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the on the Schedule attached hereto.

     3.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

     3.5 Finder's Fees. No investment banker, broker, finder or other Person is entitled to a commission or fee from Parent or Merger Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder other than any arrangement or agreement made by or on behalf of the Company.

                                   SECTION 4.

                      ADDITIONAL COVENANTS OF STOCKHOLDER

     4.1 Further Assurances. Stockholder agrees that, subject to the fiduciary duty under applicable law of Stockholder as a director of the Company (if Stockholder is such a director) as further provided in the Merger Agreement, it shall not take any action which in any manner delays, deters or impedes the successful completion of the Offer and the Merger in an expeditious manner. In addition, from time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     4.2 No Proxies for or Encumbrances on Subject Securities. Except pursuant to the terms of this Agreement or the Tender Documents, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Securities or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Subject Securities during the term of this Agreement.

     4.3 No Shopping. Stockholder, in the capacity as a stockholder, shall not directly or indirectly, subject to the fiduciary duty under applicable law of Stockholder as a director of the Company (if Stockholder is such a director), take any action prohibited by Section 3.5 of the Merger Agreement.

     4.4 Conduct of Stockholder. Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     4.5 Disclosure. Stockholder hereby permits Parent to publish and disclose in the offer documents and, if approval of the Company's stockholders is required under applicable law, a proxy statement (including all documents and schedules to be filed in connection therewith with the SEC) such Stockholder's identity and details regarding his ownership of shares of Company Common Stock and the nature of his commitments, arrangements and understandings under this Agreement.

     4.6 Action by the Board of Directors of the Company. Stockholder agrees that, subject to the fiduciary duty under applicable law of Stockholder as a director of the Company (if Stockholder is such a director), he shall take such actions at the first meeting of the Board of Directors of the Company following the Effective Time (as defined in the Merger Agreement) as shall be necessary to permit the Company to comply with its obligations under Section 1.4 of the Merger Agreement including, without limitation, voting to increase the size of the Board of Directors of the Company, voting to elect as directors of the Company those individuals designated by Sysco and/or resigning as a director of the Company.

                                   SECTION 5.

                                 MISCELLANEOUS

     5.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     5.2 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party): if to
Stockholder: at the address set forth below Stockholder's signature on the signature page hereof if to Parent: SYSCO Corporation, 1390 Enclave Parkway, Houston, TX 77077-2099, Attn: General Counsel

     5.3 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

     5.4 Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

     5.5 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred other than with respect to Subject Securities transferred pursuant to Section
2.3. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

     5.6 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.6, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     5.7 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Agreement.

     5.8  Governing Law; Venue.

          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

          (b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each of Stockholder and
     Parent:

             (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

             (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth below shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

             (iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

             (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (c) EACH OF STOCKHOLDER AND PARENT IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

     5.9 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     5.10 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     5.11 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     5.12 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     5.13 Termination. This Agreement will terminate immediately upon the Expiration Date.

     5.14  Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     In Witness Whereof, Parent and Stockholder have caused this Tender Agreement to be executed as of the date first written above.

                                            SYSCO CORPORATION

                                            By:
                                              ----------------------------------
                                                        Stockholder

                                            By:
                                              ----------------------------------

                                                Address:

                                    SCHEDULE

             GUEST SUPPLY STOCKHOLDERS SUBJECT TO TENDER AGREEMENTS

   NUMBER OF SHARES OF GUEST       NUMBER OF SHARES OF
      SUPPLY COMMON STOCK             GUEST SUPPLY
       BENEFICIALLY OWNED             COMMON STOCK
     BUT NOT HELD OF RECORD          HELD OF RECORD
   -------------------------       -------------------

     The letter of transmittal, certificates for Guest Supply shares and any other required documents should be sent or delivered by each Guest Supply stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at its address set forth below.

                      THE EXCHANGE AGENT FOR THE OFFER IS:

                         EquiServe Trust Company, N.A.
                               150 Royall Street
                          Canton, Massachusetts 02021
                                 (781) 575-3170
                               or call toll free
                                 (800) 730-4001

     Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                                 (212) 929-5500
                               or call toll free
                                 (800) 322-2885

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law and the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of SYSCO contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act and the Exchange Act.

     SYSCO has entered into indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified and insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1+           -- Merger Agreement and Plan of Reorganization, dated as of
                            January 22, 2001, among SYSCO, Sysco Food Services of New
                            Jersey and Guest Supply (Incorporated by reference to
                            Annex A to the Prospectus contained in this Registration
                            Statement).
          3.1            -- Restated Certificate of Incorporation (Incorporated by
                            reference to Exhibit 3(a) to Form 10-K for the year ended
                            June 28, 1997).
          3.2            -- Certificate of Amendment of Certificate of Incorporation
                            increasing authorized shares (Incorporated by reference
                            to Exhibit 3(d) to Form 10-Q for the quarter ended
                            January 1, 2000).
          3.3            -- Amended and Restated Bylaws of Sysco Corporation, as
                            amended May 12, 1999 (Incorporated by reference to
                            Exhibit 3(b) to Form 10-K for the year ended July 3,
                            1999).
          3.4            -- Form of Amended Certificate of Designation, Preferences
                            and Rights of Series A Junior Participating Preferred
                            Stock (Incorporated by reference to Exhibit 3(c) to 10-K
                            for the year ended June 29, 1996).
          4.1            -- Senior Debt Indenture, dated as of June 15, 1995, between
                            Sysco Corporation and First Union National Bank, as
                            Trustee (Incorporated by reference to Exhibit 4(a) to the
                            Registrant's Registration Statement on Form S-3 (No.
                            333-52897)).
          4.2            -- First Supplemental Indenture, dated as of June 27, 1995, between Sysco Corporation and First Union National Bank,
                            Trustee, as amended (Incorporated by reference to Exhibit
                            4(e) to the Registrant's Annual Report on Form 10-K for
                            the fiscal year ended June 29, 1996).
          4.3            -- Second Supplemental Indenture, dated as of May 1, 1996, between Sysco Corporation and First Union National Bank,
                            Trustee, as amended (Incorporated by reference to Exhibit
                            4(f) to the Registrant's Annual Report on Form 10-K for
                            the fiscal year ended June 29, 1996).
          4.4            -- Third Supplemental Indenture, dated as of April 25, 1997, between Sysco Corporation and First Union National Bank,
                            Trustee (Incorporated by reference to Exhibit 4(g) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 28, 1997).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.5            -- Fourth Supplemental Indenture, dated as of April 25,
                            1997, between Sysco Corporation and First Union National
                            Bank, Trustee (Incorporated by reference to Exhibit 4(h)
                            to the Registrant's Annual Report on Form 10-K for the
                            fiscal year ended June 28, 1997).
          4.6            -- Fifth Supplemental Indenture, dated as of July 27, 1998, between Sysco Corporation and First Union National Bank,
                            Trustee (Incorporated by reference to Exhibit 4(h) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 27, 1998).
          4.7            -- Sixth Amendment and Restatement of Competitive Advance
                            and Revolving Credit Facility Agreement dated May 31,
                            1996 (Incorporated by reference to Exhibit 4(a) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 27, 1996).
          4.8            -- Agreement and Seventh Amendment to Competitive Advance
                            and Revolving Credit Facility Agreement dated as of June
                            27, 1997 (Incorporated by reference to Exhibit 4(a) to
                            the Registrant's Annual Report on Form 10-K for the
                            fiscal year ended June 28, 1997).
          4.9            -- Agreement and Eighth Amendment to Competitive Advance and
                            Revolving Credit Facility Agreement dated as of June 22,
                            1998 (Incorporated by reference to Exhibit 4(c) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended July 3, 1999).
          4.10           -- Agreement and Ninth Amendment to Competitive Advance and
                            Revolving Credit Facility Agreement dated as of December
                            1, 1999 (Incorporated by reference to Exhibit 4(j) to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarter year ended January 1, 2000).
          5.1*           -- Opinion of Arnall Golden Gregory LLP with respect to
                            legality of the securities to be registered
          8.1*           -- Opinion of Arnall Golden Gregory LLP regarding material federal income tax consequences of the offer and the
                            merger.
          8.2*           -- Opinion of Torys regarding material federal income tax
                            consequences of the offer and the merger.
         15.1            -- Letter from Arthur Andersen LLP re unaudited financial
                            statements.
         23.1            -- Consent of Arthur Andersen LLP.
         23.2            -- Consent of KPMG LLP.
         23.3*           -- Consent of Arnall Golden Gregory LLP (included in the
                            opinions filed as Exhibits 5.1 and 8.1 to this
                            Registration Statement).
         23.4*           -- Consent of Torys (included in the opinion filed as
                            Exhibit 8.2 to this Registration Statement).
         23.5            -- Consent of U.S. Bancorp Piper Jaffray.
         24.1            -- Powers of Attorney (included on the signature page of
                            this Registration Statement).
         99.1            -- Form of Letter of Transmittal.
         99.2            -- Form of Notice of Guaranteed Delivery.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         99.3            -- Form of Letter to Brokers, Dealers, etc.
         99.4            -- Form of Letter to Clients.
         99.5            -- Form of Guidelines for Certification of Taxpayer
                            Identification Number on Substitute Form W-9.
         99.6            -- Employment Agreement by and among Clifford W. Stanley,
                            Guest Supply, Inc., and Sysco Corporation dated January
                            22, 2001, and related Waiver Agreement and Noncompetition
                            Agreement.
         99.7            -- Employment Agreement by and among Paul T. Xenis, Guest
                            Supply, Inc. and Sysco Corporation dated January 22,
                            2001, and related Waiver Agreement and Noncompetition
                            Agreement.
         99.8            -- Employment Agreement by and among R. Eugene Biber, Guest
                            Supply, Inc., and Sysco Corporation dated January 22,
                            2001, and related Waiver Agreement.
         99.9            -- Employment Agreement Amendment and Acknowledgement by and
                            among Teri E. Unsworth, Guest Supply, Inc. and Sysco
                            Corporation.
         99.10           -- Form of Tender Agreement dated January 22, 2001, a
                            substantially similar version of which has been executed
                            by Clifford W. Stanley, Paul T. Xenis, R. Eugene Biber,
                            Edward J. Walsh, George S. Zabrycki, Thomas M. Haythe and
                            Teri E. Unsworth (Incorporated by reference to Annex B to
                            the Prospectus contained in this Registration Statement).
         99.11           -- Amendment No. 2 dated January 22, 2001 to General Counsel
                            Agreement between Guest Supply and Thomas M. Haythe.

---------------

* To be filed by amendment.

+ In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of Annex A. SYSCO will furnish supplementally a copy of any omitted schedule to the Commission upon request.

     (b) Not applicable.

     (c) The fairness opinion of U.S. Bancorp Piper Jaffray is attached as an exhibit to Guest Supply's Schedule 14D-9 which is being mailed to Guest Supply's stockholders together with the prospectus and other offering materials included in or attached as exhibits to this Registration Statement on Form S-4.

ITEM 22. UNDERTAKINGS.

          1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of

     1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas, on the 2nd day of February, 2001.

                                            SYSCO CORPORATION

                                            By:   /s/ CHARLES H. COTROS
                                            ------------------------------------
                                                     Charles H. Cotros
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Charles H. Cotros, John K. Stubblefield, Jr. and Richard J. Schnieders, or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

                     SIGNATURE                                       TITLE                         DATE
                     ---------                                       -----                         ----

               /s/ CHARLES H. COTROS                 Chairman, Chief Executive Officer and   February 2, 2001
 ------------------------------------------------      Director (principal executive
                 Charles H. Cotros                     officer)

           /s/ JOHN K. STUBBLEFIELD, JR.             Executive Vice President, Finance and   February 2, 2001
 ------------------------------------------------      Administration (principal financial
             John K. Stubblefield, Jr.                 and accounting officer)

               /s/ JOHN W. ANDERSON                  Director                                February 2, 2001
 ------------------------------------------------
                 John W. Anderson

               /s/ COLIN G. CAMPBELL                 Director                                February 2, 2001
 ------------------------------------------------
                 Colin G. Campbell

               /s/ JUDITH B. CRAVEN                  Director                                February 2, 2001
 ------------------------------------------------
                 Judith B. Craven

             /s/ FRANK A. GODCHAUX III               Director                                February 2, 2001
 ------------------------------------------------
               Frank A. Godchaux III

                     SIGNATURE                                       TITLE                         DATE
                     ---------                                       -----                         ----

                /s/ JONATHAN GOLDEN                  Director                                February 2, 2001
 ------------------------------------------------
                  Jonathan Golden

              /s/ THOMAS E. LANKFORD                 Director                                February 2, 2001
 ------------------------------------------------
                Thomas E. Lankford

              /s/ RICHARD G. MERRILL                 Director                                February 2, 2001
 ------------------------------------------------
                Richard G. Merrill

              /s/ FRANK H. RICHARDSON                Director                                February 2, 2001
 ------------------------------------------------
                Frank H. Richardson

             /s/ RICHARD J. SCHNIEDERS               Director                                February 2, 2001
 ------------------------------------------------
               Richard J. Schnieders

               /s/ PHYLLIS S. SEWELL                 Director                                February 2, 2001
 ------------------------------------------------
                 Phyllis S. Sewell

               /s/ JOHN F. WOODHOUSE                 Director                                February 2, 2001
 ------------------------------------------------
                 John F. Woodhouse

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1+           -- Merger Agreement and Plan of Reorganization, dated as of
                            January 22, 2001, among SYSCO, Sysco Food Services of New
                            Jersey and Guest Supply (Incorporated by reference to
                            Annex A to the Prospectus contained in this Registration
                            Statement).
          3.1            -- Restated Certificate of Incorporation (Incorporated by
                            reference to Exhibit 3(a) to Form 10-K for the year ended
                            June 28, 1997).
          3.2            -- Certificate of Amendment of Certificate of Incorporation
                            increasing authorized shares (Incorporated by reference
                            to Exhibit 3(d) to Form 10-Q for the quarter ended
                            January 1, 2000).
          3.3            -- Amended and Restated Bylaws of Sysco Corporation, as
                            amended May 12, 1999 (Incorporated by reference to
                            Exhibit 3(b) to Form 10-K for the year ended July 3,
                            1999).
          3.4            -- Form of Amended Certificate of Designation, Preferences
                            and Rights of Series A Junior Participating Preferred
                            Stock (Incorporated by reference to Exhibit 3(c) to 10-K
                            for the year ended June 29, 1996).
          4.1            -- Senior Debt Indenture, dated as of June 15, 1995, between
                            Sysco Corporation and First Union National Bank, as
                            Trustee (Incorporated by reference to Exhibit 4(a) to the
                            Registrant's Registration Statement on Form S-3 (No.
                            333-52897)).
          4.2            -- First Supplemental Indenture, dated as of June 27, 1995, between Sysco Corporation and First Union National Bank,
                            Trustee, as amended (Incorporated by reference to Exhibit
                            4(e) to the Registrant's Annual Report on Form 10-K for
                            the fiscal year ended June 29, 1996).
          4.3            -- Second Supplemental Indenture, dated as of May 1, 1996, between Sysco Corporation and First Union National Bank,
                            Trustee, as amended (Incorporated by reference to Exhibit
                            4(f) to the Registrant's Annual Report on Form 10-K for
                            the fiscal year ended June 29, 1996).
          4.4            -- Third Supplemental Indenture, dated as of April 25, 1997, between Sysco Corporation and First Union National Bank,
                            Trustee (Incorporated by reference to Exhibit 4(g) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 28, 1997).
          4.5            -- Fourth Supplemental Indenture, dated as of April 25,
                            1997, between Sysco Corporation and First Union National
                            Bank, Trustee (Incorporated by reference to Exhibit 4(h)
                            to the Registrant's Annual Report on Form 10-K for the
                            fiscal year ended June 28, 1997).
          4.6            -- Fifth Supplemental Indenture, dated as of July 27, 1998, between Sysco Corporation and First Union National Bank,
                            Trustee (Incorporated by reference to Exhibit 4(h) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 27, 1998).
          4.7            -- Sixth Amendment and Restatement of Competitive Advance
                            and Revolving Credit Facility Agreement dated May 31,
                            1996 (Incorporated by reference to Exhibit 4(a) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended June 27, 1996).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.8            -- Agreement and Seventh Amendment to Competitive Advance
                            and Revolving Credit Facility Agreement dated as of June
                            27, 1997 (Incorporated by reference to Exhibit 4(a) to
                            the Registrant's Annual Report on Form 10-K for the
                            fiscal year ended June 28, 1997).
          4.9            -- Agreement and Eighth Amendment to Competitive Advance and
                            Revolving Credit Facility Agreement dated as of June 22,
                            1998 (Incorporated by reference to Exhibit 4(c) to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended July 3, 1999).
          4.10           -- Agreement and Ninth Amendment to Competitive Advance and
                            Revolving Credit Facility Agreement dated as of December
                            1, 1999 (Incorporated by reference to Exhibit 4(j) to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarter year ended January 1, 2000).
          5.1*           -- Opinion of Arnall Golden Gregory LLP with respect to
                            legality of the securities to be registered
          8.1*           -- Opinion of Arnall Golden Gregory LLP regarding material federal income tax consequences of the offer and the
                            merger.
          8.2*           -- Opinion of Torys regarding material federal income tax
                            consequences of the offer and the merger.
         15.1            -- Letter from Arthur Andersen LLP re unaudited financial
                            statements.
         23.1            -- Consent of Arthur Andersen LLP.
         23.2            -- Consent of KPMG LLP.
         23.3*           -- Consent of Arnall Golden Gregory LLP (included in the
                            opinions filed as Exhibits 5.1 and 8.1 to this
                            Registration Statement).
         23.4*           -- Consent of Torys (included in the opinion filed as
                            Exhibit 8.2 to this Registration Statement).
         23.5            -- Consent of U.S. Bancorp Piper Jaffray.
         24.1            -- Powers of Attorney (included on the signature page of
                            this Registration Statement).
         99.1            -- Form of Letter of Transmittal.
         99.2            -- Form of Notice of Guaranteed Delivery.
         99.3            -- Form of Letter to Brokers, Dealers, etc.
         99.4            -- Form of Letter to Clients.
         99.5            -- Form of Guidelines for Certification of Taxpayer
                            Identification Number on Substitute Form W-9.
         99.6            -- Employment Agreement by and among Clifford W. Stanley,
                            Guest Supply, Inc., and Sysco Corporation dated January
                            22, 2001, and related Waiver Agreement and Noncompetition
                            Agreement.
         99.7            -- Employment Agreement by and among Paul T. Xenis, Guest
                            Supply, Inc. and Sysco Corporation dated January 22,
                            2001, and related Waiver Agreement and Noncompetition
                            Agreement.
         99.8            -- Employment Agreement by and among R. Eugene Biber, Guest
                            Supply, Inc., and Sysco Corporation dated January 22,
                            2001, and related Waiver Agreement.
         99.9            -- Employment Agreement Amendment and Acknowledgement by and
                            among Teri E. Unsworth, Guest Supply, Inc. and Sysco
                            Corporation.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         99.10           -- Form of Tender Agreement dated January 22, 2001, a
                            substantially similar version of which has been executed
                            by Clifford W. Stanley, Paul T. Xenis, R. Eugene Biber,
                            Edward J. Walsh, George S. Zabrycki, Thomas M. Haythe and
                            Teri E. Unsworth (Incorporated by reference to Annex B to
                            the Prospectus contained in this Registration Statement).
         99.11           -- Amendment No. 2 dated January 22, 2001 to General Counsel
                            Agreement between Guest Supply and Thomas M. Haythe.

---------------

* To be filed by amendment.

+ In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of Annex A. SYSCO will furnish supplementally a copy of any omitted schedule to the Commission upon request.